UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Dear Stockholder,

We cordially invite you to attend the ResMed Inc. annual stockholders meeting on Thursday, November 15, 2018, at 10:00 a.m. Australian Eastern Time (Wednesday, November 14, 2018, at 3:00 p.m. US Pacific Time) in ResMed’s Australian corporate office located at 1 Elizabeth Macarthur Drive, Bella Vista, New South Wales 2153, Australia.

Your vote is important. We are promoting the use of the internet to provide proxy materials to stockholders, as we believe this is an efficient, cost-effective and environmentally responsible method for facilitating our annual meeting. Please read “VOTING INSTRUCTIONS AND GENERAL INFORMATION – Voting by Attending our Annual Meeting” in the proxy statement.

Very truly yours,

Peter C. Farrell
Chairman of the Board

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS OF RESMED INC.

Date:	Thursday, November 15, 2018, at 10:00 a.m. Australian Eastern Time Wednesday, November 14, 2018, at 3:00 p.m. US Pacific Time
Location:	ResMed’s Australian corporate office 1 Elizabeth Macarthur Drive Bella Vista, New South Wales 2153 Australia

Items of business:	1.

Elect three directors, each to serve until our 2021 annual meeting and until their successors are elected and qualified. The nominees for election as directors at the 2018 annual meeting are Peter Farrell, Harjit Gill, and Ron Taylor.

	2.	Ratify our selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2019.

3.

Approve an amendment to the ResMed Inc. 2009 Employee Stock Purchase Plan, which increases the number of shares authorized for issue under the plan by 2 million shares, from 4.2 million shares to 6.2 million shares, and extends the term of the plan through November 15, 2028.

	4.	Approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed in this proxy statement (“say-on-pay”).

	5.	Transact other business that may properly come before the meeting.

Record date:	You are entitled to vote only if you were a ResMed stockholder at the close of business on September 17, 2018, at 4:00 p.m. US Eastern Time.

Meeting admission:

Stockholders are cordially invited to attend the annual meeting. If you plan to attend the meeting, you will need proof of share ownership as of 4:00 p.m. US Eastern Time on Tuesday, September 17, 2018, together with photo identification. If your shares are not registered in your name, you must bring proof of share ownership (such as a recent bank or brokerage firm account statement, together with proper identification) to be admitted to our annual meeting. Please also note that if your shares are not registered in your name and you wish to vote at our annual meeting, you must bring to our annual meeting a legal proxy from the record holder of the shares, which is the broker or other nominee, authorizing you to vote at our annual meeting.

If you cannot attend the meeting in person, you may vote your shares by toll-free number, by internet, or, if this proxy statement was mailed to you, by completing and signing the accompanying proxy card and promptly returning it in the envelope provided. Please read Voting instructions and general information in the proxy statement.

By order of the board of directors,

David Pendarvis
Secretary

VOTING INSTRUCTIONS AND GENERAL INFORMATION

Why am I receiving these materials?

ResMed’s board of directors is soliciting your proxy to vote at our 2018 annual meeting of stockholders and any continuation, postponement or adjournment of the meeting. The meeting is scheduled for Thursday, November 15, 2018, at 10:00 a.m. Australian Eastern Time (Wednesday, November 14, 2018, at 3:00 p.m. US Pacific Time) in ResMed’s Australian corporate office located at 1 Elizabeth Macarthur Drive, Bella Vista, New South Wales 2153, Australia. If you held shares of our stock on September 17, 2018, we invite you to attend the annual meeting and vote on the proposals described below under the heading “What am I voting on?” You do not need to attend the annual meeting to vote your shares. Instead, you may vote over the internet, by telephone, or complete, sign, date, and return the enclosed proxy card by mail.

When and where are proxy materials available?

We expect to first make this proxy statement available to our stockholders and our holders of Clearing House Electronic Subregister System, or CHESS, Units of Foreign Securities, on the internet, and to mail notice and access materials on or about October 2, 2018. Our annual report on Form 10-K was filed with the US Securities and Exchange Commission, or SEC, on August 17, 2018. You can review our 10-K on our website, at investor.resmed.com, and at the website where our proxy materials are posted, at www.proxyvote.com and www.investorvote.com.au.

Please access and review the proxy materials before voting.

Voting instructions

Voting matters and board recommendations:

Matter	Vote recommendation
Elect the 3 nominees identified in this proxy statement to the board of directors (page 7)	FOR each director nominee
Ratify selection of independent registered public accountants (page 16)	FOR
Approve an amendment to the ResMed Inc. 2009 Employee Stock Purchase Plan (page 17)	FOR
Advisory vote to approve executive compensation (page 23)	FOR

Who can vote at the annual meeting?

You are entitled to vote or direct the voting of your ResMed shares if you were a stockholder of record, a beneficial owner of shares held in street name, or a holder of CHESS Units of Foreign Securities, as of 4:00 p.m. US Eastern Time, on September 17, 2018, the record date for our annual meeting. As of the record date, there were 142,691,815 shares of ResMed common stock outstanding, excluding treasury shares. Treasury shares will not be voted. Each stockholder has one vote for each share of common stock held on the record date. As summarized below, there are some distinctions between shares held of record, those owned beneficially in street name, and those held through CHESS Units of Foreign Securities.

What does it mean to be a stockholder of record?

If, on the record date, your shares of common stock were registered directly in your name with our transfer agent, Computershare, then you are a “stockholder of record.” As a stockholder of record, you may vote in person at the annual meeting or vote by proxy. Whether or not you plan to attend the annual meeting, we urge you to vote by the internet, by telephone, or to fill out and return the enclosed proxy card, to ensure your vote is counted.

What does it mean to beneficially own shares in “street name?”

If, on the record date, your shares of common stock were held in an account at a broker, bank, or other financial institution (we will refer to those organizations collectively as a “broker”), then you are the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker. The broker holding your account is considered the stockholder of record for purposes of voting at our annual meeting. As the beneficial owner, you have the right to direct your broker on how to vote the shares in your account. As a beneficial owner, you are invited to attend the annual meeting. But because you are not a stockholder of record, if you want to vote your shares in person at the annual meeting, you must request and obtain a valid proxy from your broker giving you that right, and must satisfy the annual meeting admission criteria described below.

Your broker is not permitted to vote on your behalf on any matter to be considered at the annual meeting (other than ratifying our appointment of KPMG LLP as our independent registered public accounting firm) unless you specifically instruct the broker how to vote. We encourage you to communicate your voting decisions to your broker before the annual meeting date to ensure that your vote will be counted.

What does it mean to be a holder of CHESS Units of Foreign Securities?

CHESS Units of Foreign Securities are depositary interests issued by ResMed through CHESS, and traded on the Australian Securities Exchange, or ASX. The depositary interests are frequently called “CUFS”, or “CDIs.” If you own ResMed CUFS or CDIs, then you are the beneficial owner of one ResMed common share for every ten CUFS or CDIs you own. Legal title is held by CHESS Depositary Nominees Pty Limited. CHESS Depositary Nominees is considered the stockholder of record for purposes of voting at our annual meeting. As the beneficial owner, you have the right to direct CHESS Depositary Nominees on how to vote the shares in your account. As a beneficial owner, you are invited to attend the annual meeting. But because you are not a stockholder of record, if you want to vote your shares in person at the annual meeting, you must request and obtain a valid proxy from CHESS Depositary Nominees giving you that right, and must satisfy the annual meeting admission criteria described below.

You will receive a notice from Computershare allowing you to deliver your voting instructions over the internet. In addition, you may request paper copies of the proxy statement and voting instructions by following the instructions on the notice provided by Computershare.

Under the rules governing CUFS and CDIs, CHESS Depositary Nominees are not permitted to vote on your behalf on any matter to be considered at the annual meeting unless you specifically instruct CHESS Depositary Nominees how to vote. We encourage you to communicate your voting decisions to CHESS Depositary Nominees before the annual meeting date to ensure that your vote will be counted.

How do I vote my shares before the annual meeting?

Holders of common stock listed on the New York Stock Exchange, or NYSE. If you are a holder of common stock listed on the NYSE, you may vote before the meeting by submitting a proxy. The method of voting by proxy differs (1) depending on whether you are viewing this proxy statement on the internet or on a paper copy, and (2) for shares held as a record holder and shares held in “street name.” You may request paper copies of the proxy statement and proxy card by following the instructions on the notice described below.

Holder	Method of voting
Holders of record	If you hold your shares of common stock as a record holder and you are viewing this proxy statement on the internet, you may vote by submitting a proxy over the internet or by telephone by following the instructions on the website referred to in the notice of internet availability of proxy materials previously mailed to you. If you hold your shares of common stock as a record holder and you are reviewing a paper copy of this proxy statement, you may vote your shares by completing, dating and signing the proxy card that was included with the proxy statement and promptly returning it in the pre-addressed, postage-paid envelope provided to you, or by using the toll-free number, or by submitting a proxy over the internet using the instructions on the proxy card.
Shares held in “street name”	If you hold your shares of common stock in street name, you will receive a notice from your broker with instructions on how to vote your shares. Your broker will allow you to deliver your voting instructions over the internet.
Holders of CUFS or CDIs listed on the ASX	If you hold our CUFS or CDIs, you will receive a notice from Computershare, which will allow you to make your voting instructions over the internet. In addition, you may request paper copies of the proxy statement and voting instructions from Computershare by following the instructions on the notice provided by Computershare.

Internet voting closes in the US at 11:59 p.m., November 14, 2018 US Eastern Time for shares traded on the NYSE, and 10:00 a.m., November 14, 2018 Australian Eastern Time for holders of CHESS Units of Foreign Securities listed on the ASX.

How do I vote in person at the annual meeting?

If you attend our annual meeting and want to vote in person, you may vote your shares in person by requesting a ballot at our annual meeting. You will need to have proof of ownership and valid photo identification with you for admission to our annual meeting. Please note, however, that if your shares are held in street name, or if you hold CUFS or CDIs, you must bring a legal proxy from the record holder of the shares (which is the broker, other nominee, or CHESS nominee), authorizing you to vote at our annual meeting.

How can I revoke my proxy or change my vote?

You may revoke your proxy and change your vote at any time before the proxy is exercised by any of the following methods:

Holder	Method of voting
Holders of record	● Delivering written notice of revocation to our secretary at our principal executive office located at 9001 Spectrum Center Boulevard, San Diego, California 92123 USA;
● Delivering another timely and later dated proxy to our secretary at our principal executive office located at 9001 Spectrum Center Boulevard, San Diego, California 92123 USA;

●    Revoking by internet or by telephone before 11:59 p.m. US Eastern Time on November 14, 2018, for shares traded on the NYSE and 10:00 a.m. Australian Eastern Time on November 14, 2018, for holders of CHESS Units of Foreign Securities listed on the ASX; or

● Attending the 2018 annual meeting and voting in person by written ballot. Please note that your attendance at the meeting will not revoke your proxy unless you actually vote at the meeting.
Stock held by brokers, banks and nominees; and CUFS or CDIs

You must contact your broker, bank or other nominee to obtain instructions on how to revoke your proxy or change your vote. You may also obtain a “legal proxy” from your broker, bank or other nominee to attend our annual meeting and vote in person by written ballot.

What happens if I return the proxy card to ResMed but do not make specific choices?

If you return a signed, dated proxy card to us with a choice specified on a voting matter, we will vote your shares according to your choice. If you return a signed, dated proxy card to us but do not make specific choices, we will vote your shares as follows: (1) FOR each of the three nominees to our board identified in this proxy statement; (2) FOR ratifying our selection of KPMG; (3) FOR amending the ResMed Inc. 2009 Employee Stock Purchase Plan; and (4) FOR approving, on a non-binding, advisory basis, the compensation we paid our named executive officers.

What does it mean if I received more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

General information

What are broker non-votes and how are they counted?

If your broker holds your common stock in street name and you have not provided your broker with voting instructions, your broker may vote your shares in its discretion on proposals NYSE rules consider “routine.” The only proposal considered “routine” in our meeting is the proposal to ratify the selection of our independent registered public accounting firm. If you do not provide direction to your broker for that proposal, your broker may exercise its discretion to vote your shares. The election of directors, the approval of the amendments to the ResMed Inc. 2009 Employee Stock Purchase Plan, and the advisory votes on executive compensation are not considered “routine”, and brokers do not have discretionary authority to vote on these matters without your direction. You must indicate to your broker how you wish to vote on any non-routine matter with respect to any shares you hold in street name or they will be considered a “broker non-vote.”

Broker non-votes will not affect the outcome of the election of our directors, the advisory vote to approve our executive compensation, the approval of the amendment to the ResMed Inc. 2009 Employee Stock Purchase Plan, as these matters are determined based on the number of votes cast and broker non-votes are not considered votes cast.

Your vote is important. Please submit your proxy, or provide instructions to your brokerage firm, bank or the CHESS Depositary Nominees. This will ensure that your shares are voted at our annual meeting.

How many shares must be present or represented to conduct business at the annual meeting?

A quorum of stockholders is necessary to hold a valid annual meeting. A quorum will be present if a majority of the outstanding shares entitled to vote are represented at our annual meeting. Shares represented by proxies that reflect abstentions or broker non-votes will be counted as shares represented at our annual meeting for purposes of determining a quorum. If there are insufficient votes to constitute a quorum at the time of the annual meeting, we may adjourn the annual meeting to solicit additional proxies.

On the record date we had outstanding 142,691,815 shares of common stock (excluding treasury shares), the holders of which are entitled to one vote per share. Accordingly, an aggregate of 142,691,815 votes may be cast on each matter to be considered at our annual meeting, and at least 71,345,908 shares must be represented at the meeting to have a quorum.

What is the voting requirement to approve each of the proposals?

Proposal 1 – Directors will be elected by a majority of the votes cast in person or by proxy, which means that the number of votes cast “for” a candidate for director must exceed the number of votes cast “against” that candidate. Abstentions and broker non-votes do not count as a vote cast either “for” or “against” and will not affect the outcome of the election.

Under our board’s policy, in uncontested elections, an incumbent director nominee who does not receive the required votes for re-election will continue to serve, but is expected to tender a resignation to the board. The nominating and governance committee, or another duly authorized committee of the board, will decide whether to accept or reject the tendered resignation, generally within 90 days after the election results are certified. We will publicly disclose the board’s decision on the tendered resignation and the rationale behind the decision.

Proposal 2 – The proposal to ratify our selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2019 requires the affirmative vote of a majority of the aggregate votes cast in person or by proxy. Abstentions will not affect the outcome of this proposal. Brokers generally have discretionary authority to vote on the ratification of our independent registered public accounting firm, so we do not expect broker non-votes to result from the vote on proposal 2. Any broker non-votes that may result will not affect the outcome of this proposal.

Proposal 3 –The proposal to approve an amendment to the ResMed Inc. 2009 Employee Stock Purchase Plan requires the affirmative vote of a majority of shares cast in person or by proxy. Abstentions and broker non-votes will not affect the outcome of this proposal.

Proposal 4 – The advisory vote to approve our executive compensation, (“say-on-pay” vote), requires the affirmative vote of a majority of shares cast in person or by proxy. Abstentions and broker non-votes will not affect the outcome of this proposal. As an advisory vote, the results of this vote will not be binding on the board or the company. However, the board values the opinions of our stockholders and will consider the outcome of the vote when making future decisions on our named executive officers’ compensation, and on our executive compensation principles, policies and procedures.

Who pays the costs of proxy solicitors?

The cost of soliciting proxies will be borne by us. After the original delivery of the notice and other proxy soliciting material, further solicitation of proxies may be made by mail, telephone, facsimile, electronic mail, and personal interview by our regular employees, who will not receive additional compensation for the solicitation. We will also request that brokerage firms and other nominees or fiduciaries deliver the notice and proxy soliciting material to beneficial owners of the stock held in their names, and we will reimburse them for reasonable out-of-pocket expenses they incur.

How can I see a list of stockholders?

Under Delaware law, a list of stockholders entitled to vote at our annual meeting will be available at the meeting and for ten days before our annual meeting in our principal executive office, located at 9001 Spectrum Center Boulevard, San Diego, California, 92123 USA, between the hours of 9:00 a.m. and 4:00 p.m. US Pacific Time.

How will I receive my proxy materials?

We are furnishing proxy materials (proxy statement and annual report on Form 10-K) to our stockholders by the internet, instead of mailing printed copies of proxy materials to each stockholder. Accordingly, we are sending a notice of internet availability of proxy materials to our stockholders of record. If your shares are listed in street name on the NYSE, brokers who hold shares on your behalf will send you their own similar notice. If you hold CUFS or CDIs listed on the ASX, you will receive your notice from Computershare. If you received the notice by mail, you will not automatically receive a printed copy of the proxy materials in the mail. Instead, the notice tells you how to use the internet to access and review this proxy statement, our annual report on Form 10-K, and proxy voting card. The notice also tells you how you may submit your proxy via the internet.

Our proxy materials explain how you may request to receive your materials in printed form on a one-time or ongoing basis. Certain stockholders who have previously given us a permanent request to receive a paper copy of our proxy materials will be sent paper copies in the mail.

PROPOSALS

PROPOSAL 1: ELECTION OF DIRECTORS

Our bylaws authorize a board of directors with between one and thirteen members, with the exact number to be specified by the board from time to time. Our board currently authorizes eight directors.

Our board is divided into three classes. One class is elected every year at our annual meeting for a term of three years. The class of directors whose term expires in 2018 has three members: Peter Farrell, Gary Pace, and Ron Taylor. Gary Pace will not stand for re-election at the annual meeting. On the nominating and governance committee’s recommendation, our board has nominated Peter Farrell and Ron Taylor, and a new nominee, Harjit Gill, as directors for election at this annual meeting. The directors to be elected at this annual meeting will hold office until the 2021 annual meeting or until the director’s earlier death, disability, resignation, or removal.

We are soliciting proxies in favor of these nominees and proxies will be voted for them unless the proxy otherwise specifies. If Peter Farrell, Harjit Gill, or Ron Taylor becomes unable or unwilling to serve as director, the proxies will be voted for the election of another person, if any, that the board designates.

Information concerning the nominees for director and the other directors who will continue in office after our annual meeting is set forth below:

Director	Current term expiration	Age as of September 17, 2018	Position
Peter Farrell	2018	76	Founder, chairman of the board, and nominee for re-election
Harjit Gill	-	53	Nominee for election as director
Ron Taylor	2018	70	Lead director, and nominee for re-election
Carol Burt	2019	60	Director
Rich Sulpizio	2019	68	Director
Michael Farrell	2020	46	Chief executive officer and director
Karen Drexler	2020	58	Director
Jack Wareham	2020	77	Director

The following biographical information is furnished with regard to our directors (including nominees) as of September 17, 2018.

Nominees for election at our annual meeting to serve for a three-year term expiring at the 2021 annual meeting:

Peter Farrell is the founder and chairman of the board of ResMed and has been chairman and a director since its inception in June 1989.

Dr. Farrell also served as chief executive officer from July 1990 until December 2007, and from February 2011 until March 2013. Dr. Farrell served as executive chairman of the board from December 2007 until February 2011, and from March 2013 through December 2013. Since January 1, 2014, he has been a non-officer employee of ResMed.

From July 1984 to June 1989, Dr. Farrell served as vice president, research and development at various subsidiaries of Baxter International, Inc.; and from August 1985 to June 1989, he also served as managing director of the Baxter Center for Medical Research Pty Ltd., a Baxter subsidiary. From January 1978 to December 1989, he was foundation director of the Graduate School for Biomedical Engineering at the University of New South Wales, where he currently serves as a visiting professor and as chairman of the UNSW Centre for Innovation and Entrepreneurship. He also serves on the Visiting Committee of the Health Sciences & Technology Program at the Massachusetts Institute of Technology and on the MIT Dean of Engineering’s Advisory Council.

In May 2018, Dr. Farrell was named chairman of the board at Arcturus Therapeutics Ltd (NASDAQ: ARCT), an RNA therapeutics company. He currently serves on two faculty advisory boards at the University of California, San Diego: the Rady Business School and the Jacobs Engineering School. He holds a B.E. in chemical engineering with honors from the University of Sydney, an S.M. in chemical engineering from the Massachusetts Institute of Technology, a Ph.D. in chemical engineering and bioengineering from the University of Washington, Seattle and a D.Sc. from the University of New South Wales for research contributions in the field of treatment with the artificial kidney.

From 2005 through May 2018, Dr. Farrell was a director of NuVasive, Inc., a NASDAQ-listed company which develops and markets products for the surgical treatment of spine disorders. From 2007 through 2014, he was the non-executive chairman of the board of QRx Pharma, a specialty pharmaceutical company.

Dr. Farrell is a fellow or honorary fellow of several professional bodies, including being a member of the National Academy of Engineering, to which he was elected in 2012. Dr. Farrell was named 1998 San Diego Entrepreneur of the Year for Health Sciences, Australian Entrepreneur of the Year in 2001 and US National Entrepreneur of the Year for Health Sciences in 2005. Dr. Farrell joined the Executive Council of the Division of Sleep Medicine at Harvard Medical School in 1998, served as vice chairman from 2000 until 2010 when he became chairman; he served in that capacity until May 2013. In 2012, he joined the board of trustees of the Scripps Research Institute.

Dr. Farrell’s son, Michael Farrell, is ResMed’s chief executive officer and one of its directors.

Dr. Farrell’s role as our founder and chief executive officer for over 20 years provides him with a unique and deep understanding of our operations, technology and industry. In addition, his background reflects significant executive experience with other publicly-held medical technology companies and public company governance experience and training. This experience and training includes more than seven years of experience on the nominating and governance committee and one year of experience on the compensation committee of NuVasive, as well as coursework specific to corporate governance from the Harvard Business School.

Dr. Farrell’s experience and skills led our board to the conclusion that he should serve as a director.

Harjit Gill is a newly-nominated candidate for director.

Since 2016 Ms. Gill is Advisor to Delmedica Investments, a Singapore-based company focused on respiratory healthcare and inventors of the X-Halo breath thermometer. She is also a member of the board of directors of Apollo Education and Training, Vietnam, a private company providing English teaching in Vietnam, where she has served since 2017. She is also the current Chapter Chair Gold of the YPO Singapore Chapter.

From 2015-2016 she served as Chief Operations and Marketing HTC, Taiwan.

From 1990-2015, she worked for Royal Philips in various roles. From 2012-2015, she was executive vice president and chief executive officer for Philips ASEAN & Pacific, based in Singapore responsible for Healthcare/Lighting and Consumer Lifestyle. From 2009-2012, she was senior vice president – international sales, and from 2006-2009, was vice president – Asia, both for Philips Consumer Lifestyle Products. Before 2006, she held progressive roles in the Netherlands, Hong Kong, Dubai, and Singapore for Consumer Electronics

From 2012 to January 2018, she served as a board member of the National University of Singapore, Entrepreneurship Committee. From 2012 to 2015, she was a board member of the Singapore International Chamber of Commerce. She is also a former member of the World Economic Forum South East Asia Council 2014/2015

Ms. Gill has a bachelor of arts (honors) in combined studies from the University of Manchester.

Ms. Gill was first recommended to us by a search firm retained by the nominating and governance committee. Her executive and operational experience and skills led our board to the conclusion that she should serve as a director, particularly her background in consumer healthcare, her experience in Asia, and her executive experience.

Ron Taylor has served as our director since January 2005 and our independent lead director since July 1, 2013. He is chair of our nominating and governance committee and a member of our audit committee.

In 1987, Mr. Taylor founded Pyxis Corporation, a manufacturer of automated drug dispensers for hospitals, where he served as chairman, president, and chief executive officer until its purchase by Cardinal Health, Inc., in 1996. For six years before founding Pyxis, Mr. Taylor was responsible for operations and international sales at Hybritech, Inc., a biotechnology company. Before joining Hybritech, he served over 10 years in management roles at Allergan Pharmaceuticals.

Mr. Taylor served as a director of Allergan plc, a NYSE-listed specialty pharmaceutical company from 1994 until May 2018. During his tenure he served on the audit, compensation, and nominating and governance committees. From 1998 through 2014, he served as a director of Red Lion Hotels Corporation and was at various times a member of the nominating and governance, compensation and audit committees. From 2002 until his appointment to the ResMed board in 2005, he served as chairman of the ResMed Foundation.

Mr. Taylor received a B.A. from the University of Saskatchewan and an M.A. from the University of California, Irvine.

Mr. Taylor’s background reflects significant executive and operational experience with publicly-held medical technology and pharmaceutical companies, including experience in evaluating and investing in healthcare companies as a partner in a venture capital firm, and public company governance experience. He has been a director of approximately 20 publicly and privately held companies over the past 27 years. In addition, he has more than 15 years of experience as a member of the Red Lion Hotel’s governance, compensation and audit committees, and more than 20 years of experience as a member of the Allergan (formerly Watson and Actavis) audit, compensation and governance committees.

Mr. Taylor’s experience and skills led the board to the conclusion that he should serve as a director.

BOARD RECOMMENDATION YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE THREE NOMINEES TO THE BOARD OF DIRECTORS.

Directors continuing in office until our 2019 annual meeting:

Carol Burt has served as our director since November 2013. She is chair of our audit committee.

Ms. Burt has been a principal of Burt-Hilliard Investments since 2008, and since January 2013, serves on the operating council and acts as a senior advisor to Consonance Capital Partners, a New York-based private equity firm focused on investing in the US healthcare industry.

In addition to ResMed, Ms. Burt serves on the boards of Envision Healthcare, a publicly-held company providing integrated facility-based physician services, ambulatory surgery and comprehensive patient care management and WellDyne RX, a privately-held pharmacy benefit management company. Ms. Burt chairs Envision’s nominating and governance committee and serves on the audit committee. In addition, Ms. Burt chairs WellDyne’s audit committee. Previously, Ms. Burt served on the public boards of WellCare Health Plans, Inc., Vanguard Health Systems, Inc., Transitional Hospitals Corporation, and privately-held KEPRO.

Ms. Burt was formerly an executive of WellPoint, Inc. (now Anthem, Inc.), where she served from 1997 to 2007, most recently as WellPoint’s senior vice president, corporate finance and development. Ms. Burt was a member of the executive team that built WellPoint from a small single state Blue Cross plan to one of the country’s leading health benefits companies with nationwide reach, revenues of $61 billion and market cap of $50 billion. In her time at WellPoint, Ms. Burt was responsible for, among other things, corporate strategic planning and execution, mergers and acquisitions, strategic investments, finance, treasury, and real estate management. In addition, WellPoint’s financial services and international insurance business units reported to her.

Prior to joining WellPoint, Ms. Burt was senior vice president and treasurer of American Medical Response overseeing its sale to Laidlaw, Inc. Ms. Burt spent 16 years at Chase Securities, Inc. (now JP Morgan), most recently as managing director and head of the Health Care Investment Banking Group. Ms. Burt founded and built Chase’s Health Care Group into the industry leader in healthcare financing.

Ms. Burt is a member of Women Corporate Directors and NACD where she is a board fellow. She most recently served as Chair of the Fortune 1000 Working Group for the Women’s Leadership Foundation of Colorado. Over the years, Ms. Burt has served in leadership positions on numerous not-for-profit boards including currently as the chair for The Nature Conservancy of Colorado.

Ms. Burt graduated magna cum laude, from the University of Houston, earning a Bachelor of Business Administration.

Ms. Burt’s skills and experience, particularly her over 35 years of experience in executive management, operations, strategy, mergers and acquisitions, corporate finance, accounting, and investment banking in the health insurance, healthcare services and financial services industries, combined with her board experience, led the board to the conclusion that she should serve as a director.

Rich Sulpizio has served as our director since August 2005. He is chair of our compensation committee.

Mr. Sulpizio retired as president and chief operating officer of Qualcomm, Inc. in 2001. He served on Qualcomm’s board of directors from 2000 until 2007. Mr. Sulpizio joined Qualcomm in 1991 and in 1994, was appointed president of Qualcomm Wireless Business Solutions. Four years later, he became Qualcomm’s president and chief operating officer. In 2002, he re-joined Qualcomm to serve as interim president of Qualcomm China and then took the helm of Qualcomm Europe in 2004. He was appointed as interim president in 2005 of MediaFLO USA, Inc. (now FLO TV Incorporated), a wholly-owned subsidiary of Qualcomm, and was chartered with overseeing the development and deployment of MediaFLO technology and bringing multimedia services to the wireless industry. Mr. Sulpizio’s last assignment, from December 2009 to November 2013, was president and chief executive officer of Qualcomm Enterprise Services (QES), a division of Qualcomm, Inc., which was sold to a private equity firm.

Before joining Qualcomm, Mr. Sulpizio worked at Unisys Corporation and Fluor Corporation.

Mr. Sulpizio currently serves as a director of CA, Inc., an information technology management software company. He also serves as an honorary board member of the advisory board of the University of California San Diego’s Sulpizio Family Cardiovascular Center. Mr. Sulpizio holds a B.A. from California State University, Los Angeles, and an M.S. in Systems Management from the University of Southern California.

Mr. Sulpizio’s background reflects significant executive and operational experience with publicly-held technology companies, including his service as the president and chief operating officer of Qualcomm, and seven years as a member of the Qualcomm board’s strategic committee. In addition, Mr. Sulpizio also serves as the chair of the compensation committee and is a member of the governance committee of CA Technologies. In 2015 the Corporate Directors Forum honored Mr. Sulpizio as “Director of the Year in Corporate Governance.”

Mr. Sulpizio’s experience and skills led the board to the conclusion that he should serve as a director.

Directors continuing in office until our 2020 annual meeting:

Michael Farrell has served as our director since March 2013.

Mr. Farrell has been our chief executive officer and a director since March 1, 2013. Before that appointment, he served as our president – Americas from May 2011; our senior vice president, strategic business unit – sleep from July 2007 to May 2011; our vice president, marketing for the Americas from June 2005 through July 2007; and before that was our vice president, business development. Before joining ResMed in September 2000, Mr. Farrell worked in management consulting, biotechnology, chemicals and steel manufacturing at Arthur D. Little, Genzyme Corporation, Dow Chemical, and BHP Billiton.

Mr. Farrell serves on the board of directors of Zimmer Biomet (NYSE: ZBH), a multi-billion-dollar public company that provides implantable musculoskeletal medical devices for patients globally. Mr. Farrell is a member of the Compensation and Management Development committee as well as the Nominating and Governance committee at Zimmer Biomet. Mr. Farrell also serves on the board of directors of the Advanced Medical Technology Association (AdvaMed), based in Washington, DC. Mr. Farrell volunteers as a trustee for non-profit organizations: UC San Diego Foundation, Rady Children’s Hospital, the La Jolla Playhouse, and the Museum of Man.

Mr. Farrell holds a bachelor of engineering, with first-class honors, from the University of New South Wales, a master of science in chemical engineering from the Massachusetts Institute of Technology, and an M.B.A. from the MIT Sloan School of Management.

Mr. Farrell’s father, Peter Farrell, is our founder and chairman of the board.

Mr. Farrell was appointed to serve as a director on the board effective March 1, 2013, at the same time he was appointed as chief executive officer. Mr. Farrell does not serve on any of the ResMed board committees.

Mr. Farrell’s skills and more than 18 years’ experience with ResMed and over 23 years’ experience with healthcare and manufacturing industries provides him with a unique and deep understanding of our operations, technology and market, and led the board to the conclusion that he should serve as a director. In addition, the board believes it appropriate for the chief executive officer to serve as a member of the board.

Karen Drexler has served as our director since November 2017. She is a member of our compensation committee.

Ms. Drexler is currently president, chief executive officer and a board member of Sandstone Diagnostics, Inc., a private company developing instruments and consumables for point-of-care medical testing. She has been on its board since 2014, and became CEO in 2016. Ms. Drexler also serves on the board of directors of AP360, a for-profit subsidiary of Medicines360, a women’s health company. From 2011 to 2017, Ms. Drexler served as chairman of the board of directors of Hygieia, Inc., a private digital insulin therapy company. She remains involved as an advisor to the CEO. Ms. Drexler also acts as a senior strategic advisor for several other early stage companies and is on the board of directors for the Keller Center for Innovation in Engineering Education at Princeton University.

Ms. Drexler has served on numerous private company boards in the past in the fields of diagnostics, medical devices and digital health. Ms. Drexler is an active mentor and advisor with Astia, a global nonprofit that supports high potential female founders. She is a founding member of Astia Angels, a network of individual investors who fund such founders. Ms. Drexler is also a lead mentor with StartX, the Stanford University incubator. She is also on the Life Science Council for Springboard, an accelerator for women-led technology-oriented companies. Through her work with Astia, Springboard and StartX, Ms. Drexler interacts with many promising young medtech companies.

Ms. Drexler was the president and chief executive officer of Amira Medical Inc., a private company focused on minimally invasive glucose monitoring technology, from 1996 until it was sold to Roche Holding AG in 2001. From 1984 to 1995, she held various positions in marketing, sales, manufacturing, business development, and research and development at LifeScan. She played a key role in the sale of LifeScan to Johnson & Johnson in 1986.

Ms. Drexler holds a B.S.E. in Chemical Engineering from Princeton University and an M.B.A. from Stanford University Graduate School of Business.

Ms. Drexler’s executive and board experience in the medical diagnostics and medical device industries, particularly her experience in technology and data security, and out-of-hospital care models, led our board to conclude she should serve as a director.

Jack Wareham has served as our director since January 2005. He is a member of our audit committee and our nominating and governance committee.

From September 1993 to January 2004, Mr. Wareham was the president of Beckman Coulter, Inc., a NYSE-listed biomedical company that develops and markets instruments, chemistries, software and supplies to simplify and automate laboratory processes. Mr. Wareham also served as chief executive officer from August 1998 to February 2005 and chairman from January 1999 to April 2005. Before joining Beckman Coulter in 1984, Mr. Wareham was president of Norden Laboratories, Inc., a wholly-owned subsidiary of SmithKline Beckman. He first joined a predecessor of SmithKline Beckman Corporation in 1968.

From January 2005 to July 2018, Mr. Wareham served as a director and non-executive chairman of STERIS plc, a NYSE-listed market leader in infection prevention, decontamination and health science technologies, products and services. Mr. Wareham previously served as a director on the boards of Beckman Coulter, Inc., Greatbatch, Inc. and Accuray Incorporated. From 2000-2001, Mr. Wareham served as chairman of the Advanced Medical Technology Association, or AdvaMed, a medical device industry trade association.

Mr. Wareham holds a B.S. cum laude, in pharmacy, from Creighton University in Omaha, Nebraska, and an M.B.A., with honors, from Washington University in St. Louis, Missouri.

Mr. Wareham’s background reflects significant executive and operational experience with publicly-held medical technology companies, including president, chief executive officer, and chairman of Beckman Coulter, as well as governance experience on other public companies’ boards. In particular, this experience includes more than five and ten years of service on the STERIS compliance and compensation committees, respectively, six years of experience on the Greatbatch technology and audit committee and two years of experience on the Accuray governance committee.

Mr. Wareham’s experience and skills led our board to the conclusion that he should serve as a director.

PROPOSAL 2: RATIFICATION OF SELECTION OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR ENDING JUNE 30, 2019

The audit committee has appointed the firm of KPMG LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2019. KPMG has served as our independent registered public accounting firm since 1994. Neither the firm nor any of its members has any relationship with us or any of our affiliates except in the firm’s capacity as our independent registered public accounting firm.

Stockholder ratification of the selection of KPMG LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. However, the board is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether to retain KPMG. Even if the selection is ratified, the audit committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee determines that the change would be in our and our stockholders’ best interests.

We expect representatives of KPMG LLP to be present at the meeting. They will be able to make statements if they so desire and to respond to appropriate questions from stockholders.

BOARD RECOMMENDATION

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE RATIFICATION OF THE SELECTION OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JUNE 30, 2019.

PROPOSAL 3: APPROVAL OF AN AMENDMENT TO THE RESMED INC. 2009 EMPLOYEE STOCK PURCHASE PLAN, WHICH INCREASES THE NUMBER OF SHARES AUTHORIZED FOR ISSUE UNDER THE PLAN BY 2 MILLION SHARES, FROM 4.2 MILLION SHARES TO 6.2 MILLION SHARES, AND EXTENDS THE PLAN’S TERM UNTIL NOVEMBER 15, 2028.

We are asking our stockholders to approve an amendment (the “ESPP Amendment”) to the ResMed Inc. 2009 Employee Stock Purchase Plan, originally adopted on November 13, 2003 and most recently amended on August 17, 2018 (the “Current ESPP”). The Current ESPP, as proposed to be amended by the ESPP Amendment is referred to in this proposal as the ESPP. The ESPP is designed to provide employees with the opportunity to purchase our common stock at a discount through accumulated payroll deductions during successive offering periods. The ESPP Amendment will make the following changes:

•	Increase the number of shares of our common stock available for future awards under the Current ESPP by 2 million shares, from 4.2 million shares to 6.2 million shares.

•	Extend the term of the Current ESPP so that the ESPP will remain in effect until November 15, 2028 (previously September 29, 2019).

•

Rename the Current ESPP as the “ResMed Inc. 2018 Employee Stock Purchase Plan.” If our stockholders approve the ESPP Amendment, we will incorporate the ESPP Amendment and restate the Current ESPP in full, in the form attached as Appendix B to this proxy statement.

On August 17, 2018, based on the recommendation of the compensation committee, the board approved and adopted the ESPP Amendment (subject to approval by our stockholders). The ESPP Amendment became effective on adoption by our board (subject to our stockholders’ approval). Also on August 17, 2018, the board approved certain administrative changes to the ResMed Inc. 2009 Employee Stock Purchase Plan, which do not require stockholder approval, and which therefore became effective on adoption by our board.

As a broad-based plan, our ESPP is intended to provide equity grant compensation to many employees who are not eligible for discretionary equity grants, as well as to supplement option grants for management. As a compensation tool, the ESPP will continue to assist us in: (1) retaining the services of our employees; (2) securing the services of new employees; (3) providing incentives for our employees to exert maximum efforts for our success; and (4) aligning the interests of our employees with the interests of our stockholders.

The ESPP Amendment is intended to increase the number of shares of our common stock that may be issued or transferred by awards under the ESPP by 2 million shares, from 4.2 million shares to 6.2 million shares, and to enable us to continue offering the ESPP until November 15, 2028. As of September 17, 2018, there were 537,876 shares remaining available for future awards under the ESPP. We estimate that approximately 400,000 shares will remain available for future awards at the time of the annual stockholders meeting. Accordingly, the ESPP Amendment would increase the number of shares available for future awards to approximately 2.4 million shares, but no greater than 2,537,876.

If the ESPP Amendment is not approved by our stockholders, it will have no effect. However, the Current ESPP will remain in full force and effect through September 29, 2019. No shares will be sold under the increase in shares being proposed under the ESPP Amendment unless our stockholders approve the ESPP Amendment under this proposal.

MATERIAL CHANGES TO THE CURRENT ESPP

As noted above, the aggregate number of shares of our common stock reserved for issuance under the ESPP has been increased by 2 million shares to 6.2 million shares, the expiration of the term of the ESPP has been extended from September 29, 2019 to November 15, 2028, and the Current ESPP has been renamed as the “ResMed Inc. 2018 Employee Stock Purchase Plan.”

SUMMARY OF THE MATERIAL FEATURES OF THE ESPP

The principal features of the ESPP are summarized below, but the summary is qualified in its entirety by (1) the ESPP, as amended and restated to incorporate amendments through August 17, 2018, including the ESPP Amendment, which is included as Appendix B to this proxy statement; and (2) the ESPP Amendment, which is included as Appendix C to this proxy statement. We encourage you to read the ESPP and the ESPP Amendment carefully.

The ESPP is intended to qualify under Section 423 of the US Internal Revenue Code, which affords certain tax benefits under US law to US participants. The ESPP also authorizes the grant of options that are not intended to qualify under

Section 423 of the US Internal Revenue Code under “Non-423 Offerings” of the plan, which will generally be made to non-US employees.

Plan administration

The compensation committee administers the ESPP. The compensation committee has discretionary authority to administer and interpret the ESPP, including authority to: (1) determine when rights (or options) to purchase our common stock are granted and the terms and conditions of each offering period; (2) designate from time to time which of our subsidiaries are participating subsidiaries, so that employees of those participating subsidiaries may be eligible to participate in the ESPP; (3) construe and interpret the ESPP and the rights offered under the ESPP; (4) establish, amend and revoke rules and regulations for ESPP administration; (5) amend the ESPP, as explained below; and (6) exercise other powers and perform other acts deemed necessary to carry out the intent of the ESPP. To the extent not prohibited by applicable laws, the compensation committee may delegate some or all of its authority to a subcommittee, to company officers, or to other persons or groups as it deems necessary, appropriate or advisable. Our board, in its sole discretion, may assume the responsibilities and duties of the compensation committee under the ESPP.

Shares available under the ESPP.

The ESPP Amendment increases the maximum number of shares authorized for sale under the ESPP, from 4.2 million to 6.2 million. This total number of shares is equal to approximately 4.3% of the total number of our shares of common stock outstanding on September 17, 2018. But, as mentioned above, only approximately 2.4 million of these would be available for future awards, representing approximately 1.7% of the stock outstanding. The common stock available for sale under the ESPP may be authorized, but unissued shares, treasury shares or shares purchased in the open market or in private transactions.

Eligible employees

Employees eligible to participate in the ESPP generally include our employees and employees of our subsidiaries that have been designated from time to time by the compensation committee as participating subsidiaries in the ESPP. As of June 30, 2018, we had approximately 5,700 employees who are eligible to participate in the ESPP, including all seven of our executive officers. The compensation committee may, in its sole discretion and consistent with Section 423 of the US Internal Revenue Code, exclude employees who, as of the first date of the offering period, (1) have been employed by us or by a designated subsidiary for less than two years, (2) customarily work five months or less in a calendar year or are customarily scheduled to work less than 20 hours per week, (3) are a highly compensated employee of ResMed Inc. or any participating subsidiary (within the meaning of Section 414(q) of the US Internal Revenue Code), or (4) are a citizen or resident of a non-US jurisdiction, where the grant of an option under the ESPP would be prohibited under the laws of that jurisdiction, or compliance with the laws of that jurisdiction would cause the ESPP to violate the requirements of Section 423 of the US Internal Revenue Code. Any exclusion of employees under offerings of the ESPP that are intended to qualify under Section 423 of the US Internal Revenue Code (“Section 423 Offerings”) will be applied in an identical manner to all employees of the company and its participating subsidiaries whose employees are granted options under those Section 423 Offerings, in accordance with Section 423 of the US Internal Revenue Code. In the case of a Non-423 Offering, eligible employees may be excluded from participation in the ESPP or an offering if the compensation committee has determined that participation of such eligible employees is not advisable or practicable for any reason. An employee who owns (or is deemed to own through attribution) 5% or more of the combined voting power or value of all of the classes of our stock or the stock of one of our subsidiaries is not allowed to participate in the ESPP.

Non-US Sub-plans

The ESPP authorizes the compensation committee to adopt rules, procedures, agreements, appendices, or sub-plans (collectively, “Sub-Plans”) to ensure that the terms of the ESPP, as applicable to non-US subsidiaries designated as participating subsidiaries, accommodate the requirements of applicable local laws, customs and procedures. These Sub-Plans may vary the terms of the ESPP, other than with respect to the number of shares reserved for issuance under the ESPP. To the extent inconsistent with the requirements of Section 423 of the US Internal Revenue Code, any such Sub-Plan will be considered part of a Non-423 Offering.

Offering

Under the ESPP, participants are offered the right to purchase shares of our common stock at a discount during successive offering periods. Each offering period under the ESPP will be for a period of time determined by the compensation committee of no less than three months and no more than 27 months. Currently, the compensation committee has approved successive six-month offering periods for the ESPP. The first trading day of an offering period is referred to as the date of grant. On the date of grant, participants are granted the right to acquire shares of our common stock on the last trading day of the offering period. The last trading day during an offering period is referred to as the date of purchase. Unless a participant has previously cancelled participation in the ESPP, the participant will be deemed to have exercised the right to purchase shares in full as of each date of purchase. At exercise, the participant will purchase the number of shares of common stock that the participant’s accumulated payroll deductions during that offering will buy at the purchase price for that offering period. The purchase price for our common stock under the ESPP will be the lesser of 85% of the fair market value of our common stock on the date of grant or 85% of the fair market value of our common stock on the date of purchase. The fair market value of our common stock on the current period’s grant date (May 1, 2018) was $95.12 and on September 17, 2018, was $112.76.

We expect future offering periods to begin on the conclusion of each offering period and continue for a period of six months, unless otherwise determined by the compensation committee.

Participation

Eligible employees can enroll under the ESPP by completing a participation agreement within the time specified by the compensation committee. Each participation agreement must authorize the deduction of at least 1%, but not more than 50%, of the eligible employee’s ESPP-eligible compensation towards the purchase of our common stock, unless the compensation committee sets a different maximum percentage. A participant’s authorized payroll deduction will be deducted on each payday during an offering period.

In no case may a participant be granted an option to purchase shares of common stock under the ESPP that, together with the other options to purchase shares of common stock under all other employee stock purchase plans (if any) of the company or its subsidiary, accrues at a rate that exceeds $25,000 of the fair market value of the shares of common stock for any calendar year in which the option is outstanding, in accordance with Section 423 of the US Internal Revenue Code. In addition, the compensation committee will place a limit on the maximum number of shares any participant can acquire in a single offering period (this limit is currently 5,000 shares and is also subject to the annual $25,000 limit discussed above). If the aggregate subscriptions by all participants exceed the number of authorized shares of common stock available for purchase under the ESPP, all subscriptions will be reduced on a pro-rata basis.

Except as otherwise provided by the compensation committee in the terms of an offering period, a participant may cancel his or her payroll deduction authorization at any time before the end of the offering period, subject to the ESPP’s notice requirements. On cancellation, the balance of the participant’s account will be refunded in cash, without interest. The compensation committee may provide that a participant can increase, decrease, or suspend a payroll deduction authorization during an offering period, in accordance with Section 423 of the US Internal Revenue Code. Additionally, if a participant ceases to be an eligible employee during an offering period, that person’s participation in the ESPP will cease and the balance of that participant’s account will be refunded in cash, without interest. In the event of a death of a participant, if the participant’s option is transferred to the participant’s estate by will or the laws of descent or distribution, the decedent’s balance may continue to be applied for the acquisition of shares at the end of the relevant offering period. Other than upon a participant’s death, options granted under the ESPP are not transferable by a participant and are exercisable only by the participant.

Subject to the discretion of the compensation committee, if a participant is on a paid leave of absence, the participant’s payroll deductions will continue and amounts credited to the participant’s account may be used to purchase shares under the ESPP. If a participant is on an unpaid leave of absence, the participant’s payroll deductions will be discontinued and no other contributions will be permitted, but any amounts credited to the participant’s account may be used to purchase shares on the next applicable purchase date. In any event, where the period of leave exceeds three months and the participant’s right to reemployment is not guaranteed by statute or by contract, the participant will be deemed to have terminated employment under the ESPP three months and one day following the commencement of leave.

Unless otherwise determined by the compensation committee, a participant whose employment transfers between companies participating in the ESPP will not be treated as having terminated employment under the plan.

Adjustments on changes in capitalization, dissolution, liquidation, merger or asset sale

In the event of any dividend or other distribution, recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, liquidation, dissolution, sale, transfer, exchange or other disposition of all or substantially all of our assets, or exchange of shares of our common stock or other securities, issuance of warrants or other rights to purchase shares of our common stock or other securities, or other similar corporate transactions or events, then if the compensation committee determines that it is appropriate to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the ESPP or with respect to any right under the ESPP, the compensation committee will adjust the number and kind of shares of securities with respect to which options may be granted, the number and kind of shares of stock subject to outstanding options, and the option price with respect to any option.

In the event of any transaction or event described above that is an unusual or nonrecurring transaction or event affecting us, any of our affiliates, or our financial statements or those of any of our affiliates, or of changes in applicable laws, regulations, or accounting principles, the compensation committee may take any one or more of the following actions whenever the compensation committee determines that it is appropriate to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the ESPP or with respect to any right under the ESPP, to facilitate the transactions or events or to give effect to the changes in laws, regulations or principles:

•	provide that all rights then outstanding under the ESPP will terminate without being exercised on a date the compensation committee determines in its sole discretion;

•	provide that all rights then outstanding under the ESPP will be exercised and terminate immediately after the exercise;

•

provide for either the purchase of any rights then outstanding under the ESPP for an amount of cash equal to the amount that could have been obtained on the exercise of that right had the right been currently exercisable, or the replacement of the right with other rights or property selected by the compensation committee in its sole discretion;

•

provide that rights then outstanding under the ESPP will be assumed by the successor or survivor corporation, or a parent or subsidiary of the successor or survivor corporation, or will be substituted for by similar rights for the stock of the successor or survivor corporation, or a parent or subsidiary of the successor or survivor corporation, with appropriate adjustments as to the number and kind of shares and prices; and

•

make adjustments in the number and type of shares of common stock (or other securities or property) subject to outstanding rights, or in the terms and conditions of outstanding rights, or rights which may be granted in the future.

Amendment and termination

The compensation committee may amend, suspend or terminate the ESPP. However, without obtaining stockholder approval within 12 months before or after the action, the compensation committee may not amend the ESPP to either increase the number of shares that may be purchased under the ESPP or to amend the ESPP in a way that requires stockholder approval under the US Internal Revenue Code. Without stockholder consent and without regard to whether any participant rights may be considered to have been adversely affected, the board or the compensation committee, as applicable, may change the offering periods, limit the frequency and number of changes in the amount withheld during an offering period, establish the exchange ratio applicable to amounts withheld in a currency other than US dollars, permit payroll withholding in excess of the amount designated by a participant to adjust for delays or mistakes in our processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and accounting and crediting procedures to ensure that amounts applied toward the purchase of stock for each participant properly correspond with amounts withheld from the participant’s compensation, and establish other limitations or procedures the board or the compensation committee, as applicable, determines in its sole discretion advisable which are consistent with the ESPP and Section 423 of the US Internal Revenue Code. The ESPP will be in effect until November 15, 2028, unless sooner terminated by our board in accordance with the ESPP.

CERTAIN US FEDERAL INCOME TAX CONSEQUENCES OF THE EMPLOYEE STOCK PURCHASE PLAN

The following discussion is required by rules of the Securities and Exchange Commission, and summarizes the US federal income tax consequences of an employee’s participation in the ESPP. It does not summarize tax consequences for any employees who are not US taxpayers. This summary does not address federal employment taxes, state, local and non-US income taxes and other taxes that may apply, and is not intended to completely describe the tax consequences of participation in the ESPP.

Section 423 Offerings

The ESPP is intended to be an employee stock purchase plan within the meaning of Section 423 of the US Internal Revenue Code. Under a plan that so qualifies, no taxable income is recognized by a participant, and no deductions are allowed to us, in connection with the grant of the option under the plan that occurs on the date of grant (first trading day) of an offering period or the automatic exercise of the option and acquisition of shares under the plan that occurs on the last trading day of an offering period.

Taxable income will not be recognized until there is a sale or other disposition of the shares acquired under the ESPP or if the participant dies while still owning the purchased shares.

If a participant sells or otherwise disposes of the purchased shares less than two years after the grant date, or within one year after the purchase date for those shares, then the participant generally will recognize ordinary income equal to the amount by which the fair market value of the shares on the purchase date exceeds the purchase price paid for those shares, and we generally will be entitled to an income tax deduction equal in amount to the excess (subject to applicable limits under the US Internal Revenue Code). The income is recognized by the participant, and the deduction taken by us, for the taxable year in which the sale or disposition occurs. The amount of this ordinary income will be added to the participant’s basis in the shares, and any resulting gain or loss recognized upon the sale or disposition will be a capital gain or loss. If the shares have been held for more than one year since the date of purchase, the gain or loss will be long-term. For purposes of the US Internal Revenue Code, the purchase date means the date the shares are issued on automatic exercise of the option on the last trading day of the offering period.

If the participant sells or disposes of the purchased shares more than two years after the grant date and more than one year after the purchase date for those shares, then the participant will recognize ordinary income equal to the lesser of: (1) the amount by which the fair market value of the shares on the sale or disposition exceeds the purchase price paid for those shares; or (2) 15% of the fair market value of the shares on the grant date for the offering period in which the shares were acquired, and any additional gain on the disposition generally will be taxed as a long-term capital gain. The income is recognized by the participant for the taxable year in which the sale or disposition occurs. We generally will not be entitled to any income tax deduction with respect to the sale or disposition.

If the participant still owns the purchased shares at death, the lesser of: (1) the amount by which the fair market value of the shares on the date of death exceeds the purchase price; or (2) 15% of the fair market value of the shares on the date of grant for the offering period in which those shares were acquired, will constitute ordinary income in the year of death.

Non-423 Offerings

If an option is granted under a Non-423 Offering of the ESPP, then to the extent a participant is subject to US federal income tax, the amount equal to the difference between the fair market value of the shares on the purchase date and the purchase price is taxed as ordinary income at the time of the purchase and is subject to tax withholding. The amount of ordinary income will be added to the participant’s basis in the shares, and any resulting gain or loss recognized on the sale or disposition of the shares will be a capital gain or loss. If the shares have been held for more than one year since the date of purchase, the gain or loss will be long-term. We generally will be entitled to an income tax deduction in the year of purchase equal to the amount of ordinary income realized by the participant (subject to applicable limits under the US Internal Revenue Code).

PLAN BENEFITS FOR DIRECTORS

Directors who are not employees will not receive any benefits under the ESPP and may not participate in the ESPP. Peter Farrell, our chairman of the board and non-officer employee, will not participate in the ESPP. Dr. Farrell previously irrevocably elected not to participate in the ESPP. If Dr. Farrell were to elect to participate in the ESPP, we would seek stockholder approval, and would not issue any shares to Dr. Farrell under the ESPP before obtaining stockholder approval. Because the number of shares that may be purchased under the ESPP will depend on each employee’s voluntary election to participate and on the fair market value of our ordinary shares at various future dates, the actual number of shares that may be purchased by any individual cannot be determined in advance.

SHARES PURCHASED UNDER THE ESPP

The following table shows the number of shares of our common stock purchased by employees, including our named executive officers, and the other identified individuals and groups under options granted under the ESPP from its inception through September 17, 2018.

Name	Options (a)	Weighted average exercise price (a)
Named executive officers
Michael Farrell	3,297	$35.41
Rob Douglas	3,440	$39.33
Jim Hollingshead	3,291	$41.22
David Pendarvis	14,121	$21.29
Brett Sandercock	2,748	$41.79
All current executive officers as a group	30,564	$28.98

All current directors or nominees, who are not executive officers, as a group	-	-
Current directors or nominees, who are not executive officers
Carol Burt	-	-
Karen Drexler	-	-
Peter Farrell	-	-
Harjit Gill	-	-
Gary Pace	-	-
Rich Sulpizio	-	-
Ron Taylor	-	-
Jack Wareham	-	-
Associate of any directors, executive officers or nominees	-	-
Other persons who received or are to receive 5% of such options or rights	-	-
All non-executive officer employees as a group	3,617,148	$35.88

(a)	These amounts represent a good faith estimate based on the data available.

BOARD RECOMMENDATION YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE AMENDMENTS TO THE RESMED INC. 2009 EMPLOYEE STOCK PURCHASE PLAN.

PROPOSAL 4: ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

Background

We are asking our stockholders to approve, on a non-binding, advisory basis, the compensation of our named executive officers as described in the “Compensation Discussion and Analysis” and “Executive Compensation Tables” sections of this Proxy Statement on pages 40 through 75. This proposal is commonly known as a “say-on-pay” proposal. We currently provide an annual say-on-pay vote for our stockholders. Because the say-on-pay vote is advisory, it does not bind us. But the board’s compensation committee, which consists entirely of independent directors, values our stockholders’ opinions, and considers voting results on the say-on-pay proposal when making its executive compensation decisions. The board has adopted a policy of providing for annual say-on-pay advisory votes. Unless the board modifies its policy on the frequency of future say-on-pay advisory votes, the next say-on-pay advisory vote will be held at our 2019 annual meeting of stockholders.

The board believes that the information in the “Compensation Discussion and Analysis” and “Executive Compensation Tables” sections of this Proxy Statement demonstrates that our executive compensation programs are designed appropriately, emphasize pay for performance, and are working to ensure that management’s interests are aligned with our stockholders’ interests to support long-term value creation. The board is asking our stockholders to approve the following advisory resolution at the annual meeting:

“RESOLVED, that the stockholders of ResMed approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed in the Compensation Discussion and Analysis and Executive Compensation Tables sections of this proxy statement.”

BOARD RECOMMENDATION YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF RESMED’S NAMED EXECUTIVE OFFICERS.

COMPANY INFORMATION

CORPORATE GOVERNANCE

Board independence

Our board has determined that six of our eight current directors, Ms. Burt, Ms. Drexler, and Messrs. Pace, Sulpizio, Taylor and Wareham, are independent members of our board under the listing standards of the NYSE, and they and their respective family members have no material relationship with us, commercial or otherwise, that would impair the director’s independence. The board has also determined that, if elected, Ms.Gill will also be independent. The board also determined that each member of the audit, nominating and governance, and compensation committees is independent as required by the NYSE’s listing standards, and that each member of the audit committee is independent as required by the SEC’s regulations. The board determined that Peter Farrell and Michael Farrell have material relationships with us that prohibit them from being considered independent under applicable standards: Michael Farrell is an executive officer; while Peter Farrell is a non-executive employee, the father of Michael Farrell, and was an executive officer through January 2014.

The following specific relationships or transactions were considered by our board in making its independence decisions, and the board concluded none of them impaired independence:

•	We hold two equity investments in entities affiliated with Dr. Pace. Our board approved these investments at the time they were made, without Dr. Pace’s participation.

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In fiscal years 2011 and 2012, we invested a total of approximately $500,000 in Sova Pharmaceuticals, a pharmaceutical development company targeting central sleep apnea. As of fiscal year-end 2018, we continued to hold our equity investment, representing an ownership interest of about 6%. Dr. Pace is a founder and director of Sova, and has a nominal equity investment in it. He is not a controlling shareholder of Sova.

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In fiscal years 2012 and 2013, we invested a total of approximately $1.075 million in Sanitas, Inc., a remote health-management software company. As of fiscal year-end 2018, we continued to hold our equity investment, representing an ownership investment of about 12.5%. Dr. Pace holds an equity investment of approximately $50,000 in Sanitas. He is not a controlling shareholder of Sanitas.

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We have several long-tenured directors. Dr. Pace, who served as a director for more than 20 years, is not standing for re-election at this annual meeting. Messrs. Sulpizio, Taylor, and Wareham have served for more than 10 years. The board considers that the length of their tenure had not compromised their independence; in fact, in the board’s view, the depth of their knowledge and insight with the company has strengthened their contributions to our board. The nominating and governance committee believes board composition and an appropriate balance of board refreshment and experience is important to effective governance, and follows a process of regularly reviewing board composition and board refreshment, with a long-term perspective. While refreshment is an important consideration in assessing board composition, the board does not make determinations based solely on tenure.

Our board determined that these matters did not prevent Dr. Pace or Messrs. Sulpizio, Taylor, or Wareham from being considered independent under applicable standards.

Meetings and director attendance

During fiscal year 2018, each director attended more than 75% of the meetings of our board and of the committees on which the director served. Our board and standing committees met, as follows:

•	Regular board: five meetings;
•	Compensation committee: four meetings;
•	Audit committee: eight meetings; and
•	Nominating and governance committee: four meetings.

During each regular meeting, our independent directors met alone, and our lead director chaired those sessions. In addition to meetings, the members of our board and its committees sometimes take action by written consent in lieu of a meeting, as permitted under Delaware corporate law, or discuss company business without calling a formal meeting.

All but one of our directors were present for our 2017 (and the lone director’s absence was due to an unexpected family emergency) annual stockholders meeting. We encourage directors to attend our annual meetings and generally schedule board meetings to coincide with the annual meeting to facilitate directors’ attendance.

Board oversight of risk

The general risk oversight function, including cybersecurity, is retained by the full board; the standing committees of the board, comprised and chaired by our independent directors, retain primary responsibility for risk identification and analysis in the key areas further defined below. The committees periodically provide updates to the board regarding significant risk management issues and management’s response.

Committee	Primary risk oversight responsibility
Audit	Overseeing financial risk, capital risk, financial compliance risk, code of conduct and ethics compliance, and internal controls over financial reporting.
Compensation	Overseeing our compensation philosophy and practices and evaluating the balance between risk-taking and rewards to senior officers.
Nominating and governance	Evaluating each director’s independence, evaluating the effectiveness of our corporate governance guidelines, and overseeing management’s succession planning.

Designated internal management, as well as certified professional accounting firms performing annual internal audits, regularly review and test functions, controls and processes to review, evaluate and recommend mitigation strategies, as may be warranted. Critical areas of focus include financial, operational, regulatory, compliance, economic, compensation, and competition, among others.

Board leadership structure

We have separated the roles of board chairman and chief executive officer. Peter Farrell has served as our chairman of the board since 1989; he concurrently served as our chief executive officer from shortly after our founding in 1989, through January 2008, and from February 2011 through March 2013. In March 2013, on the appointment of Michael Farrell as our new chief executive officer, Peter Farrell resigned as chief executive officer, and continued in the role of executive chairman. In January 2014, Peter Farrell ceased serving as an executive officer; since then he has served as a non-officer employee and as non-executive chairman of the board.

The board continues to believe that having Peter Farrell serve as the chairman of the board is the most appropriate leadership structure for us and in the best interest of our stockholders. Dr. Farrell is our founder, has been our chairman since our founding in 1989, and previously served as our chief executive officer for over 20 years. Dr. Farrell has deep institutional knowledge about our organization’s history and operations, the industry, the science underlying the medical conditions we address and the technology we develop. Dr. Farrell is widely regarded as a visionary leader in our industry. Under his leadership, the board believes we have achieved remarkable success and delivered substantial long-term rewards for our stockholders. Maintaining him in the role of chairman provides leadership continuity.

The board believes the advantages described above outweigh any theoretical risks or disadvantages arising from Peter Farrell’s role as an employee, or from his serving as chairman while his son, Michael Farrell, serves as chief executive officer.

First, the board believes that Dr. Farrell is uniquely suited to effectively perform the dual roles of providing leadership to the board as chairman, and serving as an employee, in which he provides guidance to management, particularly in the areas of long-term strategy, consulting with key opinion leaders in related fields, and maintaining our unique values and culture.

Second, the board believes our leadership structure mitigates any potential risks from the family relationship between Peter Farrell and Michael Farrell. Six of our eight current directors, as well as our new board nominee, Harjit Gill, are independent, which provides a counterbalance to a non-independent employee chairman. Those independent directors meet in executive session, alone, at each board meeting. The role of Ron Taylor, our lead director, provides an additional structure enabling an effective independent board. The primary responsibilities of the lead director are: to preside over board meetings in the absence of the chairman; call, establish the agenda for, and preside over meetings of the independent directors; act as a liaison between the independent directors and chairman; guide the chairman on board meeting agendas as well as the adequacy of information to be presented; communicate with stockholders as appropriate; and other duties that may be delegated by the board, independent directors, chairman or the nominating and governance committee. Finally, the board’s committees are filled entirely by independent directors, providing an opportunity for the board to fulfill its oversight responsibilities.

For the reasons discussed above, our board believes the current leadership structure is in our best interest at this time. However, our corporate governance guidelines give the board the flexibility to change its leadership over time, as needed. The board continues to evaluate whether its leadership structure is appropriate as our business evolves.

Committees of our board of directors

The board has three standing committees to assist in the management of our affairs: compensation, nominating and governance, and audit. A copy of the charters for each of these standing committees can be found on our website at www.resmed.com.

Below is a summary of our current committee structure and membership information.

Independent director	Compensation committee	Nominating and governance committee	Audit committee
Carol Burt	-	-	chair
Karen Drexler	member	-	-
Gary Pace	member	member
Rich Sulpizio	chair	-	-
Ron Taylor		chair	member
Jack Wareham	-	member	member

We anticipate that, after the annual meeting, assuming stockholders elect the director candidates nominated by the board, our committee structure will change to the following:

Independent director	Compensation committee	Nominating and governance committee	Audit committee
Carol Burt	-	-	chair
Karen Drexler	member	-	-
Harjit Gill	member
Rich Sulpizio	chair	member	-
Ron Taylor		chair	member
Jack Wareham	-	member	member

Compensation committee

During fiscal year 2018, and currently, the compensation committee has been chaired by Rich Sulpizio, and Gary Pace has been a member. From July through November 2017, Ron Taylor was a member of the committee. Karen Drexler began serving as a member from November 2017 through currently. Each of the compensation committee members has been determined by our board to meet the independence requirements for compensation committee service under the current listing standards of the NYSE and SEC.

The compensation committee’s primary purposes are to:

•	establish and review the compensation of our officers and executives;

•	oversee management’s decisions regarding our compensation philosophies, practices, and procedures; and

•	advise the board regarding the compensation of directors.

The compensation committee meets in person and by telephone to perform its duties. It works primarily with our chief human resources officer, our chief administrative officer and global general counsel, and their staff to gather internal data and solicit management’s recommendations regarding compensation. The committee also communicates directly with our chief executive officer and our president and chief operating officer, for recommendations and information, particularly with regard to their direct reports’ compensation. In addition, the committee consults with our chief financial officer and his staff regarding the financial impact of certain compensation decisions. However, the committee generally determines the compensation for each of our individual officers outside the presence of the affected officer. The committee also advises and consults with other non-executive board members as it determines appropriate regarding compensation issues.

During fiscal year 2018, the committee has retained a nationally-recognized independent consultant, Frederic W. Cook & Co., Inc. (“FW Cook”). FW Cook is engaged directly by the committee to render advisory services and to serve as the committee’s independent consultant on compensation-related matters for our executives and board. During fiscal year 2018, these compensation matters included:

•	our executive compensation program, including salaries, target and actual short-term incentive amounts, and long-term incentive equity grants;

•	aggregate equity pay practices at our peer group companies, including long-term incentive design features and alternatives;

•	board compensation, including board fees and equity grants;

•	industry trends, best practices, and regulatory changes; and

•	companies included in our peer group for competitive comparisons.

During fiscal year 2018, Aon plc provided the committee with calculations of total shareholder return to evaluate performance metrics under our performance stock units.

The committee has reviewed the independence of FW Cook and Aon, including considering the factors required by NYSE listing standards. After the review, the committee determined that each of FW Cook and Aon is independent and that no conflict of interest exists that would prevent them from providing independent and objective advice to the committee.

During fiscal year 2018, the committee continued its practice of delegating to a subcommittee comprised of our chief executive officer, our chief human resources officer, and our chief administrative officer and global general counsel, authority to approve the annual and promotional and new hire equity award grants to employees who were not officers and whose compensation is not reviewed by the committee, so long as the aggregate total of those equity grants did not exceed committee-established limits for the annual and off-cycle grants, and were consistent with committee-determined standard terms for grants and other guidelines. During fiscal year 2018, under this authority, this subcommittee granted 566,279 restricted stock units. The committee believes that this subcommittee is best suited to determine the specific annual awards to be allocated to the individual employees below the officer level given their familiarity with their performances and responsibilities. In addition, the off-cycle delegation enhances our ability to attract, reward and retain talented employees by allowing management to extend binding employment offers and to act in other special situations quickly and flexibly. All equity grants to our executive officers are pre-approved by the committee.

Nominating and governance committee

During fiscal year 2018, and currently, the nominating and governance committee consists of Ron Taylor (chair), Gary Pace and Jack Wareham.

The nominating and governance committee’s primary purposes are to:

•	assure that the composition, practices and operation of our board contribute to lasting value creation and effective representation of our stockholders; and

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assist the board with selecting board and committee members, committee selection and rotation practices, evaluating the board’s overall effectiveness, and reviewing and considering developments in corporate governance practices.

Our corporate governance guidelines state goals regarding composition of the board and committees, meetings and expectations of directors. A copy of our corporate governance guidelines may be found on our website at www.resmed.com.

The nominating and governance committee is responsible for reviewing with the board, on an annual basis, the appropriate characteristics, skills and experience required for the board as a whole and its individual members. To assist in promoting a diversity of backgrounds and experience on the board, the nominating and governance committee takes reasonable steps to identify and consider board candidates who are drawn from a wide talent pool, representing diversity of thought, culture, gender, ethnicity, race, background and other qualities. The nominating and governance committee believes board composition and an appropriate balance of board refreshment and experience is important to effective governance, and follows a process of regularly reviewing board composition and board refreshment, with a long-term perspective. The nominating and governance committee maintains a database of desired director skills and experience, and a pipeline of qualified candidates. 2018 will be the second year in a row we have replaced our longest serving independent director with a newly-elected director with a unique set of skills and experience. We expect the average tenure of our independent directors after the November 2018 annual meeting will be approximately seven and one-half years.

The suitability of individual candidates depends on many factors. Those factors include:

•	fundamental qualities of intelligence, honesty, good judgment, high ethics and standards of integrity, fairness and responsibility;

•	practical wisdom and mature business judgment;

•	ability to make independent analytical inquiries, general understanding of marketing, finance and other elements relevant to the success of a publicly-traded company in today’s business environment;

•	experience in corporate management, or as a board member of a publicly-held company;

•	academic experience and technical understanding in the area of our operations;

•	professional experience in our industry; and

•	a commitment to representing the long-term interests of our stockholders.

The board evaluates each individual in the context of the board as a whole, with the objective of assembling a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas.

In determining whether to recommend a director for re-election, the nominating and governance committee also considers the director’s past attendance at meetings and participation in and contributions to the board’s activities.

During fiscal year 2018, the nominating and governance committee retained an executive search firm, cStone & Associates, to conduct a search for director candidates, based on criteria approved by the committee. The search firm identified potential candidates, who were reviewed by the committee. The committee agreed on a slate of candidates for further consideration. The nominating and governance committee asked an ad hoc committee on new board member selection to assist in preliminary interviews of candidates. The ad hoc committee was appointed by the board in May 2017; chaired by our lead director, Ron Taylor, with additional members Peter Farrell and Michael Farrell. The ad hoc committee’s primary responsibility was to organize and conduct interviews and otherwise evaluate potential board candidates selected by the nominating and governance committee. The ad hoc committee reported its assessments to the nominating and governance committee, and the nominating and governance committee used that input to aid in its independent decisions on how to further evaluate—and ultimately nominate—appropriate candidates. The ad hoc committee’s activity did not limit the pool of nominees the full nominating and governance committee considers, and all decisions were made by the independent directors who comprise the nominating and governance committee.

After review and deliberation of all feedback and data, the nominating and governance committee makes its recommendation to our board.

Recommendations we receive from stockholders are subject to the same criteria as are candidates nominated by the nominating and governance committee. The committee will consider stockholder suggestions for nominees for directorship and has a policy to consider any candidate recommended by stockholders who have held a minimum of 1% of our outstanding voting securities for at least one year. A recommending stockholder must submit a detailed resume of the candidate and an explanation of the reasons why the stockholder believes the candidate is qualified for service on our board. The stockholder must also provide any other information about the candidate that would be required by US SEC rules to be included in a proxy statement. In addition, the stockholder must include the consent of the candidate (including the consent to a background check) and describe any relationships, arrangements or undertakings between the stockholder and the candidate regarding the nomination or otherwise. The stockholder must submit proof of ownership of our stock.

All communications should be submitted in writing to the chair of the nominating and governance committee, care of Secretary, ResMed Inc., 9001 Spectrum Center Boulevard, San Diego, California 92123 USA. Recommendations received after 70 days before the anniversary of the prior year’s annual meeting will likely not be considered timely for consideration at that year’s annual meeting.

The nominating and governance committee will consider stockholder recommendations of candidates on the same basis as it considers all other candidates. For further information, see “Stockholder proposals for 2018 annual meeting.”

Audit committee

At the beginning of fiscal year 2018, through November 2017, our audit committee consisted of Jack Wareham (chair), Carol Burt, and our former director Chris Roberts. In November 2017, Mr. Roberts did not stand for re-election to the board, and Ron Taylor joined the audit committee. Also in November 2017, Ms. Burt began chairing the committee. From November 2017 through currently, the committee’s membership has not changed. Each of the audit committee members serving during fiscal year 2018 has been determined by our board to be financially literate and meet the other requirements for audit committee service under the current listing standards of the NYSE and SEC. In addition, our board has identified all members of the audit committee (during fiscal year 2018 and currently) as financial experts under the SEC’s requirements.

The audit committee’s primary purposes are to assist the board with its oversight responsibilities regarding:

•	management’s conduct of, and the integrity of our financial reporting;

•	our systems of internal control over financial reporting and disclosure controls and procedures;

•	compliance with our code of conduct and ethics; and

•	qualifications, engagement, compensation, independence, and performance of our independent registered public accounting firm.

Communications with our board of directors

Any interested person, including any stockholder, may communicate with our non-employee board members by written mail addressed to the chairman of the nominating and governance committee, care of Secretary, ResMed Inc., 9001 Spectrum Center Boulevard, San Diego, California 92123 USA. We encourage stockholders to include proof of ownership of our stock in their communications. The secretary will forward all communications to the chairman of the nominating and governance committee.

Code of ethics

We have a code of business conduct and ethics for directors, officers and employees, which can be found at investor.resmed.com. The code summarizes the compliance and ethical standards and expectations we have for all of our officers, directors and employees, including our chief executive officer and senior financial officers, with respect to their conduct in connection with our business. Our code of business conduct and ethics constitutes our code of ethics within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and the NYSE listing standards. We will disclose future amendments to or waivers of certain provisions of our code of business conduct and ethics applicable to our principal executive officer, principal financial officer, principal accounting officer, controller and individuals performing similar functions on our website at www.resmed.com within five business days or as otherwise required by the SEC or the NYSE.

Pledging and hedging company stock prohibited

We have a policy prohibiting our directors, officers, and other employees from hedging or pledging their ResMed stock.

DIRECTOR COMPENSATION — 2018

Fiscal year 2018 program – cash

Our non-executive director cash compensation program for fiscal year 2018 included the following:

Fee
Annual retainer	$65,000
Additional retainer to members of standing committees	None
Additional annual retainer to lead director	$20,000
Additional annual retainer to audit committee chair	$18,000
Additional annual retainer to compensation committee chair	$15,000
Additional annual retainer to nominating and governance committee chair	$10,000
Per meeting fee	None
Retirement benefits	None

Fiscal year 2018 program – equity

During fiscal year 2018, as in past years, on our annual stockholders meeting date we awarded equity grants to our non-executive directors with a grant date fair value of $250,000. Our non-executive directors had the opportunity to elect to receive their equity grant in the form of: (1) 100% options; (2) 100% restricted stock units, or (3) 50% options and 50% RSUs. Five directors chose 100% RSUs; and two chose 100% options.

The number of options and RSUs we granted was based on a relative fair value calculation prepared by an outside consulting firm. Subject to continued service, RSUs and options vest in full on the earlier of: (1) November 11 in the year after the grant date, or (2) the date of the first annual meeting of stockholders following the grant date. The board believes that our equity ownership guidelines are sufficient to promote long-term ownership and align our directors with our stockholders. More information on our director ownership guidelines is in the section below, Equity ownership guidelines.

No changes for fiscal year 2018

The fiscal year 2018 director compensation program had the same structure and value as fiscal years 2014, 2015, 2016 and 2017. Fiscal year 2018 marks the fifth consecutive year we have not increased board compensation.

Compensation philosophy

The compensation committee reviews non-executive director compensation on an annual basis, including reports from FW Cook, the committee’s independent compensation consultant. After its review, the committee makes recommendations on non-executive director compensation to the board, and the board makes the final determination regarding non-executive director compensation.

Dual listing; US pay model. The compensation committee and board review data on both US peers and Australian peers, reflecting the company’s dual-listing locations. Australia and the US generally have different pay philosophies for compensating non-executive directors. ResMed’s Australian peers generally pay non-executive directors higher cash, award little or no equity, and have overall lower compensation than ResMed’s US peers. While the board considers Australian peer data, the board believes the most relevant peers for ResMed director compensation are US peers. ResMed’s primary listing is on the NYSE, we are primarily subject to US corporate governance requirements and risks, and our headquarters and all but one of our continuing directors and nominee reside in the US. In addition, this US-perspective is consistent with our executive compensation philosophy (which gives more weight to ResMed’s US peer’s pay practices), and more directly aligns the interests of our board members with that of our stockholders through ownership of equity. Finally, we do not wish to create internal or cultural divisions by using significantly differentiated pay models between directors based in the US and other countries.

Compensation process

In February and May 2018, the board and compensation committee reviewed director compensation. As part of this review, they considered FW Cook’s report covering cash and equity compensation, compared to a peer group of 17 medical device and medical technology companies in the US, and a group of 13 Australian-based peers. The report used the same peer groups used to benchmark ResMed’s executive compensation for fiscal year 2018. More information on the peer groups is included in the section in our Compensation Discussion and Analysis section entitled “Peer group comparison.”

At our 2017 annual stockholder meeting, as part of approval of the amendment and restatement of our 2009 Incentive Award Plan, our shareholders approved a $700,000 annual limit on combined cash and equity compensation for service as our non-employee director. In 2017, the cash and equity compensation paid for service as non-employee directors ranged from $315,017 to $345,017. Peter Farrell’s compensation for service as an employee is not covered by this limitation.

After considering the FW Cook report and the compensation committee’s recommendation, in May 2018 the board agreed to keep non-executive director compensation at the same value as has been in effect since fiscal year 2014.

Each year, the committee also considered the structure of our non-executive director equity program. Although our Australian peer group companies do not typically make equity grants to their non-executive directors, the practice is routine in the US. All but one of our US peers grant equity to the non-executive directors, and as of May 2018, all those granting used full value shares, while 40% of them also granted stock options or stock appreciation rights. Given this prevalence, and consistent with the US-based compensation philosophy described above, the board and committee decided to continue the equity structure of ResMed’s non-employee director program.

The compensation committee and board will continue to monitor compensation trends, competitive practices, tax regulations, and other matters related to non-executive director compensation, and make adjustments as appropriate.

Equity ownership guidelines

Each non-executive director is expected to hold ResMed stock with a value of at least five times the annual cash retainer (a total value of $325,000 based on the fiscal year 2018 retainer and guidelines). New directors must meet this guideline within five years after their appointment to the board. If the guideline is not met, the director must retain shares equal to 50% of the after-tax value of shares acquired on any restricted stock vesting or stock option exercise until the director’s guidelines are met. As of the record date, each of our non-executive directors met the equity ownership guidelines.

New directors

We pro-rate value-based equity awards and retainers for all new directors (for the period between their start date and the next annual meeting or service period, respectively). We do not provide new directors with any initial inducement equity awards that are greater than or in addition to the pro-rated annual grant amount.

Executive directors

Our chief executive officer does not receive additional compensation for his service as director.

No changes for fiscal year 2019

In May 2018, after considering market data prepared by FW Cook, the board decided that the non-executive directors’ compensation program for fiscal year 2019 will remain the same as has been in effect since fiscal year 2014. The board has maintained that decision to date in fiscal year 2019.

Non-executive chairman’s compensation

Since January 2014, Dr. Farrell has served as our non-executive chairman, as well as a non-officer employee of the company. Dr. Farrell receives separate compensation for each of these roles. During fiscal year 2018, as our non-executive chairman, he was provided the regular board retainer of $65,000, and the regular board equity grant with a value of $250,000, on the same terms as the other non-executive board members.

During fiscal year 2018, in connection with his service as a non-officer employee, Dr. Farrell was also paid an annual salary of $300,000, which was the same as the annualized salary he began receiving in January 2014, when he transitioned into the role of non-officer employee. Dr. Farrell is not eligible to participate in the annual short-term incentive program or the long-term incentive equity programs that we provide to our employees. During fiscal year 2018, we provided benefits and perquisites to Dr. Farrell in his role as non-officer employee, that were broadly consistent with those provided to our executive officers, as described in “Compensation Discussion and Analysis.” The incremental cost to us for these benefits is described in the fiscal year 2018 compensation table below.

We continue to have an executive agreement with Dr. Farrell that provides him with benefits in the event of a change of control. The program is described in detail in “Compensation Discussion and Analysis.” Consistent with a policy change adopted during fiscal year 2018 for executive officers, we entered into an amended change of control agreement with Dr. Farrell, so that in the future, all benefits would be on a “double-trigger” basis, that is, benefits would only accrue if we terminated Dr. Farrell’s employment, or if he resigned for good reason, but in either case within a specified period of time before or after a change of control. (Previously, the change of control agreement had provided for unvested equity awards to vest in full on the effective date of a change of control, without a qualifying termination.) If Dr. Farrell’s employment were to terminate under qualifying circumstances in connection with a change of control, then at the time of termination: (1) he would receive a severance payment equal to (a) two times his employee salary, plus (b) two times the amount we would be required to contribute on his behalf under our 401(k) plan based on his termination base salary; (2) he would become fully vested in his accrued retirement plan benefits; (3) all his unvested equity awards would vest in full; and (4) we would provide medical and dental health benefits for two years after the termination. The agreement does not include excise tax gross-ups; instead, it includes a “best pay” provision, reducing severance payments to the extent necessary so that no portion of any payments or benefits payable upon a change of control would be subject to excise tax if the reduction would result in the net amount payable to him being greater than the net amount received without the reduction.

For two years after a qualifying termination in connection with a change of control, Dr. Farrell will be prohibited from inducing any person in our employment to terminate employment or accept employment with anyone other than us or, subject to certain limited exceptions, engage in any business or activity or render any services or provide any advice to any person, activity, business or entity that directly or indirectly competes in any material manner with us or meaningfully support any person, business, entity or activity or initiate or further that business or activity. The restriction on post-termination employment may not apply if he resides in California, due to certain provisions of California law. In addition, as a condition to payment and providing any benefits under the agreements, he must deliver a general release of claims in favor of us.

In May 2018, our board (without Michael Farrell’s or Dr. Peter Farrell’s participation) agreed that the compensation arrangements for Dr. Farrell, both as non-executive chairman, and as a non-officer employee, would remain the same for fiscal year 2019 as in fiscal year 2018.

Fiscal year 2018 director compensation table

The table below summarizes the compensation received by our non-employee directors and Dr. Peter Farrell for the fiscal year ended June 30, 2018:

Director	Fees earned or paid in cash(a)	Option awards(b)(d)	Restricted stock units(c)(d)	Other compensation(e)	Total
Carol Burt	$73,250		$250,017		$323,267
Karen Drexler	$40,625		$250,017		$290,642
Peter Farrell	$65,000		$250,017	$453,905	$768,922
Gary Pace	$65,000		$250,017		$315,017
Rich Sulpizio	$80,000		$250,017		$330,017
Ron Taylor	$95,000		$250,017		$345,017
Jack Wareham	$71,750	$250,002			$321,752

(a)	Each director was also reimbursed for expenses incurred for attending meetings (although these amounts are not reflected in the table above).

(b)	The amounts shown are the grant date fair value of options granted in fiscal year 2018, computed in accordance with FASB ASC Topic 718, based on the Black-Scholes model of option valuation. The following assumptions were used:

Assumption	November 16, 2017
Market price of stock	$84.98
Exercise price of option	$84.98
Expected stock volatility	23.0%
Risk-free interest rate	2.08%
Expected life	4.9
Dividend yield	1.65%

(c)	The dollar value of the RSUs shown represent the grant date fair value of stock awards granted, computed in accordance with FASB ASC Topic 718, based on the $84.98 closing value on November 16, 2017, the date of the grant, rounded down to the nearest whole share.

(d)	The following table sets forth the number of options (both exercisable and unexercisable) and RSUs held by each of our non-employee directors and Dr. Farrell as of the end of fiscal year 2018:

Director	Options outstanding at fiscal year end	Restricted stock units outstanding at fiscal year end
Carol Burt	0	2,991
Karen Drexler	0	2,991
Peter Farrell	0	2,991
Gary Pace	67,139	2,991
Rich Sulpizio	0	2,991
Ron Taylor	0	2,991
Jack Wareham	103,226	0

(e)	Other compensation represents Peter Farrell’s total compensation for fiscal year 2018 for service as a non-officer employee, as shown in the following table:

Salary	Company contribution to 401(k) plan	Supplemental life and disability insurance premiums	Personal use of company aircraft(i)	Sales incentive award(ii)	Sales incentive award tax gross-up(ii)	Total
$300,000	$10,800	$23,399	$89,709	$27,223	$2,774	$453,905

i.	The calculation of the aggregate incremental cost for personal use of company aircraft includes the variable costs incurred as a result of personal flight activity, which includes fuel, trip related maintenance, universal weather monitoring, on-board catering, landing and ramp fees, excise taxes, and all other miscellaneous costs. No incremental cost for personal use of the aircraft is attributed when the aircraft was previously scheduled to the destination for a business purpose. Since the aircraft are primarily used for business purposes, the aggregate incremental cost excludes fixed costs, such as the monthly management fee and amortization, because such costs would have been incurred regardless of the personal use.

ii.	This sales incentive award program is primarily targeted for sales personnel and other key management who regularly interact with our customers and to recognize their contributions to us. The committee believes that participation by Dr. Farrell in this program enhances the overall sales incentive program, by providing the sales team with an opportunity to interact with our founder. We provide these benefits on the same general basis as we provide to non-executives who qualify to participate in the program, including a tax gross-up. The tax gross-up is provided to all participants, and is provided so that they are not discouraged from participating by tax expenses that would otherwise be a personal expense attributable to this program. Our policy reflects the committee’s belief that Dr. Farrell’s attendance at this program is a part of his general business duties and that this is not a perquisite.

EXECUTIVE OFFICERS

As of the record date, September 17, 2018, our executive officers were:

Executive officer	Age	Position
Michael Farrell	46	Chief executive officer and director
Rob Douglas	58	President and chief operating officer
Jim Hollingshead	55	President – sleep business
Richie McHale	54	President – respiratory care business
David Pendarvis	59	Chief administrative officer, global general counsel and secretary
Brett Sandercock	51	Chief financial officer
Raj Sodhi	45	President – software as a service business (SaaS)

Executive officer biographies

For a description of the business background of Michael Farrell, see “Proposal 1: Election of directors.”

ROB DOUGLAS

President and chief operating officer

Rob Douglas has been ResMed’s president since March 2013, and our chief operating officer since September 2011. Together with our chief executive officer, he holds full operational responsibility for ResMed and its subsidiaries. Mr. Douglas has had an extensive career within ResMed. His former roles include president – Asia Pacific and chief, global supply operations from May 2011, responsible for global manufacturing and commercial distribution and sales operations in the Asia Pacific region; chief operating officer – Asia Pacific since 2008; chief operating officer – Sydney from 2005, responsible for our manufacturing and research and development; vice president of operations from 2003 responsible for our manufacturing and vice president of respiratory and cardiac business from 2002. Mr. Douglas first joined ResMed in 2001 in the role of vice president of corporate marketing.

Mr. Douglas has a Master of Business Administration from Macquarie University, a bachelor’s degree in electrical engineering with first-class honors and a B.Sc. (Computer Sciences) from the University of New South Wales, Sydney. Mr. Douglas currently serves as co-vice chairman on the board of directors of the San Diego Regional Economic Development Corporation and is also serving as Vice Chairman of EvoNexus.

JIM HOLLINGSHEAD

President – sleep business

Jim Hollingshead was appointed president – sleep business in July 2017. Mr. Hollingshead joined ResMed in March 2010 as vice president of strategy and business development. In August 2011, his role was expanded to include the leadership of ResMed ventures and initiatives, the unit responsible for growing early stage businesses. In March 2013, he was appointed president – Americas. Before joining us, Mr. Hollingshead spent 18 years in strategy consulting, where he worked with senior executives across a wide range of industries. From September 2008 to February 2010, he was a senior partner in the strategy and life sciences practices at Deloitte Consulting, based in San Francisco. Before that Mr. Hollingshead was managing partner, west coast for Monitor Group, a global strategy consulting firm. While at Monitor Group, Mr. Hollingshead worked in various offices around the world, and successfully launched and ran three different practices, including a pan-European marketing strategy practice based in London.

Mr. Hollingshead currently sits on the board of SleepScore Labs, a joint venture between ResMed, Pegasus Capital and Oz Media, aimed at creating a consumer marketplace for scientifically validated sleep solutions like the S+ by ResMed.

Mr. Hollingshead holds an A.B. in history and international relations with highest distinction from Stanford University, and an M.A. and Ph.D in political science from the University of California at Berkeley, where he was awarded a graduate student fellowship by the National Science Foundation.

RICHIE MCHALE

President – respiratory care business

Richie McHale was appointed president of ResMed’s respiratory care business in July 2017. He previously served as the company’s chief human resources officer, beginning in November 2013, and joined ResMed in 2011 as director of its United Kingdom business team.

Mr. McHale has 25 years’ experience in the life sciences sector, working primarily in commercial roles within pharmaceutical, biotechnology and medical technology companies. Prior to joining ResMed, he was managing director of UCB Pharma’s United Kingdom and Ireland business units. He also served as chair of the European Medicines Group and a member of the Board of Management for the Association of British Pharmaceutical Industry (ABPI).

Mr. McHale holds a master’s degree in coaching psychology from the Metanoia Institute in London.

DAVID PENDARVIS

Chief administrative officer, global general counsel and secretary

David Pendarvis has been chief administrative officer and global general counsel since May 2011. He served as interim president for ResMed EMEA and Japan from March to August 2017, in addition to his chief administrative officer and global general counsel roles. Mr. Pendarvis joined ResMed as global general counsel in September 2002, and has been corporate secretary since February 2003. From February 2005 to May 2011, he served as senior vice president of organizational development.

Before joining ResMed, Mr. Pendarvis was a partner in the law firm of Gray Cary Ware & Freidenrich LLP, from September 2000 until September 2002, where he specialized in intellectual property and general business litigation. From 1986 to 2000, he was a partner with Gibson, Dunn & Crutcher LLP. From 1984 to 1986 he was a law clerk to the Hon. J. Lawrence Irving, US District Judge, Southern District of California.

Since 2017, Mr. Pendarvis has served on the board of directors of WD-40 Company (NASDAQ: WDFC), a global marketing organization dedicated to creating positive lasting memories by developing and selling products that solve problems in workshops, factories and homes around the world. He has also served on the board of directors of the San Diego Regional Chamber of Commerce since 2013 and the Corporate Directors Forum since 2010. From 2009 to 2016, he was a director on the board of Sequenom, Inc.

Mr. Pendarvis holds a Bachelor of Arts from Rice University; a Juris Doctor (J.D.), cum laude, from the University of Texas School of Law; and a Master of Science in Executive Leadership from the University of San Diego.

BRETT SANDERCOCK

Chief financial officer

Brett Sandercock has been chief financial officer since January 1, 2006. From November 2004 until December 2005, Mr. Sandercock was vice president, treasury and finance at ResMed. Before that, from 1998 to November 2004, Mr. Sandercock was group accountant and then controller at ResMed. From March 1996 to August 1998 he was manager, financial accounting and group reporting at Norton Abrasives, a division of the French multi-national, Saint Gobain.

Mr. Sandercock also held finance and accounting roles from November 1994 to March 1996 at Health Care of Australia, a large private hospital operator in Australia. From 1989 to 1994, Mr. Sandercock worked at PricewaterhouseCoopers in Sydney, specializing in audits of clients predominantly focused on distribution and manufacturing, financial services and technology.

Mr. Sandercock holds a B.Ec. from Macquarie University and is a certified chartered accountant.

RAJ SODHI

President – software as a service (SaaS) business

Raj Sodhi was appointed president of ResMed’s software as a service (SaaS) business in July 2017. He was previously president of healthcare informatics and vice president of the global healthcare informatics team. He joined ResMed in 2012 through the acquisition of Umbian Inc. of which he was co-founder and president.

Before ResMed and Umbian, Mr. Sodhi worked in the financial services industry, designing, developing and managing SaaS solutions. He was senior vice president of business development and chief technology officer for Skipjack Financial Services from 2005 to 2009, and co-founder and chief technology officer of TransActive Ecommerce Solutions from 2000 to 2005.

Mr. Sodhi holds a Master of Business Administration and a Bachelor of Science in mathematics and statistics from Dalhousie University in Halifax, Nova Scotia.

COMPENSATION DISCUSSION AND ANALYSIS (CD&A)

Introduction

This compensation discussion and analysis section discusses the compensation policies and programs for our named executive officers. Our named executive officers for fiscal year 2018 were: Michael Farrell, our chief executive officer; Brett Sandercock, our chief financial officer; and our three next most highly paid executive officers: Rob Douglas, our president and chief operating officer; Jim Hollingshead, the president of our sleep business; and David Pendarvis, our chief administrative officer, global general counsel and secretary.

This section also discusses our board compensation committee’s role in designing and administering our compensation programs and policies and in making compensation decisions for our executive officers.

The goal of our compensation programs and policies is to align compensation delivery with performance for shareholders, measured both internally against budgets and externally through share price. We believe this alignment was achieved in fiscal year 2018.

Overview of fiscal year 2018 – executive summary

Financial and operating success. During the 2018 fiscal year, we continued our trend of successful financial performance. We increased net revenue by double-digits, both on a GAAP basis and after adjusting for currency fluctuation. Operating income strongly increased, by 27% on a GAAP basis, and 19% after adjustments. Although net income and diluted earnings per share declined year-over-year on a GAAP basis, on an adjusted, or non-GAAP basis, each grew strongly, by at least 25%. These metrics are illustrated in the table below, with GAAP and corresponding non-GAAP measures. We believe these non-GAAP measures provide better insight in evaluating our performance. We employ and report these non-GAAP measures in our quarterly financial reports.

Financial measure	Percentage change	Fiscal year 2018 performance	Fiscal year 2017 performance
Net revenue	13%	$2.3 billion	$2.1 billion
	(10% on a constant currency basis)
Operating income	27%	$541.8 million	$425.8 million
	(19% non-GAAP)	($606.6 million non-GAAP)	($508.4 million non-GAAP)
Net income	-8%	$315.6 million	$342.3 million
	(27% non-GAAP)	($507.8 million non-GAAP)	($401.3 million non-GAAP)
Diluted earnings per share	-9%	$2.19	$2.40
	(25% non-GAAP)	($3.53 non-GAAP)	($2.82 non-GAAP)

For a reconciliation between GAAP and non-GAAP measures, see Appendix A to this proxy statement.

In fiscal year 2018, we made good progress with the three following foundations that allow us to drive our ResMed 2020 strategy:

(1)

global leadership in digital health and connected care. As of fiscal year end, over 5 million patients were monitored at home with our connected care systems, our AirView system had over 8 million patients, and over 1 million patients had signed up for myAir, while our Brightree system had over 64 million patient accounts as part of its post-acute care network. Our connected health strategy is advancing across multiple markets;

(2)

expansion in new markets. We ended fiscal year 2018 with sales (adjusted for short-term incentive measurements) in our respiratory care, Asia growth markets, software-as-a-service, and Germany Healthcare, in the aggregate, of approximately $623 million, with constant-currency growth of 5%; and

(3)

strong focus on operating excellence: for talent development and to leverage our scale. Each quarter of fiscal year 2018 showed double-digit net operating profit improvement. For the full fiscal year, our adjusted operating profit, net income, and earnings per share all grew faster than our adjusted net revenue.

Strong absolute and relative total stockholder returns. Our total stockholder returns (TSR) on the NYSE were very strong, outperforming the S&P 500 index and our peer group. Our one-, three-, and five-year annualized TSR were 35%, 25%, and 20%, respectively. In comparison, the S&P 500 index experienced average annualized TSR of 14%, 12%, and 13% over the one-, three-, and five-year periods ended June 30, 2018.

Against our peer group, our annualized NYSE TSR was above the median over five years, and above the 75th percentile over one and three years.

The table below shows these comparisons with more precision.

Period	ResMed’s annualized total stockholder return (NYSE)	S&P 500 average annualized total stockholder return	NYSE peer group median annualized total stockholder return
One year ended June 30, 2018	35%	14%	11%
Three years ended June 30, 2018	25%	12%	17%
Five years ended June 30, 2018	20%	13%	21%

Because our primary listing is on the NYSE, our TSR based on performance of our CHESS Units of Foreign Securities trading on the ASX is impacted by currency fluctuations between the US and Australian dollars. Nevertheless, our one-, three-, and five-year annualized TSR on the ASX were very strong at, respectively, 43%, 27%, and 25%. These were significantly above the ASX 100 index, which experienced average annualized total stockholder returns of 5%, 4%, and 5%, over the one-, three-, and five-year time periods. It was also above the 75th percentile of our Australian compensation peers for a one- and five-year period; and slightly under the 75th percentile for the 3-year period. The table below shows these figures.

Period	ResMed’s annualized total stockholder return (ASX)	ASX 100 average annualized total stockholder return	ASX peer group median annualized total stockholder return
One year ended June 30, 2018	43%	5%	13%
Three years ended June 30, 2018	27%	4%	8%
Five years ended June 30, 2018	25%	5%	15%

Strong capital management and return to our stockholders. During fiscal year 2018, we increased the dividend paid to stockholders. In July 2017, we increased our quarterly dividend by 6%, from $0.33 to $0.35 per share; and in August 2018, we announced a further 6% increase, to $0.37 per share. During fiscal year 2018, we paid approximately $200 million in dividends, representing a dividend payout ratio of 63% of net income, or 39% of adjusted (non-GAAP) net income. We also resumed our share repurchase program in the second quarter of fiscal year 2018, and during the balance of fiscal year 2018 we repurchased approximately $54 million of stock.

Compensation at risk and tied to our performance. During fiscal year 2018, approximately 89% of our chief executive officers’ compensation and 82% of our other named executive officers’ compensation was at risk in the form of annual cash incentives and equity awards, which are paid or earned based on our financial and stock price performance. The compensation decisions for fiscal year 2018 maintained the at-risk weighting for our named executive officers largely consistent with 2017, with most of the increases in compensation in the form of at-risk equity compensation. Based on this incentive-driven structure, our pay delivery matched both internal operating performance and external share price performance in 2018.

•

Annual cash incentive awards were earned in a range from approximately 97% to 103%, based on performance in our key financial measures. During fiscal year 2018, the primary performance measures for our chief executive officer and our president and chief operating officer were adjusted net sales, which was achieved at approximately 99.5% of target, and adjusted operating profit as a percentage of revenue, which was achieved at approximately 102.1% of target, weighted equally. Based on these metrics, these two executives earned approximately 102.7% of their target short-term cash incentive. These same two components, weighted equally, comprised 80% of the incentive opportunity for our chief financial officer and our global general counsel and chief administrative officer; and 40% of the opportunity for the president of our sleep business. The balance of the opportunity for these three executives were based on specific business unit goals. These three officers earned between approximately 96.5% and 97.7% of target opportunity. We believe these measures reflect operating activities that are within the officers’ purview and most important to long-term stockholder value creation, as they focus on top line and bottom line performance.

We achieved between 93% to 102% of targeted performance under each of our goals, resulting in total payouts ranging from 96% to 102% of target bonus opportunity for each of our named executive officers as illustrated in the tables below.

Goal		Target performance	Actual performance	% of goal achieved	% of payout earned (before weighting)
Adjusted net sales		$2,270,177	$2,259,764	99.54%	98.47%
Adjusted operating profit as % of sales		27.21%	27.77%	102.08%	106.93%
Growth markets adjusted net sales		$637,017	$593,887	93.23%	77.43%
Sleep Adjusted Net Sales		$1,638,327	$1,670,934	101.99%	106.63%
Sleep Adjusted Operating Profit as % of Net Sales		32.39%	31.72%	97.93%	93.10%

Executive	Farrell	Douglas	Sandercock	Pendarvis	Hollingshead
Corporate adjusted net sales	50% weight/ 49.24% payout	50% weight/ 49.24% payout	40% weight/ 39.39% payout	40% weight/ 39.39% payout	20% weight/ 19.69% payout
Adjusted Operating Profit as % of Net Sales	50% weight/ 53.47% payout	50% weight/ 53.47% payout	40% weight/ 42.77% payout	40% weight/ 42.77% payout	20% weight/ 21.39% payout
Growth markets adjusted net sales			20% weight/ 15.49% payout	20% weight/ 15.49% payout	20% weight/ 15.49% payout
Sleep adjusted net sales					20% weight/ 21.33% payout
Sleep adjusted operating profit as % of net sales					20% weight/ 18.62% payout
Total payout as % of target opportunity	102.70%	102.70%	97.65%	97.65%	96.51%

•

We set challenging goals for our executives for fiscal year 2018. Our fiscal year 2018 adjusted net sales goal required 10% constant currency growth over fiscal year 2017. When the fiscal year 2018 adjusted net sales goal was set, it was above our peers’ median trailing twelve-month revenue growth rate of 8% through June 30, 2017. Our actual fiscal year 2018 net sales growth (adjusted for short-term incentive plan calculations) was 9.3%, which was above the median of our peer group.

Similarly, our fiscal year 2018 goal for adjusted operating profit as a percentage of revenue was 27.21%. This was a higher percentage of revenue than our actual fiscal 2017 adjusted operating profit percentage of 26.82%, and when combined with our 2018 sales target, was projected to deliver increased operating profit in fiscal year 2018, compared with fiscal year 2017. Our actual adjusted operating profit performance of 27.77% was above our internal goal, and operating profit before tax, in dollars (adjusted for short-term incentive plan calculations), increased by 17%, from $554 million in fiscal year 2017, to $649 million in fiscal year 2018.

Our equity program is tied to stock price performance and provides a direct link with the long-term interests of our stockholders.

•

Our fiscal year 2018 equity program design is balanced, with 50% of grant value in long-term performance units, providing a direct link with the long-term interests of our stockholders. Fifty percent of our named executives’ annual equity award values are in the form of performance-based stock units, or PSUs, that are earned over a four-year performance period beginning on our annual meeting date, with the number of shares to be earned depending on our total stockholder return, or TSR, over the applicable performance period. The outstanding PSU grants made in fiscal 2016 and 2017 require a minimum threshold of 22% cumulative annual TSR performance, before threshold shares are earned, and they require 46% cumulative TSR performance before target shares are earned, each as measured over a four-year performance period, with opportunity to earn threshold number of shares after three years if cumulative TSR performance is at least 16% at the end of three years, and target number of shares if cumulative TSR performance is 22% at the end of three years.

In addition to the PSUs described above, the other 50% of the grant date value of our annual equity awards are granted in the form of either (1) stock options, or (2) restricted stock unit awards. Before the grant date, the officer can choose to receive the remaining 50% of grant value as 100% options, 100% performance-based RSUs, or 50% of each.

Both the options and RSU awards time vest subject to continued service over a three-year period, but the RSU awards, consistent with prior years, are subject to the performance condition that we achieve 50% of our budgeted adjusted operating profit in our third and fourth quarters, either individually or combined. Because we exceeded the minimum targeted adjusted profit for the second half of fiscal year 2018, all RSUs that were granted during the fiscal year were earned, but continue to be subject to a three-year service-based vesting requirement from the grant date. We believe our RSU awards and stock option awards are also performance-based, because the ultimate value an executive will derive depends mostly on our stock performance, which in turn is driven by our financial performance.

The fiscal year 2018 program is illustrated below:

•

Balancing Australian and US compensation practices. The committee adopted this long-term equity design to attempt to balance the competing considerations of pay-for-performance orientation, stockholder alignment, retention, and administrative complexity. In particular, granting 50% of the award in PSUs is intended to balance the current practices between our US-based compensation peers and our Australian peers. According to FW Cook’s August 2017 report, which the committee reviewed before the fiscal year 2018 compensation decisions were made, our US peers, as a group, granted, on average, 34% of their long-term incentive value in the form of performance awards, 28% in time-vested restricted stock or RSUs, and 37% in stock options. Our 50% mix of performance awards exceeds this peer data. In contrast, our Australian peers granted almost 99% of their long-term incentive value in the form of performance-based equity. At the same time, our Australian peers typically provide considerably higher base salaries, and lower long-term incentive opportunities than the US peers.

Most of our executive officers reside and work in the US, our primary listing is on the NYSE, and most of our competitors are US-based, so we consider this design a balanced approach, appropriate for our labor and investor markets. Our RSUs and PSUs do not earn any dividends or dividend equivalents, and so are valued less than at our peers who do provide dividend equivalents.

•

Despite meaningful actual TSR performance over the three-year performance period of 65%, PSUs based on a performance period ending in fiscal year 2018 resulted in payouts below target. PSU grants that vested in fiscal year 2018 were made in fiscal year 2015, based on our relative TSR performance, over the three-year performance period, as compared to the US Dow Jones Medical Device Index, a broad-based index of medical device companies. These PSUs required TSR at the median of the index before any portion of the performance-based equity awards are earned; target performance required TSR at the 60th percentile. These PSUs ended their three-year performance period during fiscal year 2018. ResMed’s TSR was 64.90% over the three-year performance period ending November 2017, which was above the required threshold performance of 56.94%, but below the 60th percentile target level of 69.50%. As a result, shares were delivered at only 57% of the target number. This outcome speaks to the high goal-setting, with a target at the 60th percentile and threshold at the median, and the failure to earn at target, despite approximately 65% absolute TSR during the performance period, is viewed as a pay-for-performance outcome.

•

PSUs granted since fiscal year 2016 can be earned based on absolute TSR growth, with meaningful TSR growth targets set for a four-year performance period. In fiscal year 2018, the committee continued the PSU design begun in fiscal 2016: PSUs are earned for absolute TSR with a target of 10% compounded annual growth, which equates to 46% growth over four years, and 33% cumulative growth over three years. This design is based on the committee’s belief that its executives are responsible for creating value for our stockholders and that the performance of other companies is an external variable that is outside their control and outside their scope of responsibility. In establishing this design, the committee desired to continue to provide strong incentives to management to achieve stock price appreciation and to closely align management’s interests with actual long-term stockholder experience, while rewarding meaningful performance consistent with company goals.

Our outstanding long-term PSUs granted in fiscal 2016, 2017, and 2018 are based on cumulative absolute TSR performance over a four-year performance period, with threshold, target and maximum performance based on achieving four-year cumulative TSR of 22%, 46%, and 75%, respectively. Payouts may range from 50% to 225% of target shares granted, with no shares earned for below-threshold performance.

In addition, our outstanding PSUs provide for an earlier earnout opportunity, to recognize that a multi-year TSR incentive is effectively subject to point-to-point comparison. If we achieve cumulative three-year absolute TSR performance of 16% at the end of the third year of the performance period, that performance accelerates the award with a revised earn out schedule that is still based on the same annualized TSR growth for threshold, target and maximum growth requirements, all as set forth below.

Growth requirements	Annual base TSR growth	Cumulative 4-year TSR	Accelerated cumulative 3-year TSR	Payout percentage of target shares granted
Below threshold	Below 5%	Less than 22%	Less than 16%	0
Threshold	5%	22%	16%	50%
Target	10%	46%	33%	100%
Maximum	15%	75%	52%	225%

The design also recognizes that shareholders may buy and sell on a different schedule than only the three- and four- year anniversaries of grant. So an additional feature of our outstanding PSUs is that 25% of the target PSUs may be earned and banked if, at the end of any fiscal quarter, during the first three years, cumulative TSR since grant is equal or greater than 33% (that is, the required minimum performance for payout at target after three years). Banked awards are paid at the end of the third year, count against actual awards earned based on performance at the end of the performance period, and once the banking condition is met, no additional banking may occur.

The committee believes this current PSU design more closely aligns with actual stockholder experience, is less subject to point-to-point stock price volatility, provides a stronger retention mechanism, and rewards long-term value creation for our stockholders.

Market-competitive compensation. Our objective is to provide a target total compensation program that is competitive with similarly-sized US-based public companies in the medical device and medical technology industries with which we compete for executive talent. One of the three foundations of our ResMed 2020 strategy is to ensure best-in-class talent, which we believe requires providing total direct compensation for executives that is at least near the median. The committee reviews benchmark data, but does not target a specific benchmark level.

At the beginning of fiscal year 2018, FW Cook’s report to the committee showed that fiscal year 2017 total direct compensation (measured by base salary, short-term incentive at target, and long-term incentive at grant date value) for our chief executive officer was positioned a little below the 50th percentile for US peers and 85th percentile for the secondary Australian peers. This data illustrated that our chief executive officer had a base salary at the 45th percentile, total target cash compensation at the 55th percentile and equity values at the 50th percentile of the U.S peer group, consistent with the philosophy to provide a greater portion of compensation in the form of at-risk and equity compensation. For fiscal year 2018, the committee increased the chief executive officer’s base salary by 4%, to recognize his continued development and performance.

Last year’s positive say-on-pay vote and continued implementation of emerging best practices. At our 2017 annual meeting, our stockholders voted to approve, on an advisory basis, the compensation paid to our executive officers disclosed in last year’s proxy statement; 94% of the shares voted on this proposal voted in favor of our executive compensation.

The 94% support was an increase from both the 83% approval in November 2016 and the 87% approval in November 2015. Based on feedback from our stockholders, we believe this improvement was due primarily to the three compensation program changes we announced in August 2017, that were intended to address stockholder concerns and to continue to move our program to best practices. These changes included elimination of single trigger equity acceleration, adoption of a clawback policy, and increased stock ownership guidelines for our chief executive officer. The compensation committee also believes this vote is a signal of support for our programs, which are set based on a US compensation philosophy.

We believe that our dual US and Australia shareholder base affects the rate of say-on-pay support in a manner that does not apply to many of our US competitors, where the shareholders are more US-based and expect a pay program driven by US labor market norms. Our 2017 NYSE shareholder support was 98%, but ASX support was 85%. The committee believes these variations in approval rates primarily reflect the fact that ResMed’s compensation practices are more aligned with US compensation practices than those at ASX companies, combined with an expectation by some Australian shareholders that the US-based executive team should have compensation that reflects the local Australian labor market, rather than the market where most of the executives are domiciled and where ResMed competes for talent.

As discussed above in the sub-section titled “Balancing Australian and US compensation practices,” the US-based pay philosophy results in executive compensation that is different than the Australian model, with considerably lower base salary, higher short-term cash incentives, and higher target equity value. Further, US norms have a lower percentage of equity value subject to performance conditions than exhibited by Australian companies, which we balance by granting a higher percentage of equity in a performance-based manner than the average company in our US peers. We believe our compensation arrangements balance the competing philosophies and are in the best long-term interests of our stockholders, because most of our executive officers are in the US, and we compete for talent mostly with companies that pay using US compensation structures. We continued informal dialogue with our ASX stockholders during fiscal year 2018; but in light of the approval in the say-on-pay vote, broadly maintained consistency in our executive compensation program.

Best practices. Our compensation committee, assisted by its independent compensation consultants, continuously monitors emerging best executive compensation practices, particularly at our peer companies. As part of this review, and also based on communications with our stockholders, during fiscal year 2018, we made three changes to our executive compensation program:

•

Clawback policy adopted. The committee adopted a compensation recovery policy, which provides that we may recover annual or long-term incentive compensation from our executive officers if ResMed is required to prepare an accounting restatement due to its material noncompliance with any financial reporting requirement under United States securities laws. The policy allows recoupment from an officer regardless of the particular officer’s role in the transactions or reporting that caused the noncompliance. The policy applies to any amounts of incentive compensation that would not have been awarded, vested, or paid to the officer had the financial results been properly reported.

•

Required double-trigger equity acceleration. We have amended the change of control agreements with our executive officers, so that in the event of a change of control, the agreements will only accelerate vesting of equity on a double-trigger basis, that is, if their employment is terminated under specified circumstances within six months before or one year after a change of control. Equity grants made to our executive officers during fiscal year 2018 include a similar double-trigger acceleration for a change of control.

•

Increased equity award ownership guidelines. We increased the stock ownership guidelines for our chief executive officer, from 300% of salary, to 500%. As of 2017 fiscal year-end, our chief executive officer exceeded this guideline. Ownership guidelines for the other named executives remain at 150% of salary. We give our executive officers five years to meet these guidelines. If they do not meet them at that time, then they must retain shares equal to one-half of the after-tax value of shares acquired on vesting or exercise of options and RSUs until the guidelines are met. As of the record date, each of our executive officers exceeded their guideline.

In addition to these recently-adopted policies, we have continued to use compensation practices that we understand to be consistent with best practices, and do not have practices generally viewed as problematic.

•

No excise tax gross-ups in change of control agreements. Our change of control agreements do not provide excise tax gross-ups. They include a “best pay” limitation, which reduces the severance payments and benefits payable to the extent necessary so that no portion of any payments or benefits payable upon a change of control would be subject to excise tax if the reduction would result in the net amount payable to the employee being greater than the net amount received without the reduction.

•

Limited severance. All of our named executive officers are employed at-will, and have no contractual right to cash severance on termination, except for qualifying terminations in the event of a change of control. The cash severance on change of control is limited to a double trigger (requiring both a change of control and a termination) and the highest multiplier is for our chief executive officer, at 200% of salary and short-term incentive.

•

Limited retirement plans. We do not provide supplemental pension plans for our named executive officers. Our executives in the US and Australia participate in our 401(k) plan and superannuation plan on the same statutory basis as all other employees. During fiscal year 2018, we adopted a policy that provides pro-rata equity vesting for officers who retire at or after age 60, with at least 5 years’ service.

•	Pledging and hedging prohibited. We have a policy prohibiting our officers and directors from hedging or pledging their ResMed stock, in accordance with emerging best practices among our US peers.

•	Unvested equity awards do not include dividends. No dividends accrue or are paid on our outstanding equity awards.

Philosophy and objectives of our executive compensation program

We want to attract, motivate and retain high-quality employees who reflect our values and will enable us to achieve our short- and long-term strategic goals. We operate in a high-growth environment where substantial competition exists for skilled employees. Our ability to attract, motivate and retain high-caliber individuals depends in large part on the compensation packages we offer. We believe that our executive compensation programs should reflect our financial and operating performance. In addition, individual contribution to our success should be supported and rewarded. In designing and implementing our executive compensation program, the committee is guided by the following principles:

Pay-for-performance aligned with stockholder interests and largely at-risk compensation are the cornerstones of our compensation program. A significant portion of our executives’ compensation is at-risk and tied to the achievement of pre-established short-term corporate financial objectives through our annual cash incentive programs that our chief executive officer and our president and chief operating officer earn based on achieving our corporate goals relating to adjusted net sales and adjusted operating profit as a percentage of revenue, weighted equally. These two measures represent fundamental financial metrics: top-line sales, and the portion of those top-line sales that fall to the bottom-line. The chief executive officer and president and chief operating officer are tied to these fundamental annual metrics because they are critical drivers of our stockholder returns. Meanwhile, the remaining named executive officers earn their cash short-term incentive payments based 40% on achieving our corporate and business unit goals related to adjusted net sales and 40% on achieving our corporate and business unit adjusted operating profit as a percentage of revenue, with 20% based on achieving our corporate and business unit goals related to sales in selected growth businesses. We live with the financial results of these programs, and corporate officer payouts ranged from 96% to 103% of target in fiscal year 2018.

Equity is a key component of our executive compensation. We believe our equity-based incentive award program enhances long-term stockholder value and encourages long-term performance, because equity-based incentive awards align our executives’ financial rewards with those of our stockholders through appreciation of our stock price. We grant 50% of the value of our executive officers’ equity grants in the form of TSR-contingent PSUs, with the number of shares earned determined only after a four-year performance period, with the ability to accelerate after three years, based on our total stockholder return (also, up to 25% of target PSUs may be earned during the first three years under certain conditions that require excellent TSR performance). We grant the other 50% of the value of our executive officers’ equity grants in the form of RSUs or stock options, which may be chosen individually by executives.

The vesting of RSUs to our executive officers is subject to a specific performance condition related to our adjusted operating profit, in addition to our three-year vesting requirement. This condition was intended for units to qualify as performance-based compensation under US tax laws and preserve the deductibility of the compensation paid, while providing a tie to our measurable performance. In December 2017, however, US tax laws were changed in a way that eliminated the tax advantage of this performance-based condition. We believe that stock options are inherently performance-based, because they only deliver value if our stock price increases above the closing price on the date the option is granted. In addition, the value our executive officers ultimately receive from either stock options or RSUs depends on our stock performance over the three-year vesting periods of the grants. The vesting periods and the long-term performance periods under our PSUs also encourage retention of top executive talent.

The following pie charts illustrate the allocation of all compensation earned for fiscal year 2018 (as shown in the Summary Compensation Table at page 64 below), for our chief executive officer and the average the other named executive officers. We maintain this at-risk philosophy despite market data showing that base salary is emphasized in Australia and Europe, where certain of our executive officers reside.

CEO FY18 compensation summary	Other NEOs FY18 compensation summary

Provide market-competitive cash compensation. Our objective is to provide a target total compensation program that is competitive with similarly-sized US-based public companies in the medical device and medical technology industries with which we compete for executive talent. The committee reviews benchmark data for the individual and for the group as a whole, but does not target a specific benchmark level.

During fiscal year 2018, the committee used a broad guideline of total target cash compensation at approximately the 60th to 70th percentile of our US peer group; and that total target cash compensation should reflect a relatively lower emphasis on salary and a higher percentage of pay at risk in the form of an annual cash incentive. The guideline is broad, to recognize individual situations, and also allows us to reflect the fact that we set challenging targets for our short-term incentive programs.

Align stockholder interest with long-term equity. Equity is a key component of our executive compensation. We believe our equity-based incentive award program enhances long-term stockholder value and encourages long-term performance, because equity-based incentive awards align our executives’ financial rewards with those of our stockholders, through appreciation of our stock price.

During fiscal year 2018, we continued the PSU equity program introduced in fiscal year 2013, and PSUs represented 50% of the equity value in our annual grants. In fiscal year 2018, we also continued our practice of providing executives the choice to select whether the balance of their equity awards would be entirely in the form of stock options, entirely in RSUs or evenly split (in value) between the two.

Performance criteria for PSUs granted during fiscal year 2018 are based on absolute total shareholder return over a four-year measurement period, with an opportunity to accelerate payouts after year three, if TSR performance is high enough. The committee believes this design aligns with actual stockholder experience, is less subject to point-to-point volatility, rewards performance for which executives are accountable, provides a stronger retention mechanism, and promotes long-term value creation.

Make informed decisions. The committee annually retains an independent compensation consultant to advise the committee on executive compensation matters for executive officers and to perform a comprehensive market analysis of our executive compensation program, pay levels, and relative operating performance. See the section titled “Peer group comparisons” below.

Compensation process

Compensation committee role. The compensation committee establishes our general compensation policies, and reviews and approves salaries, short-term incentives, equity-based compensation, and all other elements of the compensation offered to our executive officers (including our named executive officers), and all other executives that report to the office of the chief executive officer. The board has determined that all members of the compensation committee are independent directors under NYSE standards.

On an annual basis, the committee considers each of the three primary elements of compensation (salary, cash incentives and equity) based on market analysis, individual performance, the value of the individual to ResMed, and other factors it deems relevant. The committee also considers regional variation. For example, base salaries for certain positions in countries outside the US, when translated to US dollars, may compare to market differently when compared to US market peers than when compared to peers in their home country. There are also regional variations in market practices for short-term and long-term incentives. The committee attempts to balance the goal of paying consistently with the local market, with the goal of maintaining internal consistency using a US pay philosophy for executives in different regions, which creates alignment throughout the executive team.

The committee also reviews our peer group, our executive benefits and perquisites, our equity pay practices, and the risks related to our compensation programs, on an annual basis. The committee regularly considers supplemental compensation policies and practices such as change of control, severance, and retirement.

Timing of decisions. In fiscal year 2018, we continued the practice established in fiscal year 2017, to re-set our executive officers’ compensation on December 1, to align with our annual equity grant, which generally occurs on the date of our stockholder meeting in November. This timing is consistent with our practice for all employees. This timing allows us to consider the previous year’s performance, and the new fiscal year’s performance goals, in compensation decisions. The timing of compensation decisions does not allow us to consider feedback following a lower-than-expected say-on-pay vote, since we would only just have the new say-on-pay information and no time to consider feedback or reactions.

The committee generally makes decisions on the principal components of executive officer compensation – base salary, short-term incentive potential, equity awards, and perquisites – during the first quarter of the fiscal year. Specific short-term incentive performance targets for executive officers are generally determined before or during the first month of the fiscal year for that year. Determining actual performance versus targets and calculating short-term incentive payouts generally occur in the first two months following the end of our fiscal year. Short-term incentive payments to our executive officers are made after the fiscal year-end audit is complete. If other executive compensation issues arise during the course of the year, the committee takes those issues up on a case-by-case basis. The impact on compensation of a change of role is generally decided contemporaneous with the role change.

Independent compensation consultants. In making its decisions, the committee reviews data obtained from peer group companies and considers the recommendations of management and the analysis and advice of its independent compensation consultants regarding each element of compensation. The committee has independent authority to retain advisors. The committee has retained FW Cook, Inc., an independent compensation consultant, to advise the committee with respect to compensation matters for executive officers. FW Cook performs no work for us other than its work providing executive compensation consulting services to the committee.

During fiscal year 2018, the committee reviewed market practices and benchmark data from FW Cook, and considered ResMed’s and our executives’ relative performance and the recommendations of the consultants. FW Cook also advised the committee regarding the Australian company benchmarks for the positions of our chief executive officer, as well as executive officers who reside there. FW Cook further advised the committee regarding long-term incentive design practices and alternatives as well as peer group equity practices. In addition to FW Cook, management retained Aon plc to provide performance results of our PSUs. The committee also considered the experience and knowledge of committee members regarding compensation practices for comparable positions at other companies. Although the committee considers various sources of information and recommendations, ultimately, of course, the committee relies on its own independent judgment.

Management’s role. Our chief executive officer, president and chief operating officer, chief human resources officer, chief administrative officer and global general counsel, chief financial officer, and members of their teams, provide input and recommendations to the committee regarding pay to the executive officers and other members of management for the committee’s review and approval. While the committee gives consideration to these recommendations, it exercises independent judgment. Management provides to the compensation consultants and to the committee historical and prospective breakdowns of total compensation components for each executive officer and financial data in support of the various compensation components. Management also provides recommendations that include financial goals and criteria for our annual and long-term incentive plans. Management gathers the information it provides from consultants, the market, and internal resources, allowing designs and strategies to be tied directly to our business needs. While management members typically attend committee meetings, the committee chair excuses individual management members as appropriate for independent review and decision-making.

Peer group comparisons. In making its decisions on executive compensation, the committee generally uses industry compensation surveys prepared by outside consultants, which review each position against comparable positions within a peer group. The US peer companies are generally within one-quarter and four times the size of our revenue and market capitalization, with ResMed in the middle to avoid bias from too many large or small peer companies. We select peer companies that are medical device or medical technology companies with a market capitalization, profitability, revenue, and employee population roughly comparable to ours.

The committee periodically reviews the composition of the peer group and the criteria and data used in compiling the list, and considers modifications to the group. In May 2017, before making fiscal year 2018 decisions, the committee reviewed the peer group, considered other companies for inclusion, and made no changes. The 17 companies comprising the US peer group for fiscal year 2018 decisions were:

Alere Inc.	Illumina Inc.

Bio-Rad Laboratories, Inc.	Intuitive Surgical, Inc.

C.R. Bard, Inc.	Mettler-Toledo International Inc.

Charles River Laboratories International, Inc.	NuVasive, Inc.

The Cooper Companies Inc.	PerkinElmer Inc.

Dentsply Sirona Inc.	STERIS plc

Edwards Lifesciences Corp.	Varian Medical Systems Inc.

Haemonetics Corp.	Waters Corporation

Hologic Inc.

As of June 30, 2017, compared to our US peer group, ResMed was at the 48th percentile for market capitalization, the 22nd percentile for revenue, the 45th percentile in operating income, and the 22nd percentile for employee population. The committee believes that this peer group reflected a reasonable cross-section of our labor market for talent and included companies that our investors might consider in determining the reasonableness of our pay and alignment of our pay with our performance.

In May 2018, the committee approved a new peer group to be used for fiscal year 2019 compensation decisions. The committee removed Alere and C.R. Bard, which had been acquired, and replaced them with two medical device companies: Teleflex Incorporated and Align Technology, Inc. which each have less revenues, operating income and market capitalization than ResMed.

The committee also considers compensation survey data from FW Cook regarding similarly-sized Australia-based publicly listed companies for our Australia-based chief financial officer, and for other executive officers based in Australia, as well as for our chief executive officer. Our chief executive officer is based in the US, so the Australian data are viewed as supplemental and secondary to the US data, and reviewed to understand the differences between the potential expectations of our NYSE and ASX stockholders. The committee generally gives less weight to the Australian peer group, because the ASX peer group is less comparable to ResMed, and because ResMed compensates senior executives and directors on a US-style pay model, which is structurally and quantitatively different from the typical practices of companies in the ASX peer group.

In May 2017, the committee reviewed the existing Australian peer group, considered other Australian companies for inclusion, and decided no changes were needed. The thirteen Australian peer group companies reviewed for 2018 compensation decisions were:

Adelaide Brighton Limited	Healthscope Limited

Ansell Limited	Incitec Pivot Limited

Boral Limited	James Hardie Industries PLC

Cochlear Limited	Primary Health Care Limited

Computershare Limited	Ramsay Healthcare

CSL Limited	Sonic Healthcare

Fisher & Paykel Healthcare Limited

As compared to our Australian peer group, ResMed was above the 75th percentile for market capitalization, and between the median and the 75th percentile for revenue.

In May 2018, the committee reviewed the Australian peer group to be used for fiscal year 2019 compensation decisions, and made no changes.

Elements of compensation

Base salary. Base salaries provide our executives with a degree of financial certainty and stability. To attract and retain highly qualified executives, we pay within salary ranges that are generally based on similar positions in companies of comparable size and complexity in the US. Using the peer group data, the committee assesses market base salaries at the median, 60th and 75th percentiles. Our executive compensation philosophy is to pay at least near the median for high performing and experienced officers when targets are achieved. Adjustments are made based on the committee’s assessment of position, performance, experience, and role.

Annual salary adjustments for fiscal year 2018 were effective December 1. Based in part on the US peer data, the committee positioned our chief executive officer’s fiscal year 2018 target total cash compensation at the 60th percentile of our US peers. The committee thought it appropriate to continue to structure our chief executive officer’s cash compensation with a greater portion, compared to market, of at-risk short term incentive compensation. Thus, our chief executive officer’s base salary was increased by 4%, resulting in base salary at about the median, while his short-term incentive target was maintained at 130% of salary, a 75th percentile percentage; resulting in total target cash compensation at the 60th percentile.

For fiscal year 2018, the committee increased the salaries of each of our other named executive officers by 2.5% in constant currency, slightly less than our company budgeted increase, while increasing the amount for a recently-promoted officer by approximately 24%, reflecting his increased responsibilities.

The table below shows the base salaries for our named executive officers. For Mr. Sandercock, the amounts shown in the table below represent the US dollar equivalent of his non-US dollar-denominated salaries, which is impacted by currency fluctuations. We believe that year-to-year currency fluctuations make the constant currency increases most meaningful for officers residing outside the US.

Named executive officer	2018 base salary	2017 base salary	Constant currency percentage increase from 2017 to 2018

Michael Farrell Chief executive officer	$950,000	$912,000	4.2%

Rob Douglas President and chief operating officer	$821,743	$801,700	2.5%

Jim Hollingshead President - sleep business	$620,000 (a)	$501,005	23.8%

David Pendarvis Chief administrative officer, global general counsel and secretary	$539,193	$526,042	2.5%

Brett Sandercock Chief financial officer	$459,659 (b) AUD 612,878	$460,406 (b) AUD 597,930	2.5%

(a)	Mr. Hollingshead received his annual increase effective July 1, 2017, at the time of his promotion.

(b)	These amounts reflect the exchange rate we used in setting our budget for the respective fiscal year. The exchange rate used for 2018 was approximately AUD:USD 1 to 0.75, and the exchange rate for 2017 was approximately AUD:USD to 0.77. The committee approved base salary in local currency.

Annual performance-based short-term incentives. The primary purpose of our annual short-term cash incentive program is to motivate our executives to meet or exceed our company-wide and business unit short-term operating performance objectives. The program is intended to motivate our management team to execute on our business goals, to realize our budgeted growth, to share our success with eligible executives to the extent warranted by our performance, and to provide competitive compensation to eligible executives in a manner consistent with our philosophy of paying for performance. Amounts earned are based on a targeted percentage of actual salary paid for the year and not the base salary in effect at the end of the year.

In setting appropriate short-term incentive target opportunities for fiscal year 2018, the committee reviewed the 50th, 60th, and 75th percentiles of peer comparables (both in terms of target amounts and amounts actually earned). The committee also considered the potential effect of short-term incentive targets on total cash compensation and reviewed total cash compensation at peer comparables at those same percentiles. For fiscal year 2018, the committee made no change to the target short-term incentive opportunity for our chief executive officer and other named executive officers, which range from 75% to 130%, consistent with its philosophy to have more cash compensation at risk and tied to our performance. This incentive level, as a percentage of base salary, positioned our chief executive officer between the 60th and 65th percentiles for total target cash compensation among US peers for fiscal year 2018.

The committee believes it best to tie each executive’s incentive pay to the areas over which the executive can assert the most influence and to vary the weighting to reflect the relative focus desired by the executive for each metric. For fiscal year 2018, the committee decided to revise the short-term incentive metrics to align with revisions in ResMed’s operating model, which transitioned from a regionally-based model to a model primarily based on specific businesses that operate globally. The committee determined that adjusted net sales and adjusted operating profit as a percentage of revenue remained important performance metrics on a global basis, because these goals focus on profitably increasing our revenue, as well as top- and bottom-line growth. The committee, however, determined that the operating profit metric, which in prior years was measured after tax, should be measured before tax. The committee felt this change would reduce either the positive or negative impact of external events outside of executive control, such as legislative tax rates.

As a result of these decisions, the committee approved a short-term incentive program for fiscal year 2018 with the following elements:

•

The chief executive officer and the president and chief operating officer continued to have their incentives weighted 50% on adjusted net sales and 50% on profitability, with the adjusted operating profit metric measured before tax, rather than after-tax.

•	Other officers with functional responsibilities (our chief financial officer and our global general counsel and chief administrative officer) had the following three metrics and weights:

¡	40%: adjusted net revenue;

¡	40%: adjusted operating profit as a percentage of sales; and

¡

20%: adjusted net revenues from respiratory care, software-as-a-service, Asia growth markets, and Germany Healthcare (“growth businesses”), in the aggregate. The committee added this new metric to increase our executive’s focus on these smaller growth businesses.

•	Officers with specific business responsibilities (our president—sleep business) had five metrics, equally weighted as follows:

¡	20% based on adjusted total company net revenues;

¡	20% based on adjusted total company operating profit before tax as a percentage of sales;

¡	20% based on the specific business’ adjusted operating profit as a percentage of sales;

¡	20% based on the specific business’ adjusted net revenues; and

¡	20% based on growth businesses’ adjusted net revenue.

Other features of the fiscal year 2018 short-term incentive program continued unchanged in fiscal year 2018, such as measuring revenues on a constant currency basis to remove the effect of factors outside management’s control.

The committee believed these weightings appropriately balance overall enterprise financial performance and specific areas of individual responsibility, while aligning incentives to promote cooperation between the sleep and growth businesses. The performance measures and their weighting by named executive officer for fiscal year 2018 were:

Named executive officer	Adjusted net sales	Adjusted operating profit before tax as a percentage of revenue	Specific business adjusted operating profit	Specific business adjusted operating profit	Growth businesses adjusted net sales
Michael Farrell	50%	50%	-		-
Rob Douglas	50%	50%	-		-
Jim Hollingshead	20%	20%	20%	20%	20%
David Pendarvis	40%	40%	-		20%
Brett Sandercock	40%	40%	-		20%

The payout structure for our short-term incentive program has remained the same for several years. It is based on achieving pre-established targeted milestones for each performance metric, and applies to each metric individually. It is described in the following table. Payouts are expressed as a percentage of short-term incentive opportunity for that performance metric. Performance between the achievement levels is paid based on linear interpolation. The committee has established a cap on the maximum short-term incentive total payout per executive officer at 200% of the officer’s target short-term incentive opportunity.

No payout	50% payout	100% payout	150% payout	200% payout
<85% of goal	85% of goal	100% of goal	115% of goal	>130% of goal

The committee approves the actual short-term incentive amounts for executive officers under these criteria after the end of the fiscal year, after reviewing our financial data and performance.

To promote the retention value of our incentive programs, the committee has adopted a policy that if an executive officer separates employment before the date of payment, we will not be obligated to pay any cash or other short-term incentive awards. This policy does not impact options, RSUs, or other long-term incentives that have vested at the time of separation.

The fiscal year 2018 targets and actual performance for each of the metrics are listed below.

Short-term incentive component	Threshold performance- 50% payout ($ in thousands)	Targeted performance- 100% payout ($ in thousands)	Maximum performance- 200% payout ($ in thousands)	Actual performance ($ in thousands)	Percentage achieved	Short-term incentive percentage payout based on percentage achieved
Adjusted net sales	$1,929,651	$2,270,177	$2,951,230	$2,259,764	99.54%	98.47%
Adjusted operating profit as a percentage of revenue	23.13%	27.21%	35.37%	27.77%	102.08%	106.93%
Total achieved after weighting						102.70%
(50% each)					Farrell and Douglas
Growth businesses adjusted net sales (20% weighting)	$541,465	$637,017	$828,122	$593,887	93.23%	77.43%
Total achieved after weighting						97.65%
(40%-40%-20%)					Pendarvis and Sandercock
Sleep business adjusted net sales	$1,392,578	$1,638,327	$2,129,825	$1,670,934	101.99%	106.63%
Sleep business adjusted operating profit as a percentage of revenue	27.53%	32.39%	42.11%	31.72%	97.93%	93.10%
Total achieved after weighting						96.51%
(all components 20%)						Hollingshead

We set challenging goals for our executives for fiscal year 2018. Our fiscal year 2018 adjusted net sales goal required 10% constant currency growth over fiscal year 2017. When the fiscal year 2018 adjusted net sales goal was set, it was above our peers’ median trailing twelve-month revenue growth rate of 8% through June 30, 2017 (based on our compensation consultant’s August 2017 report). Our actual fiscal year 2018 net sales growth (adjusted for incentive plan calculations) was 9.3%, which was above the median of our peer group.

Similarly, our fiscal year 2018 goal for adjusted operating profit as a percentage of revenue was set at 27.21%. This was an increase over fiscal year 2017’s adjusted operating profit of 26.82%. Our actual adjusted operating profit performance of 27.77% was above our internal goal. Adjusted operating profit margin was above the median of our peer group’s trailing twelve-month operating profit performance through June 30, 2018, reflecting our high margins.

We believe that our goals are challenging, because they require strong top- and bottom-line growth, and we believe that it is a pay-for-performance outcome that is consistent with our philosophy that we pay below-target bonuses when we fall short of goals.

In calculating short-term incentive global metrics achievement, the committee made the following adjustments from our GAAP financial statement revenue and operating profit calculations to eliminate the impact of certain non-operating revenue and expenses:

•	GAAP net sales of approximately $2.34 billion were adjusted as follows:

¡	using budgeted exchange rates reduced performance by approximately $75 million; and

¡	excluding sales contributed by unbudgeted acquisitions increased performance by approximately $5 million.

•	GAAP global operating profit before tax was approximately $542 million, and was adjusted as follows:

¡	excluding stock-based compensation expenses increased performance by approximately $48 million;

¡	excluding amortization of acquired intangibles increased performance by approximately $46 million;

¡	excluding restructuring expenses increased performance by approximately $18 million;

¡	excluding profits and losses from unbudgeted acquisitions increased performance by approximately $1 million; and

¡	including ResMed’s share of losses from SleepScore Labs, a joint venture, reduced performance by approximately $2 million.

The short-term incentive metrics for business unit achievement use non-GAAP measures that ResMed uses internally in planning, forecasting, and evaluating the results of operations. The primary difference from GAAP is they use selected accounts and entities that align with the leader of the unit’s responsibilities and control. These measures are consistently applied by the committee in setting targets at the beginning of the fiscal year and in assessing performance against the targets. In measuring achievement in fiscal year 2018, the committee made the following adjustments to eliminate the impact of certain non-operating revenue and expenses:

•

Adjusted sleep business net sales is a non-GAAP measure from our internal reporting. Our internal reporting for net revenue in the sleep business, excluding Brightree, was $1.7 billion in fiscal year 2018. This net revenue was adjusted by using budgeted exchange rates, which reduced performance by approximately $46 million.

•

Adjusted sleep business operating profit is a non-GAAP measure from our internal reporting. Our internal reporting for sleep business operating profit was approximately $549 million. This was adjusted as follows:

¡	including ResMed’s share of losses from SleepScore Labs, a joint venture, reduced performance by approximately $5 million;

¡	including working capital charges for inventory and accounts receivable decreased performance by $40 million;

¡	excluding stock-based compensation expenses increased performance by $26 million; and

¡	excluding litigation expenses increased performance by $15 million.

•

Adjusted growth business net sales is a non-GAAP measure from our internal reporting. Our internal reporting for net revenue in the respiratory care, software-as-a-service, German Healthcare, and Asia growth markets, in the aggregate, was approximately $623 million This net revenue was adjusted by using budgeted exchange rates, which reduced performance by approximately $29 million. Revenue from acquisitions was included in both the target and actual performance.

The following table shows the 2018 incentives at target and as earned. All actual short-term incentive payments were funded in accordance with pre-established formulas; there was no discretionary or individual adjustment by the compensation committee.

Named executive officer	Annual short-term incentive target percentage	Annual short-term incentive target	Annual short-term incentive earned	Actual short-term incentive as a percentage of target
Michael Farrell	130%	$1,214,400	$1,247,188	102.70%
Rob Douglas	100%	$813,385	$835,346	102.70%
Jim Hollingshead	80%	$496,000	$478,707	96.51%
David Pendarvis	75%	$400,283	$390,861	97.65%
Brett Sandercock	80%	$363,882 (a)	$355,317 (a)	97.65%

(a)	These amounts were approved in local currency by the committee. The foreign currency is converted to USD based on the fiscal year 2018 average annual exchange rate of approximately AUD:USD 1 to 0.75.

The committee has approved a short-term incentive program for fiscal year 2019 that reflects minor adjustments to the metrics. The 2019 program has the following elements:

•

The chief executive officer and the president and chief operating officer will continue to have the same metrics and weightings as fiscal year 2018, except that the adjusted operating profit metric will be measured as a constant currency dollar amount, rather than as a percentage of revenue. The committee felt this change would make our profitability metric more transparent, directly related to the bottom line, and consistent with metrics used by our peers.

•

Other officers with functional responsibilities will have the same metrics and weights as our chief executive officer and the president and chief operating officer. The committee eliminated the 2018 metric on growth businesses’ revenue, to emphasize the revenue and profitability metrics, and align with the metrics for the chief executive officer.

•	Officers with specific business unit responsibilities will have four metrics, weighted as follows:

¡	20% based on adjusted global net revenues;

¡	20% based on adjusted global operating profit measured as a constant currency dollar amount;

¡	30% based on the specific business’ adjusted operating profit measured as a constant currency dollar amount; and

¡	30% based on the specific business’ adjusted net revenues/

The committee made these changes to align all executives to an overall 50% profitability / 50% revenue split, increase the weight of business unit achievement, and align the profitability metric across all plans.

Other features of the fiscal year 2018 short-term incentive program will continue unchanged in fiscal year 2019.

Long-term equity award program. The major component of our named executive officers’ direct compensation provides a long-term incentive and alignment with stockholders through equity participation. The primary purpose of granting equity awards is to link our officers’ financial success to that of our stockholders, with the value of the equity awards increasing only as our stock price increases, and to promote long-term value creation. Our equity mix is comprised of 50% long-term performance-based PSUs, and the remaining 50% in performance-based RSUs and stock options. This mix increases the capability of the committee to effectively manage our use of shares under our stock plan, balances the performance leverage and performance risk provided by various equity vehicles, more closely conforms with practices at our peer companies, and promotes long-term stock appreciation and value creation.

During fiscal year 2018, we continued our practice to grant PSUs for 50% of the annual equity value for executive officers, and to provide named executive officers the choice to select whether the balance of their equity awards would be entirely in the form of stock options, entirely in RSUs or evenly split (in value) between the two. In addition, the committee continued its practice of granting RSU awards to our executive officers and certain other officers conditioned on achieving certain performance targets, in addition to having a time-based vesting period. This condition was originally intended for units to qualify as performance-based compensation under US tax laws before November 2017, but also provides a tie to our performance. The combined availability of options and RSUs gives our executives the opportunity to balance the incentive award in a manner that suits their particular risk profile and their own preferences in financial or tax planning in US and non-US jurisdictions.

We do not pay dividends or dividend equivalents on any of our equity awards.

No changes to PSU program for fiscal year 2018. For fiscal year 2018 awards, the committee did not make any changes to the PSU program from fiscal year 2017.

Fiscal year 2018 grant values. Each year, the committee establishes grant values, and the relative ratios of PSUs, RSUs, or stock options are determined by the relative values computed under Financial Accounting Standards Board Accounting Standards Codification Topic 718.

In determining the value of awards granted to specific named executive officers, the committee reviewed our performance, the number of outstanding awards available, the present value of the proposed grant, existing unvested option and RSU ownership, the awards granted in prior years, and the grant practices of our peer group companies. For fiscal year 2018, the committee reviewed peer company data to determine competitive equity award values, at the median, 60th and 75th percentiles, for each officer’s position. The committee also considered internal equity relationships, to promote a team-based approach by our senior management team. In arriving at the specific grant size, the committee considered the peer group benchmarks at an individual level, as well as aggregate equity compensation for similar groups at our peers. The committee also considered our officer’s individual performances during fiscal 2017, as well as their experience in their role, and expected future contributions. Taking all those factors into account, for fiscal year 2018 the committee increased our annual equity program grant values from fiscal 2017 by approximately 13% for each of our chief executive officer, and our president and chief operating officer, and in a range from 5% to 15% for our other named executive officers.

Based on both the FW Cook report at the beginning of fiscal year 2018, as well as their updated August 2018 review of executive compensation, the fiscal year 2018 equity grant for our chief executive officer was near the 60th percentile for long-term equity incentives. This resulted in total target compensation near the 60th percentile of the updated peer group for fiscal year 2019 decisions. The committee believed this positioning appropriate given our chief executive officer’s strong performance and ResMed’s resulting strong business and financial results. The other named executive officers were positioned consistent with the committee’s decision to emphasize at-risk compensation elements and align with stockholders’ interests.

The following table sets forth equity grant values provided to our named executive officers in fiscal year 2018, as well as the elections made by our named executive officers regarding the form of award to receive. When it approved the 2018 equity grants in August 2017, the committee approved specific dollar values, and a valuation firm used those values and estimated inputs to calculate the specific number of stock options, RSUs, or PSUs to be granted based on its estimate of the value of the awards on the grant date. The intended values approved by the committee and the actual grant date values were the same. The table below sets forth the grant values, based on the NYSE closing stock price on the applicable date of the grants, a Black-Scholes formula for the options, the probable outcome of the performance conditions for the RSUs, and a Monte-Carlo simulation for the PSUs, each consistent with the accounting standards of FASB 718.

Named executive officer	Grant value	Percentage of grant value in performance- based stock units	Percentage of grant value in stock options	Percentage of grant value in restricted stock units
Michael Farrell	$6,800,000	50%	25%	25%
Rob Douglas	$4,500,000	50%	25%	25%
Jim Hollingshead	$2,000,000	50%	0%	50%
David Pendarvis	$1,700,000	50%	25%	25%
Brett Sandercock	$2,000,000	50%	0%	50%

Terms of performance stock units

Program design. Equity grants to named executive officers during fiscal year 2018 were made under our 2009 Incentive Award Plan, as amended and restated during fiscal year 2018.

Since fiscal year 2013 we have granted long-term performance stock units, or PSUs. As described above, we revised the program design for the fiscal year 2016 year PSUs (granted in November 2015), and continued this revised design in fiscal years 2017 and 2018.

PSUs issued in fiscal year 2015 completed their performance period in fiscal year 2018. The fiscal 2015 PSUs were earned and cliff-vested after the third anniversary of the grant, after the committee certified the extent to which TSR performance criteria had been met, based on our TSR performance relative to the TSR performance of companies included in the US Dow Jones Medical Device Index. The share price at the grant date (our stockholder meeting date) was used as the starting point for the TSR calculation, and a trailing 30 trading-day average share price was used to calculate the share price at the end of the performance period.

The fiscal year 2015 PSUs had a performance-based funding schedule that required us to perform at the median of the index before any portion of the performance-based equity awards could be earned, and required performance at the 60th percentile to earn the target number of shares. Shares earned could range from a minimum of 0% of target shares, to a maximum of 200% of target shares, based on the following schedule:

ResMed’s relative TSR	Payout as a percentage of target
Below 50th percentile	0%
50th percentile	40%
60th percentile	100%
80th percentile and above	200%

Shares earned between these percentiles would be based on linear interpolation.

PSUs issued during fiscal years 2016, 2017, and 2018 are earned and cliff vest after the fourth anniversary of the grant after a four-year period based on our absolute TSR performance, with an opportunity to accelerate payouts after year three, if TSR performance is high enough. The share price at the grant date (our stockholder meeting date) is used as the starting point for the TSR calculation, and a trailing 30 trading-day average share price is used to calculate the share price at the end of the performance period.

Payouts range from 0% to 225% of target, based on the schedule below:

Growth requirements	Annual base TSR growth	Cumulative 4-year TSR	Accelerated cumulative 3-year TSR	Payout percentage of target shares granted
Below threshold	Below 5%	Less than 22%	Less than 16%	0
Threshold	5%	22%	16%	50%
Target	10%	46%	33%	100%
Maximum	15%	75%	52%	225%

Shares earned between these achievement levels would be based on linear interpolation. The program has several features to minimize the impact of daily volatility and point-to-point variation. A 30 trading-day average price is used to measure performance at the end of the period. In addition, if cumulative TSR is 16% after three years, then target is earned, with interpolation for three-year cumulative TSR between 16% and 52%. Finally, if cumulative TSR after grant is greater than 33% at the end of any fiscal quarter in the first three years, then 25% of the target award would be deemed earned, banked and paid out at the end of year three, even if performance at the end of year three is below the year-three threshold. The banking can only occur once, and any final payouts would be net of the banked amount. The rationale for banking this relatively small payout that remains unvested is to retain award holders for at least three years if shareholders had the opportunity to realize a minimum level of 33% TSR in a short time.

PSUs with performance periods that ended in fiscal year 2018 resulted in a payout of less than target shares and less than grant value. The PSUs granted to all our executive officers in November 2014 (fiscal year 2015), ended their three-year performance period during fiscal year 2018. ResMed’s TSR of 64.90% over the three-year performance period from November 2014 through November 2017 reflected the 53rd percentile of the comparison group, and as a result, 57% of the target shares were earned and paid out under the pre-existing formula. This result reflects rigorous goals setting; absolute TSR performance for the three-year period reflected strong price appreciation and added long-term value for our stockholders. The payout amount was certified by the committee, after reviewing third-party calculations of the total shareholder returns for ResMed and the index peers, as well as the percentile distributions. The payout was formulaic and based on the plan’s design, aligning pay delivery with performance, with no discretionary adjustments by the committee.

Because of this result, and the increase in share value during the performance period, our executive officers realized the values from the fiscal year 2015 PSU grants, as shown in the table below.

Named executive officer	Target number of shares at grant	Value at grant(a)	Number of shares acquired on vesting	Value realized on vesting
Michael Farrell	48,905	$2,500,000	27,876	$2,359,146
Rob Douglas	31,984	$1,635,000	18,231	$1,542,890
Jim Hollingshead	13,987	$715,000	7,973	$674,755
David Pendarvis	13,449	$688,000	7,666	$648,774
Brett Sandercock	15,649	$800,000	8,920	$754,900

(a)	The grant date fair value was computed under FASB ASC Topic 718.

Terms of stock options and restricted stock units

Stock options. During fiscal year 2018, stock options were issued under our 2009 Plan to some of our named executive officers, because they have a choice of options or RSUs for the 50% of their award that is not contingent on TSR performance. The plan requires that the exercise price of options equal the fair market value on the grant date, as measured by the closing price of our common stock on the NYSE on that date. Stock options granted to named executive officers and certain other senior executives during the November annual grant process become exercisable one-third per year on November 11th of each year after the grant date, subject to the executive’s continued service with us. On a qualifying retirement, options become exercisable on a pro-rata basis based on the service period. Executives may exercise vested options until the earlier of: (1) expiration of the grant (generally seven years after the date of grant), or (2) one year after separation for any reason (except six months after death in the case of non-US participants, and, for grants made in fiscal year 2018, three years after a qualifying retirement).

The committee considers stock options performance-based compensation. The ultimate economic value received by an option recipient depends on our future stock price performance, and could be zero, if the stock price does not increase above the strike price. These features of stock options align our executives’ interests with stockholders’ interests.

Restricted stock units. During fiscal year 2018, RSUs were granted under our 2009 Plan to all of our named executive officers. The performance conditions require that RSUs are only earned when we meet threshold levels of profitability described in the table below, based on our actual adjusted performance compared to targeted levels of earnings for each of the three performance periods: (1) third fiscal quarter; (2) fourth fiscal quarter; and (3) the third and fourth fiscal quarters combined. One half of the RSUs granted may be earned based on the earnings for each of the third and fourth fiscal quarters. No more than 100% of the RSUs granted may be earned, and once the target is met for a performance period, all RSUs associated with that period are earned. If the target for a performance period is not met, none of the RSUs for that period are earned. However, if the cumulative target for both periods is achieved in either period or in the combined period, 100% of the RSUs granted are earned.

Once earned, the RSUs vest in one-third annual increments from the date of the grant, based on continued service with us, such that all earned awards will be vested three years after grant, which facilitates retention. On a qualifying retirement, RSUs vest on a pro-rata basis based on the service period. We do not pay dividends or dividend equivalents on any of our equity awards.

In August 2018, the committee determined that the performance condition on the November 2017 RSU grants to executive officers had been met, and 100% of the RSUs granted were earned, as shown in the table below. The earned RSUs remain subject to one-third annual vesting increments from the date of grant, based on continued service.

Performance component	Threshold	Approximate actual performance	Percentage payout of RSU award for the metric
Fiscal year 2018 third quarter adjusted earnings	$75,000,177	$168,884,097	100%
Fiscal year 2018 fourth quarter adjusted earnings	$83,547,963	$176,320,168	100%
2018 third and fourth quarter adjusted earnings	$158,548,140	$345,204,265	100%

Equity compensation award policies

The committee’s policy is to generally make its annual incentive award grants to named executive officers and non-executive management effective on or about the annual stockholders meeting date. However, it reserves the right to make exceptions and change the policy. In setting this policy the committee considered many factors, including the alignment of this date with the date equity grants are made to directors and our officers’ December 1 salary adjustment date. This enables management and the committee to combine the salary review process with the equity grant process for consistency and administrative convenience and to make awards only after performance in the previous year is known and current year budgets and goals are set. Also, the exercise price for options included in the equity grants equals the closing price of our common stock on the actual grant date, and the price on that date is an important input into the valuation of RSUs and PSUs. Given our traditional earnings release date in late October or early November, the stockholders meeting is likely to occur in an open window period, so that the stock price on the grant date is more likely to reflect more recent performance data. Finally, the stockholders meeting date is set and announced several months in advance, providing transparency to the process. Based on these reasons, the committee has set the annual stockholders meeting date as the target for our annual equity grants, although the actual grant date (that is, the date when the committee takes formal action to make the grants) may vary by a few days from the annual meeting date due to administrative or other factors.

The committee’s policy on granting incentive awards for promotions, new hire and other special situations is that the grants must be properly approved before, or on the grant date, and the grant date is to occur on the first business day of the month after the promotion, new hire or other special situation; unless the event occurs on the first business day of the month, in which case the grant may be made as of that day.

During fiscal year 2018, the committee continued its practice of delegating to a subcommittee comprised of our chief executive officer, our chief human resources officer, and our chief administrative officer and global general counsel, authority to approve the annual, promotional, and new hire equity award grants to employees who were not officers, so long as the aggregate total of those equity grants did not exceed committee-established limits, and were consistent with committee-determined standard terms for grants and other guidelines. During fiscal year 2018, under this authority, this subcommittee granted a total of 267,929 RSUs.

The committee believes that this subcommittee is best suited to determine the specific annual awards to be allocated to the individual employees below the officer level, given their familiarity with their performances and responsibilities. In addition, the delegation enhances our ability to attract, reward and retain talented employees by allowing management to extend binding employment offers and to act in other special situations quickly and flexibly. All equity grants to our executive officers are pre-approved by the committee.

Equity ownership guidelines

We have equity share ownership guidelines for our executive officers to improve long-term alignment of stockholder and management interests. These guidelines were increased for our chief executive officer during fiscal year 2018, requiring him to achieve stock ownership levels in ResMed common stock, including unvested RSUs, of at least five times his annual base salary within five years. All other named executive officers are required to own at least one and one-half times their respective annual salaries within five years. If these guidelines are not met, then on vesting of RSUs or option exercise, the officer must retain shares equal to 50% of the after-tax value of shares acquired on the vesting or exercise until the officer’s guidelines are met. As of the record date, each of our named executive officers met their ownership guideline.

Change of control, termination, and retirement arrangements

Our named executive officers have limited contractual rights to receive severance payments if employment is terminated, as described below.

Double-trigger vesting acceleration of stock options and RSUs in connection with a change of control. In August 2017, the compensation committee adopted a new policy, providing that RSUs and stock options granted in and after fiscal year 2018 to executive officers will only accelerate on a double-trigger basis, that is, if their employment is terminated under specified circumstances within six months before or one year after a change of control. Earlier grants made to our executive officers in and before fiscal year 2017 provide for accelerated vesting of RSUs and stock options on a change of control on a single-trigger basis. These legacy agreements have not been modified, and will continue to apply until the grants fully vest or terminate. Our grant agreements also provide for accelerated vesting of RSUs or stock options on an officer’s death, or permanent disability. Our change in control agreements with our executive officers were revised effective January 1, 2018 to eliminate single-trigger acceleration rights and to provide double-trigger acceleration for our stock options and RSUs.

Our form option agreement for named executive officers provides that if they terminate service with us for any reason, they forfeit options that were unvested at the time of termination. However, a terminated officer has until one year after the termination to exercise vested options. These post-termination exercise provisions are intended to facilitate financial planning after employment terminates and to ensure that the executive would be able to exercise options and sell the underlying shares when not in possession of material non-public information.

Performance-based stock units. Our form PSU agreement for executive officers provides that if we terminate the officer for “cause” or the officer terminates employment without “good reason” (as those terms are defined in our change of control agreements and summarized below in “Change of control agreements”), the PSUs are cancelled. If we terminate the officer other than for cause, or the officer terminates for good reason or—as to grants made in or after November 2017—for retirement, then the PSUs become earned and vested, on a prorated basis based on the truncated service period, and based on the TSR performance measured over that truncated performance period. Similarly, if a change of control occurs, the performance-based stock units are earned and vested as of the date of the change of control, with the number of units earned based on performance through the date of the change of control. In the event of death or permanent disability, 100% of the target units vest and are immediately distributed.

Change of control agreements. We have change of control agreements with each of our named executive officers and certain other members of our senior management team. Our agreements do not contain excise tax gross-up benefits, reflecting the committee’s view of best practice, and in response to views expressed by our stockholders. The agreements include instead a “best pay” limitation, which reduces the severance payments and benefits payable to the extent necessary so that no portion of any payments or benefits payable upon a change of control of our company would be subject to the excise tax under Section 280G of the US Internal Revenue Code if the reduction would result in the net amount payable to the employee being greater than the net amount received without the reduction.

During fiscal year 2018, the committee reviewed our change of control agreements, and revised them, effective as of January 1, 2018, to eliminate single trigger and to instead provide for double-trigger accelerated vesting for stock options and restricted stock units on a change of control. These agreements also provide for double-trigger severance payments with a multiplier (based on position, which for our chief executive officer is 2 times, and for other named executive officers is 1.5 times) of salary, short-term incentive and other benefits, to be made to our named executive officers if their employment is terminated under specified circumstances within six months before or one year after a change of control. A description of the material terms of our change of control agreements can be found in “Potential payments on termination or change of control.” The committee believes that these agreements continue to be needed to attract and retain senior level candidates in light of the relatively specialized nature of our offerings and the continued potential for merger and acquisition activity in the medical technology market sector. Also, the committee believes that the agreements assure appropriate motivation by senior management to evaluate potential transactions that may involve us.

Treatment of long-term incentives on retirement. In fiscal year 2018, the compensation committee adopted a retirement policy for equity grants made in or after November 2017. Under this policy, if an executive retires on or after age 60, with at least five years of continuous service with ResMed, then on retirement, the unvested portion of all equity grants will vest, on a pro-rata basis reflecting the portion of service periods completed. On a qualifying retirement the exercise period for vested stock options will be extended to the earlier of (1) 36 months, or (2) the original term. The committee believes these retirement provisions are fair and equitable, avoid different results for the amount earned by retiring and ongoing award holders, and are consistent with market practices. This treatment of equity on a qualifying retirement applies on the same basis to all similarly-situated employees.

This new retirement policy does not change the term of pre-existing equity grants. Earlier equity grants treated retirement as a voluntary termination, and generally, unvested grants would be forfeited. These legacy grants have not been modified, and will continue to apply until they are fully vested or terminate.

Insurance benefits. We provide our named executive officers with supplemental life and disability insurance benefits not generally available to all employees, although they are available to certain non-officers. The third-party insurance companies that underwrite these policies would be obligated to make payments to an executive if the executive terminated employment with us as a result of death or disability.

Perquisites and other benefits

During fiscal year 2018, we made available the limited benefits described below to our named executive officers. The incremental cost to us for these benefits is described in the summary compensation table.

•

We provided comprehensive medical examinations to promote personal health and work/life balance. We believe this benefits us as well as the individuals through improved health, productivity, and longevity, and is consistent with ResMed’s mission as a health and wellness solutions innovator.

•

We participate in an aircraft travel program to provide for more efficient use of time and to provide a more confidential and secure travel environment in which to conduct company business. This program is used primarily for business purposes, but is available to our chief executive officer and our president and chief operating officer for personal use. Personal use by other named executive officers is on an exception basis, and requires our chief executive officer’s approval. The aggregate incremental cost to us for any personal use is reviewed at least annually by the compensation committee, and the committee has a guideline limiting the value of an individual’s annual personal use to $100,000. During fiscal year 2018, no individual exceeded this limit. Aircraft use by an employee, spouse or guest that does not constitute business use based on IRS guidance is treated as imputed income to the employee, based on the IRS standard industry fare level. We do not reimburse for taxes on the imputed income. Because of the increased productivity and security, we believe that these policies are appropriate to provide a comprehensive and competitive compensation package, particularly for our chief executive officer and our president and chief operating officer.

•

We provided benefits in connection with sales incentive award travel programs, including travel, hotel, meals, entertainment and other expenses of the executive officer and the officer’s spouse or guest. Our policy reflects the committee’s belief that our named executive officers’ attendance at these programs is a part of their general business duties and that this is not a perquisite. The programs are primarily targeted for sales personnel and other key management who regularly interact with our customers and to recognize their contributions to us. The committee believes that participation by executive officers in these programs enhances the overall sales incentive programs and requires their attendance, to the extent determined by the appropriate operating officer. We provide these benefits on the same general basis as we provide to non-executives who qualify to participate in the programs, including a tax gross-up. The tax gross-up is provided to all participants, not only to executive officers, and is provided so that they are not discouraged from participating by tax expenses that would otherwise be a personal expense attributable to the program.

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We have provided certain of our named executive officers with relocation benefits in connection with their relocation for company purposes, consistent with our mobility policy. These benefits were specifically approved by the compensation committee and included reimbursement of certain expenses, and payments to offset retirement plan contributions foregone as a result of the relocation. These benefits did not include any extraordinary items such as home purchases, reimbursement for losses on the sale of real estate, or tax gross-ups. Continuing relocation benefits are periodically reviewed and approved by the compensation committee.

•

We also provided paid time-off, medical plans, dental plans, vision plans, tax-qualified defined contribution retirement plans (including matching contributions and government-mandated contributions), and disability and life insurance plans. Named executive officers are eligible to participate in these benefit programs on the same basis as other similarly-situated employees in their respective locations.

Deferred compensation plan

We maintain the ResMed Inc. Deferred Compensation Plan, under which eligible US employees (including executive officers) selected to participate in the deferred compensation plan may elect to defer a portion of their base salary, short-term incentive, commissions, and other specified compensation. The amounts deferred under the plan represent an unsecured general obligation to make payments to the participant in the future. Amounts deferred under the plan are credited to accounts maintained under the plan for each participant and are credited with earnings, gains, or losses based on investment options chosen by the participant. These investment options are used for measurement purposes only and amounts deferred under the plan will not represent any actual investment made on the participant’s behalf. The amount that we are required to pay under the plan is equal to the elective deferrals made by the participant, as adjusted for these hypothetical gains or losses. The plan allows us to make discretionary contributions to participant accounts in amounts and at times that we determine from time to time in our discretion, including restoration matching contributions intended to restore the matching contributions lost under our 401(k) plan as a result of deferrals under the deferred compensation plan. The committee believes that the deferred compensation plan represents an additional retention tool for executive management, as well as an attractive vehicle in recruiting talent to our executive team.

Tax considerations

Section 162(m) of the US Internal Revenue Code limits the US federal income tax deductions of publicly-traded companies to the extent total compensation to its “covered employees” exceeds $1 million in any one year. Before the Tax Cuts and Jobs Act of 2017, covered employees included the chief executive officer and the next three most highly compensated executive officers serving at the end of the fiscal year (other than the chief financial officer), and performance-based compensation arrangements could qualify for an exemption from the deduction limit if they satisfied various requirements under section 162(m) of the Code. As part of the Tax Cuts and Jobs Act of 2017, effective for tax years beginning after December 31, 2017 (ResMed’s fiscal year 2019), the ability to rely on this “qualified performance-based compensation” exception was eliminated, and the definition of covered employees was expanded to generally include all named executive officers. Although we maintain compensation plans that were intended to permit the award of deductible compensation as qualified performance-based compensation under section 162(m) before the Tax Cuts and Jobs Act of 2017, subject to the Act’s transition relief rules, we may no longer take a deduction for any compensation paid to our covered employees in excess of $1 million.

Sections 280G and 4999 of the US Internal Revenue Code impose certain adverse tax consequences on excess parachute payments, which are compensatory payments or benefits that are contingent on a change of control and exceed in the aggregate three times the executive’s average taxable compensation paid by ResMed over the five years before the change in control (the “base amount”). If this “three times base amount” threshold is exceeded, then tax penalties apply to the total payments in excess of one times the base amount. Excess parachute payments are subject to a 20% excise tax that must be withheld from the payment, and our compensation deduction in respect of the excess parachute payments is disallowed. If we were to be subject to a change of control, certain amounts received by our executives (for example, amounts attributable to accelerated vesting of equity grants and certain severance payments) could be excess parachute payments. Our change of control agreements do not obligate us to provide tax gross-ups to an affected individual for any excise taxes due under the agreement. The agreements include instead a “best pay” limitation, which reduces the severance payments and benefits payable to the extent necessary so that no portion of any payments or benefits payable on a change of control would be subject to excise tax if the reduction would result in the net amount payable to the employee being greater than the net amount received without the reduction.

Section 409A of the US Internal Revenue Code requires programs that allow executives to defer a portion of their current income to meet certain requirements regarding risk of forfeiture and election and distribution timing (among other considerations). Section 409A of the US Internal Revenue Code requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees and other service providers to accelerated income tax liabilities and penalty taxes and interest on their vested compensation under the plans. Accordingly, as a general matter, we intend to design and administer our compensation and benefit plans and arrangements for all of our employees and other service providers, including our named executive officers, so that they are either exempt from, or satisfy the requirements of, Section 409A of the US Internal Revenue Code.

EXECUTIVE COMPENSATION TABLES

Summary compensation table

The following table sets forth summary information concerning the compensation awarded, paid to, or earned by each of our named executive officers for all services rendered in all capacities to us for the fiscal years ended June 30, 2018, 2017, and 2016. We compensate our executive officers in their residences’ local currency. The compensation amounts for named executive officers based outside of the US are presented in US dollars based on an average annual conversion rate for the relevant fiscal years.

Name and principal position	Year	Salary(a)	Option awards(c)	Stock awards(d)	Non-equity incentive plan compensation(e)	All other compensation(f)	Total
Michael Farrell Chief executive officer	2018	$934,154	$1,700,000	$5,100,000	$1,247,188	$100,862	$9,082,204
	2017	$890,160	$1,500,000	$4,500,000	$1,038,941	$204,295	$8,133,396
	2016	$845,000		$5,500,000	$1,079,716	$73,646	$7,498,362
Rob Douglas President and chief operating officer	2018	$813,385	$1,125,000	$3,375,000	$835,346	$98,824	$6,247,555
	2017	$746,345		$4,000,000	$670,069	$357,286	$5,773,700
	2016	$694,606	$1,831,200	$1,831,200	$682,728	$164,947	$5,204,681
Jim Hollingshead President – sleep business	2018	$620,000		$2,000,000	$478,707	$73,805	$3,172,512
	2017	$483,631		$2,600,000	$315,206	$70,274	$3,469,111
	2016	$454,167	$382,525	$1,147,575	$360,212	$69,753	$2,414,232
David Pendarvis	2018	$533,710	$425,000	$1,275,000	$390,861	$96,194	$2,720,765
Chief administrative	2017	$520,864	$408,047	$1,591,953	$350,724	$63,299	$2,934,887
officer, global general counsel and secretary	2016	$507,598	$367,813	$1,103,437	$374,189	$58,640	$2,411,677
Brett Sandercock Chief financial officer	2018	$454,853(b)		$2,000,000	$355,317	$51,220	$2,861,390
	2017	$442,081	$437,500	$1,312,500	$309,411	$46,502	$2,547,994
	2016	$410,640		$1,712,000	$302,713	$43,490	$2,468,843

(a)

Includes salary deferred under defined contribution retirement plans such as our US 401(k) plan, US deferred compensation plan, and Australia superannuation plan. Had these amounts not been deferred, they would have been payable to the officer in cash during the year.

(b)

We pay Mr. Sandercock’s base salary in Australian dollars. It is reported here in US dollars based on the fiscal year average annual exchange rates. The average annual exchange rate for fiscal year 2018 was approximately AUD:USD of 1 to 0.75. Earlier years are reported using the rates disclosed in prior years’ proxy statements.

(c)

Option awards represent stock options issued under our 2009 Plan, valued at the grant date computed under FASB ASC Topic 718, as described in more detail in the footnotes to the “Grants of plan-based awards” table.

(d)

Stock awards include RSUs and PSUs issued under our 2009 Plan, and are shown at the grant date fair value, as computed under FASB ASC Topic 718. See the footnotes to the “Grants of plan-based awards” table for further information on the valuation of stock awards. Since the PSUs are earned based solely on our TSR, they do not have performance conditions as defined under ASC 718, and have no maximum grant date fair values that differ from the grant date fair values presented in the table above. The RSU maximum grant date value is equal to the target value.

(e)	Represents actual payouts under our performance-based cash short-term incentive programs.

(f)	The amounts shown consist of our incremental cost for certain specified perquisites for our named executive officers, as follows:

Named executive officer	Medical exams	Personal use of company aircraft(i)	Sales incentive award(ii)	Sales incentive award tax gross-up(ii)	Relocation compensation(iii)	Other compensation(iv)
Michael Farrell	$0	$31,889	$25,153	$8,474	$0	$35,346
Rob Douglas	$0	$5,569	$22,485	$8,474	$35,796	$26,500
Jim Hollingshead	$0	$5,569	$21,794	$8,474	$0	$37,968
David Pendarvis	$2,700	$5,569	$38,583	$11,194	$8,640	$29,508
Brett Sandercock	$800	$0	$0	$0	$0	$50,420

(i)	The calculation of the aggregate incremental cost for personal use of company aircraft includes the variable costs incurred as a result of personal flight activity, which includes fuel, trip related maintenance, universal weather monitoring, on-board catering, landing and ramp fees, excise taxes, and all other miscellaneous costs. No incremental cost for personal use of the aircraft is attributed to a named executive officer when the aircraft was previously scheduled to the destination for a business purpose. Since our aircraft are primarily used for business purposes, the aggregate incremental cost excludes fixed costs, such as the monthly management fee and amortization, because such costs would have been incurred regardless of the personal use.

(ii)

We provided certain of our named executive officers with benefits in connection with a sales incentive award travel program which is available to sales, marketing, and other non-executive employees. Amounts represent the cost of participation by executive officers in that program. The cost includes the incremental cost to us of travel, hotel, meals, entertainment and other expenses of the executive officer and the officer’s spouse or guest. The cost shown as gross-up represents the amounts we reimburse the officer for the tax associated with income imputed to the officer in connection with the program. We provide tax gross ups to all employees who participate in this program. Attendance is part of our officers’ management duty and enhances the effectiveness of the sales incentive program.

(iii)	These relocation compensation amounts represent tax advisory consulting fees we paid in connection with mobility assignments.

(iv)

These amounts include matching contributions we made under our US 401(k) plan and deferred compensation plan, government-mandated contributions we made under the ResMed Limited superannuation plan (a defined contribution retirement program for our Australia-based employees), and executive long-term disability and insurance premiums paid by us on behalf of our named executive officers. Those amounts for fiscal year 2018 were:

Named executive officer	Company contributions to deferred compensation plan(a)	Company contributions to US 401(k) and AU superannuation(b)	Insurance premiums(c)
Michael Farrell	$0	$9,931	$25,415
Rob Douglas	$0	$0	$26,500
Jim Hollingshead	$0	$11,727	$26,241
David Pendarvis	$2,010	$8,856	$18,642
Brett Sandercock	$0	$43,211	$7,209

(a)	Represents contributions intended to restore the matching contributions lost under our 401(k) plan as a result of deferrals under the deferred compensation plan. For a description of the company contributions made to the Amended and Restated ResMed Inc. Deferred Compensation Plan, see “Deferred Compensation Plan.”

(b)

We contribute to the US 401(k) plan for each of our participating named executive officers on the same terms that apply to all other eligible employees. For fiscal year 2018, we made a discretionary matching contribution to the plan in an amount up to 4% of eligible participants’ base salary, normal short-term incentive and commissions subject to US Internal Revenue Code limits on the maximum amount of eligible compensation. In fiscal year 2018, we made minor corrective 401(k) matching contributions. We also contributed to the ResMed Limited superannuation plan in Australia at the government-mandated rate of 9.5%, based on total base salary, on the same terms that apply to all other eligible employees.

(c)	We pay the cost of an executive long-term disability policy that provides additional benefits for US-based executives (including US-based named executive officers) not generally available to other employees. Amounts shown represent premiums paid for both generally-available and additional insurance.

Grants of plan-based awards

The following table summarizes all grants of plan-based awards made to our named executive officers for the fiscal year ended June 30, 2018. In the following table, PSU refers to our long-term performance-based stock units, RSU refers to restricted stock units, and STI refers to performance-based short-term cash incentives.

			Estimated future payouts under non-equity incentive plan awards(a)			Estimated future payouts under equity incentive plan awards (b)(c)(d)
Named executive officer	Grant date	Grant type	Threshold	Target	Max	Threshold	Target	Max	All other option awards: number of securities underlying options(e)	Exercise price of option awards ($/share)	Grant date fair value of stock and option awards(f)(g)
Michael Farrell	11/16/2017	PSU				22,310	44,619	100,393			$3,400,000
	11/16/2017	RSU				10,336	20,671	20,671			$1,700,000
	11/16/2017	Options							102,781	$84.98	$1,700,000
	8/16/2017	STI	$607,200	$1,214,400	$2,428,800
Rob Douglas	11/16/2017	PSU				14,764	29,528	66,438			$2,250,000
	11/16/2017	RSU				6,840	13,679	13,679			$1,125,000
	11/16/2017	Options							68,017	$84.98	$1,125,000
	8/16/2017	STI	$406,693	$813,385	$1,626,770
Jim Hollingshead	11/16/2017	PSU				6,562	13,123	29,527			$1,000,000
	11/16/2017	RSU				6,080	12,160	12,160			$1,000,000
	8/16/2017	STI	$248,000	$496,000	$992,000
David Pendarvis	11/16/2017	PSU				5,578	11,155	25,099			$850,000
	11/16/2017	RSU				2,584	5,168	5,168			$425,000
	11/16/2017	Options							25,695	$84.98	$425,000
	8/16/2017	STI	$200,142	$400,283	$800,566
Brett Sandercock	11/16/2017	PSU				6,562	13,123	29,527			$1,000,000
	11/16/2017	RSU				6,080	12,160	12,160			$1,000,000
	8/16/2017	STI	$181,941	$363,882	$727,764

(a)	Represents potential payouts under our annual performance-based cash short-term incentive program for fiscal year 2018. Short-term incentive amounts actually earned for fiscal year 2018 are reflected in the Summary Compensation Table.

(b)	Our named executive officers may choose to receive half the value of their annual equity award as 100% options, 100% performance-based RSUs, or 50% of each; with the final number of options or RSUs based on their value determined under FASB ASC Topic 718.

(c)

Restricted stock unit awards granted in fiscal year 2018 are earned based on performance targets for the third and fourth fiscal quarters of fiscal year 2018. Threshold amounts shown are 50% of the RSUs granted, assuming that only one of the 2018 third quarter or fourth quarter operating profit target is achieved. The target and maximum amounts shown are 100% of the RSUs granted assuming that both the third quarter and fourth quarter targets or the aggregate third and fourth quarter targets are achieved. Based on actual fiscal year 2018 performance, 100% of the units were earned. The earned units will vest annually over three years following the date of grant, subject to the executive’s continued service.

(d)

Performance stock unit awards granted in fiscal year 2018 are earned based on our absolute TSR performance over a four-year period starting on the grant date (with an opportunity for an early payout after three years). Threshold amounts shown are 50% of the PSUs granted, target amounts are 100% of the PSUs granted, and maximum amounts are 225% of the PSUs granted. No PSUs are earned for performance below threshold.

(e)

Stock options granted in fiscal year 2018 have an exercise price equal to the NYSE closing price of our common stock on the grant date; one-third are exercisable on November 11th of each of the three years following the grant date, subject to the executive’s continued service.

(f)

The dollar value of options represents the grant date fair value based on the Black-Scholes model of option valuation, computed in accordance with FASB ASC Topic 718. The actual value, if any, an executive may realize depends on the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance that an executive will realize a value at or near the value the Black-Scholes model estimates. The Black-Scholes model uses the following assumptions:

November 16, 2017

Market price of stock	$84.98

Exercise price of option	$84.98

Expected stock volatility	23.0%

Risk-free interest rate	2.08%

Expected life	4.9

Dividend yield	1.65%

(g)

The dollar value of RSUs represents the grant date fair value, based on the probable outcome of the performance conditions and the closing value of $84.98 for RSUs granted on November 16, 2017. The probable outcome of the performance condition was 100% and the maximum payout is equal to the target payout.

The dollar value for PSUs represents the grant date fair value computed under FASB ASC Topic 718, determined as of the grant date using the Monte-Carlo simulation method, which uses multiple input variables to estimate the probability of meeting the TSR objectives, which is a market condition under FASB ASC Topic 718. For PSUs granted on November 16, 2017, assumes $84.98 share price and estimated Monte Carlo valuation of 89.67% ($76.20 per PSU), rounded to the nearest share.

Outstanding equity awards at fiscal year end

The following table summarizes outstanding equity awards held by our named executive officers at June 30, 2018.

	Option awards				Stock awards
Named executive officer	Number of securities underlying unexercised options exercisable	Number of securities underlying unexercised options unexercisable(a)	Option exercise price	Option expiration date	Number of shares or units of stock that have not vested(b)	Market value of shares or units of stock that have not vested(c)	Equity incentive plan awards: number of unearned shares or units of stock that have not vested	Equity incentive plan awards: market value of unearned shares or units of stock that have not vested(c)
Michael Farrell		102,781	$84.98	11/16/2024	34,453	$3,568,642	20,671(d)	$2,141,102
	46,555	93,110	$57.76	11/16/2023			44,619(e)	$4,621,636
	93,110		$43.63	03/01/2020	14,746	$1,527,391	117,970(f)	$12,219,333
					12,945	$1,340,843	103,558(g)	$10,726,538
Rob Douglas		68,017	$84.98	11/16/2024	24,176	$2,504,150	13,679(d)	$1,416,871
	100,065	50,033	$58.24	11/19/2022			29,528(e)	$3,058,510
	46,555		$43.63	03/01/2020	9,831	$1,018,295	78,648(f)	$8,146,360
					8,620	$892,860	68,958(i)	$7,142,670
Jim Hollingshead	20,903	10,452	$58.24	11/19/2022	16,749	$1,734,861	12,160(d)	$1,259,533
	9,168		$43.63	03/01/2020			13,123(e)	$1,359,280
					3,932		31,458(f)	$3,258,420
					3,602		28,809(g)	$2,984,036
					1,921		15,370(h)	$1,592,025
David Pendarvis		25,695	$84.98	11/16/2024	7,980	$826,568	5,168(d)	$535,301
	2,327	4,655	$71.89	06/01/2024			11,155(e)	$1,155,435
	12,414	24,830	$57.76	11/16/2023	3,932	$407,277	31,458(f)	$3,258,420
	20,099	10,050	$58.24	11/19/2022	3,463	$358,698	27,702(g)	$2,869,373
	30,569		$52.02	11/19/2021	780	$80,792	6,242(i)	$646,546
	22,283		$51.25	11/13/2020
	14,050		$38.98	11/15/2019
Brett Sandercock	13,578	27,158	$57.76	11/16/2023	10,369	$1,074,021	12,160(d)	$1,259,533
							13,123(e)	$1,359,280
					4,301	$445,498	34,408(f)	$3,563,981
					4,030	$417,427	32,233(g)	$3,338,694

(a)	The table below shows the vesting schedule for the listed unexercisable options awards, by their expiration dates.

Expiration date	Grant date	Remaining vesting schedule
November 16, 2024	November 16, 2017	Three equal installments on November 11 of 2018, 2019 and 2020
June 1, 2024	June 1, 2017	Two equal installments on June 1 of 2019 and 2020
November 16, 2023	November 16, 2016	Two equal installments on November 11 of 2018 and 2019
November 19, 2022	November 19, 2015	One installment on November 11 of 2018

(b)	The number shows outstanding unvested, but earned, RSUs and PSUs. Earned RSUs vest in three annual equal increments on November 11 of each year following the grant date. Banked PSUs based on certified total shareholder return achievement are considered earned and vest on the third anniversary of the November grant date. The table below shows the vesting schedules for the remaining RSUs and PSUs:

Named executive officer	RSUs vesting during fiscal year 2019	RSUs vesting during fiscal year 2020	PSU vesting of banked TSR performance units during fiscal year 2019	PSU vesting of banked TSR performance units during fiscal year 2020
Michael Farrell	25,387	9,066	12,945	14,746
Rob Douglas	12,088	12,088	8,620	9,831
Jim Hollingshead (i)	9,508	7,241	3,602	5,853
David Pendarvis (ii)	5,082	2,898	3,463	4,712
Brett Sandercock	7,724	2,645	4,030	4,301

(i) Includes special grant issued February 16, 2017, with RSUs that vest in two equal installments on February 16 of 2019 and 2020, and certified banked PSUs to vest in 2019 and 2020.
(ii) Includes special grant issued June 1, 2017, with RSUs that vest in two equal installments on June 1 of 2019 and 2020, and certified banked PSUs to vest in 2019 and 2020.

(c)	The market value is calculated by multiplying the number of RSUs and PSUs by the closing price of our common stock ($103.58) on the NYSE at June 30, 2018.

(d)

Represents RSUs that were granted to our executive officers in November 2017 under our incentive plan and are earned based on earnings performance targets for the third and fourth fiscal quarters of fiscal year 2018. On June 30, 2018, these shares were unearned because the committee had not yet determined whether any target had been achieved. The number of RSUs and market values shown in these columns represent 100% of the RSUs granted, based on the assumption that the targets would be achieved. The committee determined in August 2018 that the targets were achieved. In future years these units will be shown as earned, but unvested, until they vest or are forfeited.

(e)

Represents fiscal year 2018 performance-based stock units granted in November 2017, that are eligible for vesting following the end of a four-year performance period (beginning on the grant date), subject to acceleration, depending on our absolute TSR performance for the four-year period. In accordance with SEC rules, PSUs granted November 2017 are listed at 100% of the target stock units granted, representing the number of stock units that would be earned with target performance. However, our absolute TSR performance over the interim performance period from November 2017 through June 30, 2018, would be between threshold and target, and 70% of target units would be earned.

(f)

Represents fiscal year 2017 unearned PSUs granted in November 2016 that are eligible for vesting November 17, 2020, subject to possible acceleration, depending on our absolute TSR performance for the period. In accordance with SEC guidance, PSUs granted November 2016 are listed at 225% of the target stock units granted, representing the number of stock units that would be earned with maximum performance, as our absolute TSR performance over the interim performance period from November 2016 through June 30, 2018, was in excess of maximum performance.

(g)

Represents PSUs granted November 2015 that are eligible for vesting November 18, 2019, subject to acceleration, depending on our absolute TSR performance over the period. In accordance with SEC guidance, amounts are listed at 225% of the target stock units granted, representing the number of stock units that would be earned with maximum performance, as our absolute TSR performance over the interim performance period from November 2015 through June 30, 2018, was in excess of maximum performance.

(h)

Represents PSUs granted February 2017 that are eligible for vesting February 15, 2021, subject to acceleration, depending on our absolute TSR performance for the period. In accordance with SEC guidance, amounts are listed at 225% of the target stock units granted, representing the number of stock units that would be earned at maximum performance, as our absolute TSR performance over the interim performance period from February 2017 or June 2017, as applicable, through June 30, 2018, was between target and maximum performance.

(i)

Represents PSUs granted June 2017 that are eligible for vesting May 31, 2021, subject to acceleration, depending on our absolute TSR performance for the period. In accordance with SEC guidance, amounts are listed at 225% of the target stock units granted, representing the number of stock units that would be earned at maximum performance, as our absolute TSR performance over the interim performance period from June 2017 through June 30, 2018, was between target and maximum performance.

Option exercises and stock vested

The following table summarizes the shares each of our named executive officers acquired during the fiscal year ended June 30, 2018, by exercising options or by vesting in restricted stock units. Information on RSUs earned based on fiscal year 2018 performance, but not vested as of June 30, 2018, is in the outstanding equity awards table above (see footnote (d) to the “Outstanding equity awards at fiscal year end” table, above).

	Option Awards		Stock Awards
Named executive officer	Number of shares acquired on exercise	Market value on exercise(a)	Number of shares acquired upon vesting	Value realized upon vesting(b)
Michael Farrell	3,300	$165,693	69,908	$5,850,324
Rob Douglas	0	$0	41,204	$3,451,027
Jim Hollingshead	12,284	$462,465	22,241	$1,885,698
David Pendarvis	55,357	$2,826,193	15,035	$1,270,703
Brett Sandercock	0	$0	21,969	$1,838,750

(a)	Represents the aggregate of the market price at exercise, less the exercise price, for each share exercised.

(b)	Represents the value deemed realized based on the closing price of our common stock on the date of vesting multiplied by the number of shares vested.

Nonqualified deferred compensation

We maintain the ResMed Inc. Deferred Compensation Plan. Our deferred compensation plan allows participants to defer receiving some of their eligible compensation to a future date, with an opportunity to earn tax-deferred returns on the deferrals. The following table sets forth summary information regarding aggregate contributions to, and account balances under, our deferred compensation plan by our named executive officers for and as of the fiscal year ended June 30, 2018.

Named executive officer	Executive contributions in fiscal year 2018(a)	Company contributions in fiscal year 2018(b)	Aggregate earnings in fiscal year 2018(c)	Aggregate withdrawals/ distributions	Aggregate balance at end of fiscal year 2018(d)
Michael Farrell	$0	$0	$0	$0	$0
Rob Douglas	$417,673	$0	$20,405	$0	$773,113
Jim Hollingshead	$589,928	$0	$99,789	$0	$1,999,412
David Pendarvis	$693,216	$2,010	$335,833	$0	$5,262,470
Brett Sandercock	$0	$0	$0	$0	$0

(a)	Represents amounts that the named executive officers elected to defer in fiscal 2018. These amounts represent compensation earned by the named executive officers in fiscal 2018, and are also reported in the appropriate columns in the “Summary Compensation Table” above.

(b)	Represents amounts credited in fiscal 2018 as company contributions to the accounts of the named executive officer. These amounts are also reported in the “Summary Compensation Table” above under the “All Other Compensation” column.

(c)	Represents net amounts credited to the named executive officers’ accounts as a result of performance of the investment vehicles in which their accounts were deemed invested, as more fully described in the narrative disclosure below. These amounts do not represent above-market earnings, and thus are not reported in the “Summary Compensation Table.”

(d)	Aggregate balance as of June 30, 2018 includes all contributions from earned income through fiscal 2018 and investment income reported by June 30, 2018. The amounts that were previously reported as compensation for participating named executive officers in the Summary Compensation Table in the previous year should have been reported as follows: Mr. Douglas $335,035; Mr. Hollingshead $1,309,695; and Mr. Pendarvis $4,233,421.

General. We designed our deferred compensation plan to attract and retain key employees by providing participants an opportunity to defer receipt of a portion of their salary, short-term incentive cash payments, and commissions. The plan is an unfunded plan for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974. Deferred amounts under the plan are our general unsecured obligations and are subject to our ongoing financial solvency. Employees who are part of a select group of management or highly compensated employees are eligible to participate in the deferred compensation plan.

Contributions. Participants may elect to defer up to 75% of each of base salary, short-term incentive cash payments, and commissions for the plan year. The plan permits us to make discretionary contributions from time to time, including restoration matching contributions intended to restore any matching contributions lost under our 401(k) plan as a result of deferrals under the deferred compensation plan.

Distributions. Participants may elect to take distributions on: (1) participant’s separation from service with us; (2) a specified date; (3) participant’s permanent disability; (4) participant’s death; (5) change of control of ResMed; or (6) unforeseeable emergency. Participants will receive a lump sum payment of those benefits, or if elected by the participant, in installments. Notwithstanding other elections, all distributions due to death or permanent disability will be payable in a single lump sum.

Vesting. Participants are at all times 100% vested in amounts they defer. Participants are vested in discretionary contributions according to vesting schedules established by the plan’s administrative committee; however, discretionary contributions will become 100% vested on the earliest to occur of: (1) the participant’s death; (2) the participant’s permanent disability; or (3) a change of control of ResMed.

Investment options. Earnings on amounts contributed to our deferred compensation plan are based on participant selections among the investment options determined by the plan’s administrative committee. This committee has the sole discretion to discontinue, substitute, or add investment options at any time. Participants can select from among these investment options for purposes of determining the earnings or losses that we will credit to their plan accounts, but they do not have an ownership interest in the investment options they select. No “above market” crediting rates are offered under the deferred compensation plan. Invested amounts may be transferred among available plan investment options. The investment options under the deferred compensation plan and their annual rates of return for fiscal year 2018 are in the table below:

Name of investment option	Rate of return through June 30, 2018
MFS VIT Total Return Bond	-0.56%
DFA VIT Inflation-Protection Securities Instl	1.72%
MFS VIT Value Svc	3.76%
American Funds IS Growth 2	22.51%
Great West T. Rowe Price Mid Cap Growth	14.05%
Vanguard VIF Small Company Growth Inv	21.46%
American Funds IS International 2	11.30%
Dreyfus Stock Index Initial	14.08%
American Century VP Mid Cap Value I	6.47%
Great West MFS International Value Initial	3.69%
Delaware VIP Small Cap Value Series Svc (a)	10.36%

(a)	Fund replaced Putnam VT Small Cap Value effective October 31, 2017.

Potential payments on termination or change of control

Change of control agreements. We have entered into agreements with each of our named executive officers and certain other members of senior management (a total of 21 currently employed persons as of September 17, 2018), that provide certain change of control payments and benefits. Each of the agreements with our executive officers was reviewed and updated effective as of January 1, 2018, to eliminate single-trigger equity acceleration and replace it with double-trigger equity acceleration in the event of a change of control. In addition, the definition of good reason was revised and the term of the agreement was recommenced for three years, with automatic three-year renewal terms, as of January 1, 2018.

If at any time during the period that starts six months before and ends one year after the effective date of a “change of control,” an executive terminates employment under certain conditions described below, then the executive will be entitled to receive certain compensation and benefits from us. The conditions that entitle an executive to additional compensation are:

•	the executive voluntarily terminates his employment for “good reason” (as defined in the agreement and summarized below); or

•	we terminate the executive’s employment other than for “cause” (as defined in the agreement and summarized below); or

•

we terminate the executive’s employment other than for “cause” before the change of control, and the termination is at the request of the successor entity or is otherwise in anticipation of the change of control.

In the event of a qualifying termination, the executive will be entitled to compensation and benefits, including the following:

•	the pro-rata portion of short-term incentive amounts earned through the date of termination;

•	a severance payment equal to two times (in the case of our chief executive officer), or one and one-half times (in the cases of the other named executive officers), the sum of the executive’s:

¡	highest annual rate of base salary paid to the executive during the three-year period ending on the date the executive is terminated (the “termination base salary”); plus

¡

the higher of (1) the highest actual short-term incentive amounts received by the executive during the past three years before the year of termination; or (2) a specified percentage of the termination base salary (130% in the case of our chief executive officer, and from 80% to 100% in the case of our other named executive officers); plus

¡

the annual amount we would be required to contribute on the executive’s behalf under any pension, 401(k), deferred compensation, and other retirement plans based on the executive’s termination base salary.

•	the executive will become fully vested in accrued benefits under all pension, 401(k), deferred compensation, and any other retirement plans maintained by us;

•

all of the executive’s unvested stock options, and shares of restricted stock, RSUs, or performance units will vest in full, except that performance units earned based on our TSR are earned based on actual performance based on a truncated performance period as of the termination date, as described below;

•

we will provide medical and dental health benefits for two years (for our chief executive officer) or one and one-half years (for the other named executive officers) following the termination date; and

•

the agreement has a “best pay” provision, so that severance payments will be reduced to the extent necessary so that no portion of any payments payable upon a change of control would be subject to the excise tax under Section 280G of the Internal Revenue Code, if the reduction would result in the net amount payable to the employee being greater than the net amount received without the reduction.

All payments under the change of control agreements are designed to be paid in lump sum, subject to certain restrictions set forth in US Internal Revenue Code section 409A.

Throughout the change of control payout period (two years for our chief executive officer, and one and one-half years for the other named executive officers), the executive will be obligated not to induce any person in our employment to terminate employment or accept employment with anyone other than us or, subject to certain limited exceptions, engage in any business or activity or render any services or provide any advice to any person, activity, business or entity that directly or indirectly competes in any material manner with us or meaningfully support any person, business, entity or activity or initiate or further that business or activity. The restriction on post-termination employment will not apply to executives residing in California, to the extent the restriction is not consistent with California law. In addition, as a condition to payment and providing any benefits under the agreements, the executive must deliver a general release of claims in favor of us.

The agreements’ initial terms expire on the effective date’s third anniversary. Unless either party gives notice of its intention not to renew, the term will be automatically extended for successive three-year periods. Messrs. Douglas, Farrell, Hollingshead, and Sandercock’s current agreements all expire January 1, 2021. Mr. Pendarvis’ expires August 16, 2021.

“Cause” is generally defined as the executive’s (a) conviction or plea of guilty or nolo contendere of a misdemeanor involving moral turpitude, dishonesty or a breach of trust; (b) commission of any act of theft, fraud, embezzlement or misappropriation against us; (c) failure to devote substantially all of the executive’s business time to our business affairs or material breach of the terms of any employment-related agreement; (d) failure to comply with any corporate policies that results or is likely to result in substantial injury, financial or otherwise, to us or our reputation; (e) unauthorized disclosure or use of our confidential information, that results or is likely to result in substantial injury, financial or otherwise, to us or our reputation; (f) violation of any rules or regulations of any governmental or regulatory body, that results or is likely to result in substantial injury, financial or otherwise, to us or our reputation; or (g) abuse of drugs, alcohol or illegal substances that results or is likely to result in substantial injury, financial or otherwise, to us or our reputation.

A “change of control” is generally defined as (a) a transaction or series of transactions whereby any person or related group of people directly or indirectly acquires beneficial ownership of our securities possessing more than 50% of the total combined voting power of our securities outstanding immediately after the acquisition, subject to certain exceptions; (b) individuals who currently constitute the board cease for any reason to constitute at least a majority of the board, subject to certain exceptions; (c) the consummation by us of (1) a merger, consolidation, reorganization, or business combination, subject to certain exceptions; (2) a sale or other disposition of all or substantially all of our assets in any single transaction or series of related transactions, subject to certain exceptions; or (3) the acquisition of assets or stock of another entity, subject to certain exceptions; or (d) our stockholders approve a liquidation or dissolution of us.

“Good reason” is generally defined as (a) the assignment to an executive of duties, responsibilities, authority, or reporting relationship that are materially diminished when compared to the executive’s duties, responsibilities, authority, or reporting relationship immediately before the change of control (including no longer reporting to the chief executive officer or board of the parent company), except in connection with the termination of the executive’s employment for cause, death or disability, or by the executive other than for good reason; (b) a material reduction in the executive’s base salary as in effect at the time of the change of control; (c) any material diminution in the aggregate benefits provided to the executive under benefit plans and arrangements in which the executive is participating at the time of the change of control, unless an equitable arrangement (in an ongoing substitute or alternative plan) has been made with respect to the plan or arrangement; (d) any failure to continue in effect, or any material reduction in target short-term incentive opportunity or any material increase in target performance objectives under, any short-term incentive or incentive plan or arrangement in which the executive is participating at the time of the change of control, which results in a material negative change in the executive’s short-term incentive or incentive compensation, unless an equitable arrangement (in an ongoing substitute or alternative plan) has been made with respect to such plan or arrangement with a comparable target short-term incentive opportunity and comparable target performance objectives; (e) any material diminution in the budget over which the executive retains authority at the time of the change of control; (f) any requirement that the executive be based anywhere that is at least 50 miles away from both (i) the executive’s office location as of the date of the change of control and (ii) executive’s then primary residence, except for required travel by executive on business; (f) any failure to obtain the assumption of the change of control agreement by any successor or assign of ResMed; or (g) any other action or inaction by ResMed that constitutes a material breach of the change of control agreement under which the executive provides services at the time of the change of control.

Equity award terms – options and RSUs. During fiscal year 2018, the committee approved equity grant agreements to executive officers for grants made in fiscal year 2018 and later, that provide accelerated vesting only on termination due to death or permanent disability, or on a termination qualifying under the double-trigger benefits described in the “Change of control agreements” section above. The committee also provided that for grants made in fiscal year 2018 and later, RSU and option awards will vest on a pro-rata basis on a qualifying retirement, and vested options may be exercised until the earlier of (1) 36 months after retirement or (2) the original grant term. Before the committee’s action, for grants made in fiscal year 2017 and earlier, our forms of option agreement and RSU agreement for named executive officers provided accelerated vesting on a change of control, as well as on termination due to death or permanent disability. These existing grant agreements were not modified, with either change, and these legacy grants will continue to apply until the covered awards have fully vested or are terminated.

Equity award terms – long-term performance based stock units. Our form of performance-based stock unit agreement provides that in the event of a change of control, death, permanent disability, an involuntary termination without cause, or voluntary termination for good reason, the following terms and number of units earned in these situations are calculated as follows:

•	Change of control: TSR performance is measured through the date of the change of control and determines the number of units earned.

•	Death or permanent disability: 100% of target units are earned as of the date of the event.

•

Termination by company without cause or by executive for good reason or for qualifying retirement: TSR performance is measured through the date of termination, and compared to a prorated performance target, and the number of units so earned are then pro-rated based on executive’s service during the performance period.

•

Termination by company for cause or by executive without good reason: all unearned units are forfeited. “Cause” and “good reason” are defined the same as in our change of control agreements described above.

We believe that providing a pro-rata target adjustment and performance period measurement for performance stock units in the event of involuntary terminations without cause or voluntary terminations for good reason in the absence of a change of control—but requiring forfeitures for terminations with cause or resignations without good reason—is an appropriate balance that reflects partial service during the vesting period of the PSUs, while maintaining the performance incentives.

Estimated value of benefits. The following table presents our reasonable estimate of the benefits payable to our named executive officers under our agreements, assuming that the triggering event (either a change of control, a qualifying termination in connection with a change of control, death or disability, or a qualifying termination not in connection with a change of control) occurred on June 30, 2018, the last business day of fiscal year 2018. The table excludes benefits provided to all employees, such as accrued vacation, and benefits provided by third parties under our life and other insurance policies. It includes benefits under disability insurance policies not provided to all employees. It also excludes the value of the named executive officer’s deferred compensation account, which would be payable on termination of employment for any reason. While we have made reasonable assumptions regarding the amounts payable, there can be no assurance that in the event of a triggering event our named executive officers would receive, in addition to the cash compensation earned for the period, the amounts reflected below. The compensation amounts for Australian-based named executive officers are presented in US dollars based on the conversion rate in effect at the close of business June 30, 2018.

Named executive officer	Triggering event	Cash severance(a)	Health and insurance(b)	Retirement plan contributions(c)	Value of option, RSU, and PSU acceleration(d)	Total value(e)
Michael Farrell	Change of control	$0	$0	$0	$26,043,195	$26,043,195
	Change of control and qualifying termination	$5,605,000	$105,313	$22,000	$26,043,195	$31,775,508
	Death or disability	$0	$424,640	$0	$27,982,342	$28,406,982
	Qualifying termination (without change of control)	$0	$0	$0	$14,155,424	$14,155,424
Rob Douglas	Change of control	$0	$0	$0	$17,473,411	$17,473,411
	Change of control and qualifying termination	$3,286,972	$78,985	$16,500	$17,473,411	$20,855,868
	Death or disability	$0	$207,704	$0	$16,882,015	$17,089,719
	Qualifying termination (without change of control)	$0	$0	$0	$9,427,382	$9,427,382
Jim Hollingshead	Change of control	$0	$0	$0	$8,170,481	$8,170,481
	Change of control and qualifying termination	$2,170,000	$78,985	$16,500	$8,170,481	$10,435,966
	Death or disability	$0	$271,180	$0	$8,744,860	$9,016,041
	Qualifying termination (without change of control)	$0	$0	$0	$4,702,193	$4,702,193
David Pendarvis	Change of control	$0	$0	$0	$7,608,554	$7,608,554
	Change of control and qualifying termination	$1,819,776	$53,183	$16,500	$7,608,554	$9,498,013
	Death or disability	$0	$184,946	$0	$7,146,594	$7,331,540
	Qualifying termination (without change of control)	$0	$0	$0	$4,027,862	$4,027,862
Brett Sandercock	Change of control	$0	$0	$0	$7,043,169	$7,043,169
	Change of control and qualifying termination	$1,570,587	-	$63,945	$7,043,169	$8,677,701
	Death or disability	$0	$0	$0	$6,928,257	$6,928,257
	Qualifying termination (without change of control)	$0	$0	$0	$4,167,597	$4,167,597

(a)	Represents the dollar value of cash severance under the formula described above. For change of control and qualifying termination, this represents each executive’s termination salary plus the short-term incentive based on termination base pay specified above.

(b)	Represents continued medical and dental benefits for the payout period, based on our current costs to provide such coverage. When the triggering event is due change of control and qualifying termination, the amount includes a tax gross-up. When the triggering event is termination due to disability, also includes the present value of monthly payments of executive disability through age 65 using the long-term applicable federal rate for June 30, 2018.

(c)	Represents the dollar value of retirement plan contributions, under the formula described above and based on the executive’s termination base salary.

(d)	The value of accelerating options is based on the difference between the option exercise price and the June 30, 2018 closing price of our common stock on the NYSE ($103.58). The value of accelerating outstanding restricted stock units is based on the June 30, 2018 closing price of our common stock on the NYSE. The value of accelerating performance stock units is based on interim TSR performance measured as of June 30, 2018. Termination based on death or disability value PSUs based on target shares at the June 30, 2018 closing price of our common stock on the NYSE, the other PSU valuation were based on results as of June 30, 2018 of 225% for outstanding PSUs granted between 2015 and June 2017, and 100% for outstanding PSUs granted in November 2017. No executive qualified for retirement under the 2009 Incentive Award Plan, as amended and restated during fiscal year 2018, which value would be included under termination without change of control.

(e)	Excludes the value to the executive of the continued right to indemnification by us. Executives will be indemnified by us and will receive continued coverage under our directors’ and officers’ liability insurance (to the extent applicable).

Risk considerations in compensation programs

The compensation committee reviews our compensation programs for executives as well as our compensation policies and practices for all employees, to evaluate whether the policies or practices present an environment that would facilitate excessive risks or behaviors. The committee believes that our programs, policies and practices, are not reasonably likely to have a material adverse effect on our company. This conclusion is supported by the combination of controls and considerations used in our compensation program, including the annual review of the program, blend of short-, long-term and incentive-based compensation, the use of performance-based targets and evaluations, and our compensation recovery policy.

Chief executive officer pay ratio

We are providing information about the relationship between the annual total compensation of our chief executive officer and an estimate of the median of the annual total compensation of our other employees. This information is required by the US Dodd-Frank Wall Street Reform and Consumer Protection Act and applicable SEC rules. We have used June 30, 2018 as the date for establishing the employee population used in identifying the median employee and the fiscal year as the measurement period. We captured all full-time, part-time and temporary employees as of that date, consisting of 5,617 individuals. We identified the median employee using total target cash including base salary or wages, target incentive payment and cash allowances paid to our employees. For fiscal year 2018, the annual total compensation of the employee identified at median of our company (other than our chief executive officer), was $60,725; and the annual total compensation of our chief executive officer for purposes of determining this pay ratio was $9,082,204. The annual total compensation of the median employee and the annual total compensation of the chief executive officer were calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K. Based on this information, for fiscal year 2018, we estimate the ratio of the annual total compensation of our chief executive officer to the annual total compensation of our median employee was 150 to 1.

Compensation committee report

The compensation committee has reviewed and discussed the compensation discussion and analysis with management, and based on the review and discussions, the compensation committee recommended to our board that the compensation discussion and analysis be included in our 2018 annual report on Form 10-K (where it is incorporated by reference) and in this proxy statement for the 2018 annual meeting of stockholders.

Compensation committee

Rich Sulpizio, chair

Karen Drexler

Gary Pace

The report of the compensation committee will not be deemed to be incorporated by reference to any filing by ResMed under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that ResMed specifically incorporates it by reference.

AUDIT COMMITTEE REPORT

Following is the report of the audit committee with respect to our audited consolidated balance sheet as of June 30, 2018 and 2017, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended June 30, 2018, and the notes to those statements.

The audit committee, acting on behalf of our board, oversees our financial reporting process and systems of internal accounting control, and exercises oversight over management’s assessment of internal controls. Our management has primary responsibility for our financial statements as well as its financial reporting process, accounting principles and systems of internal accounting controls. The independent registered public accounting firm is responsible for performing an audit of our financial statements and expressing an opinion as to the conformity of the financial statements with US generally accepted accounting principles. The independent registered public accounting firm is also responsible for auditing our internal control over financial reporting, and expressing an opinion on the effectiveness of our internal control over financial reporting. In this context, the audit committee has reviewed and discussed with management and its independent registered public accounting firm, KPMG LLP, our audited financial statements as of and for the fiscal year ended June 30, 2018, and the effectiveness of our internal controls as of June 30, 2018. The audit committee has discussed with our independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 1301, “Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight Board, or PCAOB. In addition, the audit committee has received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by the PCAOB regarding the independent registered public accounting firm’s communications with the audit committee concerning the registered public accounting firm’s independence and it has discussed with the independent registered public accounting firm its independence from ResMed and its management.

The audit committee members are not engaged in the accounting or auditing profession and are not involved in day-to-day operations of ResMed. In the performance of their oversight function, the audit committee’s members necessarily rely on the information, opinion, reports and statements presented to them by our management and by the independent registered public accounting firm. The audit committee’s oversight and the review and discussions referred to above do not assure that management has maintained adequate financial reporting processes, principles and systems of internal accounting controls, that our financial statements are accurate, that the audit of the financial statements has been conducted in accordance with standards of the PCAOB or that our independent registered public accounting firm meets the applicable standards for auditor independence.

Based on the reports and discussions described above, the audit committee recommended to our board that the audited financial statements be included in our annual report on Form 10-K for the fiscal year ended June 30, 2018, for filing with the SEC.

Audit committee

Carol Burt, chair

Ron Taylor

Jack Wareham

The report of the audit committee will not be deemed to be incorporated by reference to any filing by ResMed under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that ResMed specifically incorporates it by reference.

AUDIT FEES

The following table presents fees for professional audit services by KPMG LLP for the audit of our annual financial statements for fiscal years 2018 and 2017, and fees billed for other services by KPMG LLP.

Fees	2018	2017
Audit fees(a)	$2,021,613	$2,036,124
Audit-related fees	$0	$0
Tax-related fees	$25,000	$0
All other fees(b)	$0	$0
Total fees	$2,046,613	$2,036,124

(a)

Fees for audit services consisted of: (1) audits of our annual financial statements and systems of internal accounting controls; (2) reviews of our quarterly financial statements; (3) consents and other services related to US SEC matters; and (4) Sarbanes-Oxley Act Section 404 attestation reports.

(b)	Fees related to review and approvals of financial statements included in registration statements.

Pre-approval policy

The audit committee pre-approves all audit and permissible non-audit fees. Since the 2003 effective date of the SEC rules stating that an auditor is not independent of an audit client if the services it provides to the client are not appropriately approved, each new engagement of KPMG LLP was approved in advance by our audit committee, and none of those engagements made use of the rules’ de minimus exception to pre-approval.

COMMON STOCK OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table shows the number and percentage of shares of our common stock that, according to information supplied to us, are beneficially owned as of the record date by: (1) each person who, to our knowledge based on Schedules 13G filed with the SEC and Substantial Stockholder Notices filed with the ASX, is the beneficial owner of more than 5% of our outstanding common stock; (2) each person who is currently a director or a nominee for election as director; (3) each of the named executive officers; and (4) all current directors and executive officers as a group. In this proxy statement, “beneficial ownership” means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (that is, the power to dispose of, or to direct the disposition of, a security). All of the following calculations are based on 142,691,815 shares of our common stock outstanding (which excludes treasury shares) on September 17, 2018, the record date. Except to the extent indicated in the footnotes to the following table, the person or entity listed has sole voting and dispositive power with respect to the shares that are deemed beneficially owned by the person or entity, subject to community property laws, where applicable.

Name of beneficial owner	Amount and nature of beneficial ownership	Percent of outstanding common stock
Vanguard
100 Vanguard Blvd.	14,281,291 (a)	10.01%
Malvern, PA 19355
Capital World Investors
333 South Hope Street	12,186,700 (b)	8.54%
Los Angeles, CA 90071
Black Rock, Inc.
55 East 52nd Street	12,149,423 (c)	8.51%
New York, NY 10055
FMR LLC
245 Summer Street	8,257,459 (d)	5.79%
Boston, MA 02210

Executive officers, directors and nominees	Amount and nature of beneficial ownership(e)	Percent of outstanding common stock
Michael Farrell	415,078	*
Rob Douglas	346,178	*
Peter Farrell	240,896	*
David Pendarvis	213,593	*
Gary Pace	167,717	*
Jack Wareham	116,226	*
Jim Hollingshead	84,539	*
Brett Sandercock	81,306	*
Richie McHale	36,641	*
Ron Taylor	21,751	*
Carol Burt	21,640	*
Raj Sodhi	20,398	*
Rich Sulpizio	7,420	*
Karen Drexler	2,991	*
Harjit Gill	-	*
All current executive officers and directors as a group (14 persons)	1,776,374	1.24%

*	Less than 1%

(a)	Based on information provided in Schedule 13G/A filed with the SEC on February 12, 2018, by The Vanguard Group, that reports sole voting over 201,655 shares, sole dispositive power over 14,049,153 shares, shared voting power over 31,580 shares and shared dispositive power over 232,138 shares.

(b)	Based on information provided in Schedule 13G/A filed with the SEC on February 14, 2018, by Capital World Investors, that reports sole voting and dispositive power over all these shares.

(c)	Based on information provided in Schedule 13G/A filed with the SEC on February 8, 2018, by BlackRock, Inc., that reports sole voting power over 10,629,839 shares and sole dispositive power over all these shares.

(d)	Based on information provided in Schedule 13G filed with the SEC on February 13, 2018, by FMR, Inc., that reports sole voting power over 510,030 shares and sole dispositive power over all these shares.

(e)	Beneficial ownership is stated as of September 17, 2018, and includes shares subject to options exercisable, and restricted stock units (RSUs) that vest within sixty days after September 17, 2018, as set forth below. Does not include shares subject to PSUs that may be earned and vest in November 2018 as their number cannot be finally determined until the compensation committee certifies the performance of the TSR objectives in November. Shares subject to those options and RSUs are deemed beneficially owned by the holder to compute that person’s ownership percentage, but are not treated as outstanding to compute any other person’s ownership percentage. Shares have been rounded to the nearest whole number.

Executive officers, directors and nominees	Stock options	RSUs(i)
Michael Farrell	220,480	32,277
Rob Douglas	219,325	16,647
Peter Farrell	-	2,991
David Pendarvis	124,342	6,323
Gary Pace	67,139	2,991
Jack Wareham	103,226	-
Jim Hollingshead	40,523	11,157
Brett Sandercock	27,157	11,777
Richie McHale	27,846	4,850
Ron Taylor	-	2,991
Carol Burt	-	2,991
Raj Sodhi	-	9,726
Rich Sulpizio	-	2,991
Karen Drexler	-	2,991
Harjit Gill	-	-

(i)	Excludes shares that may vest from the November 2015 PSU grant, because they are not determinable until the performance period ends.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes outstanding incentive award plan balances as of June 30, 2018.

Plan category	Number of securities to be issued on exercise of outstanding options, warrants and rights(a)	Weighted average exercise price of outstanding options, warrants and rights(b)	Number of securities remaining available for future issue under equity compensation plans(c)
Equity compensation plans approved by security holders	2,850,580	$60.48	17,767,256
Employee stock purchase plan approved by security holders	N/A	N/A	537,880
Equity compensation plans not approved by security holders	0	0	0
Total	2,850,580	$60.48	18,305,136

(a)	Represents shares reserved for options, RSUs and PSUs outstanding under our 1997 and 2009 incentive award plans. Includes 1,205,826 shares reserved for outstanding options, 751,261 shares reserved for outstanding RSUs and 893,493 shares reserved for outstanding PSUs. Shares reserved for PSUs are calculated at target number of shares for all outstanding PSU grants, assuming target achievement of performance related conditions, even though if performance were measured as of June 30, 2018, shares would have been earned above the target PSU grant.

(b)	Represents the weighted-average exercise price of the 1,205,826 outstanding stock options as of June 30, 2018.

(c)	Represents shares available for issuance under our incentive plan and our employee stock purchase plan. Assumes 2,501,780 shares are not available to issue, because they would be issued if all outstanding TSR performance-based stock units were earned at the maximum possible level (225% of target). Does not give effect to the proposal to increase the authorized shares under our employee stock purchase plan by 2,000,000 shares that the stockholders are being asked to approve at this Annual Meeting. See “Proposal 3 Approval of Amendments to the ResMed Inc. 2009 Employee Stock Purchase Plan.”

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers, and individuals who own more than 10% of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of change in ownership of our common stock and other equity securities. SEC regulations also require executive officers, directors and 10% stockholders to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of copies of the forms we received, or written representations from certain reporting individuals, we believe that all Section 16(a) filing requirements applicable to our directors, executive officers and 10% stockholders during fiscal year 2018 were satisfied.

TRANSACTIONS WITH RELATED PERSONS

Our code of conduct requires directors, executive officers, and employees to disclose any situations that would reasonably be expected to give rise to a conflict of interest. Conflicts involving executive officers may be waived only by our board or the appropriate board committee.

Under our related party transaction policy and procedures, our audit committee will review and either approve or disapprove any transaction between ResMed and an executive officer, director, director nominee, or any other “related party” (as defined under Item 404 of SEC Regulation S-K) valued at $120,000 or more. Management is responsible for providing a report to the audit committee on an ongoing basis as to all potential related party transactions. Under this policy, the audit committee has pre-approved any compensation arrangement that is approved by our compensation committee for payment to an executive officer, or to a family member of a board member or executive officer, if approved by the compensation committee or approved in the normal course of business without the participation by the board member or executive officer. We historically and currently review in detail the responses of our executive officers and directors to their director’s and officer’s questionnaires for any reportable related party transactions.

Michael Farrell is our chief executive officer and a director, and the son of Peter Farrell, our founder and non-executive chairman. Their compensation is discussed in this proxy statement under the section “Compensation Discussion and Analysis” for Michael Farrell, and “Director Compensation – 2018” for Peter Farrell. We set compensation for Michael Farrell and Peter Farrell in accordance with our related party transaction policy. In setting compensation, we followed the same policies and practices that we have historically used to set compensation for other similarly-situated employees and directors. In addition, all compensation paid to Michael Farrell was approved by our compensation committee; all compensation paid to Peter Farrell was approved by the independent members of our board (without Michael Farrell or Peter Farrell’s participation), after considering the compensation committee’s recommendation.

TRANSACTION OF OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING

We are not aware of any other matters to come before the annual meeting, and we have not received timely notice from any stockholder that they intend to present any other proposal at the meeting. If any matter not mentioned in this proxy statement is properly brought before the annual meeting, the persons named as proxies in the accompanying proxy, or their substitutes, will have discretionary authority to vote all proxies on those matters according to their best judgment.

STOCKHOLDER PROPOSALS FOR 2019 ANNUAL MEETING

Proposals included in the proxy statement

Under SEC rules, if a stockholder wishes to submit a proposal for possible inclusion in the proxy statement for our 2019 annual meeting, we must receive it no later than 120 days before the anniversary of this year’s mailing date. Accordingly, to be timely, we must receive any proposal at our principal executive office in San Diego, California, USA, on or before June 6, 2019. The proposal must also comply with Rule 14a-8 under the Securities and Exchange Act of 1934.

Proposals not included in the proxy statement

Under our amended and restated bylaws, to nominate a director or bring any other business before the stockholders at the 2019 annual meeting that will not be included in our proxy statement, you must comply with the procedures described below. In addition, you must notify us in writing and deliver that notice to our secretary no earlier than August 17, 2019, and no later than September 6, 2019.

Our bylaws require a stockholder’s notice of a proposed business item or nominee to include:

(1)	a brief description of the business desired to be brought before the meeting;

(2)	the reasons for conducting that business at the meeting;

(3)

any material interest of the stockholder, beneficial owner, participants with the stockholder in the solicitation, associate of the stockholder, and any other person acting in concert with the stockholder or beneficial owner (each, a “Proposing Person”) in the proposed business (including a reasonably detailed description of all understandings between or among the Proposing Persons, or between or among any Proposing Person and other person or entity);

(4)	the beneficial owner, if any, on whose behalf the proposal is made; and

(5)	if the proposed business includes a proposal to amend our bylaws, the language of the proposed amendment.

If the stockholder proposes to nominate a director, the notice must include all information relating to the nominee that is required to be disclosed under applicable SEC rules.

In addition, the bylaws provide that a stockholder proposing any nomination or other business item must include, as to all Proposing Persons:

(1)	the name and address of the Proposing Person, as they appear on our books;

(2)	the class and number of shares of our capital stock that are owned beneficially and of record by the Proposing Persons;

(3)

a representation that the stockholder is a holder of record of our stock entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose the business or nomination;

(4)

a representation whether the Proposing Person intends: (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of our outstanding capital stock required to approve or adopt the proposal or elect the nominee; and/or (b) otherwise to solicit proxies from stockholders in support of the proposal or nomination; and

(5)	as to each Proposing Person:

a.	the full notional amount of any securities that, directly or indirectly, underlie any derivative security;

b.	any rights to dividends on any shares of the company beneficially owned by the Proposing Person that are separated or separable from the underlying security;

c.	any material pending or threatened legal proceeding, in which a Proposing Person is a party, that involves us or any of our officers, directors or affiliates;

d.	any other material relationship between the Proposing Person and the company, its affiliates or principal competitors;

e.	any direct or indirect material interest of a Proposing Person with the company, its affiliates or principal competitors; and

f.

any other information relating to a Proposing Person that would be required to be disclosed in a filing required to be made in connection with the solicitation of proxies or consents in support of the business proposed to be brought before the meeting. We may require any proposed nominee to furnish other information that we may reasonably deem appropriate in determining the eligibility of the proposed nominee to serve as our director.

Our bylaws require a stockholder’s nomination to contain the following information about the nominee:

(1)	all information that would be required to be disclosed regarding the nominee if the nominee were a Proposing Person;

(2)

all information relating to the nominee that is required to be disclosed in proxy solicitations for a director election contest, or is otherwise required, in each case by the then-current version of Regulation 14A under the Securities Exchange Act of 1934, and Rule 14a-12;

(3)

a description of any direct or indirect material interest in any material contract between or among any Proposing Person, on one hand, and each candidate for nomination or the respective associates and other participants in the solicitation, on the other hand; and

(4)

the nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected. Any candidates recommended by a stockholder for nomination to the board will be evaluated in the same manner that nominees suggested by board members, management or other parties are evaluated.

You may write to our secretary at ResMed Inc., 9001 Spectrum Center Boulevard, San Diego, California 92123 USA to deliver the notices discussed above and for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates under the bylaws.

Cautionary note regarding forward-looking statements

Statements contained in this proxy statement that are not historical facts are “forward-looking” statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements, including statements regarding our plans to pay quarterly dividends, our net revenue, net income, and diluted earnings per share performance, are subject to risks and uncertainties, which could cause actual results to materially differ from those projected or implied in the forward-looking statements. Those risks and uncertainties are discussed in our Annual Report on Form 10-K for our most recent fiscal year and in other reports we file with the US Securities and Exchange Commission. Those reports are available on our website.

APPENDIX A

Reconciliation of non-GAAP financial measures

The measure, “non-GAAP income from operations” is reconciled with GAAP income from operations below (in US$ thousands, except share and per share data):

	Twelve months ended June 30,
	2018	2017
GAAP income from operations	$541,831	$425,798
Amortization of acquired intangible assets(a)	46,383	46,578
Restructuring expenses(a)	18,432	12,358
Astral battery field safety notification expenses	-	5,070
Litigation settlement expenses	-	8,500
Acquisition and integration expenses(a)	-	10,076
Non-GAAP income from operations	$606,646	$508,380

The measures “non-GAAP net income” and “non-GAAP diluted earnings per share” are reconciled with GAAP net income and GAAP diluted earnings per share in the table below:
	Twelve months ended June 30,
	2018	2017
GAAP net income	$315,588	$342,284
Amortization of acquired intangible assets, net of tax(a)	33,694	31,679
U.S. tax reform transition impact(a)	126,881	-
U.S. tax reform impact on deferred taxes(a)	11,135	-
Restructuring expenses, net of tax(a)	13,328	8,295
Foreign tax credit adjustment	7,204	-
Astral battery field safety notification expenses	-	3,549
Litigation settlement expenses, net of tax	-	5,392
Acquisition related expenses	-	10,076
Non-GAAP net income(a)	$507,830	$401,275
Diluted shares outstanding	143,987	142,453
GAAP diluted earnings per share	$2.19	$2.40
Non-GAAP diluted earnings per share(a)	$3.53	$2.82

(a)

ResMed adjusts for the impact of the Astral battery field safety notification expenses, movements in the SERVE-HF accrual, restructuring expenses, litigation settlement expenses, one-time deferred revenue fair value adjustment, acquisition related expenses, and amortization of acquired intangible assets from their evaluation of ongoing operations and believes investors benefit from adjusting these items to facilitate a more meaningful evaluation of current operating performance.

ResMed believes that non-GAAP diluted earnings per share is an additional measure of performance investors can use to compare operating results between reporting periods. ResMed uses non-GAAP information internally in planning, forecasting, and evaluating the results of operations in the current period and in comparing it to past periods. ResMed believes this information provides investors better insight in evaluating ResMed’s performance from core operations and provides consistent financial reporting. Our use of non-GAAP measures is intended to supplement, and not to replace, our presentation of net income and other GAAP measures. Like all non-GAAP measures, non-GAAP earnings are subject to inherent limitations because they do not include all the expenses that must be included under GAAP.

APPENDIX B

THE RESMED INC.

2018 EMPLOYEE STOCK PURCHASE PLAN

DATED: AUGUST 17, 2018

2018 EMPLOYEE STOCK PURCHASE PLAN

THE RESMED INC.

2018 EMPLOYEE STOCK PURCHASE PLAN

ResMed Inc., a Delaware corporation (the “Company”), adopted the ResMed Inc. Employee Stock Purchase Plan, renamed as the ResMed Inc. 2018 Employee Stock Purchase Plan (the “Plan”), effective as of November 14, 2003. The Plan has been most recently amended on August 17, 2018.

The purposes of the Plan are as follows:

(1)    To assist Eligible Employees of the Company and its Designated Subsidiaries (as defined below) in acquiring stock ownership in the Company pursuant to a plan which is intended to qualify as an “employee stock purchase plan,” within the meaning of Section 423(b) of the Code (as defined below).

(2)    To help such employees provide for their future security and to encourage them to remain in the employment of the Company and its Subsidiary Corporations.

The Company intends for Offerings under the Plan to qualify as an “employee stock purchase plan” under Section 423 of the Code (each, a “Section 423 Offering”); provided, however, that the Committee may also authorize the grant of Options in Offerings under the Plan that are not intended to comply with the requirements of Section 423 of the Code, pursuant to any rules, procedures, agreements, appendices, or sub-plans adopted by the Committee for such purpose (each, a “Non-423 Offering”).

1.    Definitions.

Whenever any of the following terms is used in the Plan with the first letter or letters capitalized, it shall have the following meaning unless context clearly indicates to the contrary (such definitions to be equally applicable to both the singular and the plural forms of the terms defined):

(a)    “Account” means the account established for a Participant under the Plan.

(b)    “Affiliate” means any entity, other than a Parent Corporation or a Subsidiary Corporation, that directly or through one or more intermediaries is controlled by, or is under common control with, the Company, as determined by the Committee.

(c)    “Agent” means the brokerage firm, bank or other financial institution, entity or person(s), if any, engaged, retained, appointed or authorized to act as the agent of the Company or an Employee with regard to the Plan.

(d)    “Applicable Law” means the requirements relating to the administration of equity-based awards under applicable corporate laws, United States federal and state securities laws, the Code, any stock exchange or quotation system on which the Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Options are, or will be, granted under the Plan.

(e)    “Authorization” means a Participant’s payroll deduction authorization or authorization for other Contributions with respect to an Offering Period provided by such Participant in accordance with Section 3(d).

(f)    “Board” means the Board of Directors of the Company, as constituted from time to time.

(g)    “Code” means the Internal Revenue Code of 1986, as amended.

(h)    “Committee” means the committee of the Board appointed to administer the Plan pursuant to Section 12.

(i)    “Company” means ResMed Inc., a Delaware corporation, or any successor corporation or entity.

(j)    “Compensation” of an Employee means all compensation received by such Employee from the Company or any Designated Subsidiary on each Payday as compensation for services to the Company or any Designated Subsidiary, including all salary, wages (including amounts elected to be deferred by the Employee, but would otherwise have been paid, under any cash or deferred arrangement established by the Company or a Designated Subsidiary), overtime pay, sales commissions, bonuses, and other remuneration paid directly to the Employee; but excluding the cost of employee benefits paid by the Company or a Designated Subsidiary, education or tuition reimbursements, imputed income arising under any Company or Designated Subsidiary group insurance or benefit program, travel expenses, business and moving reimbursements, income received in connection with stock options or other equity awards, contributions made by the Company or a Designated Subsidiary under any employee benefit plan, and similar items of compensation.

(k)    “Contributions” means the amount of Compensation contributed by a Participant through payroll deductions; provided, however, that “Contributions” may also include other payments that the Committee may permit a Participant to make to fund the exercise of Options to purchase shares of Stock under the Plan to the extent payroll deductions are not permitted by Applicable Law, as determined by the Company in its sole discretion.

(l)    “Date of Exercise” of any Option means the date on which such Option is exercised, which shall be the last Trading Day of the Offering Period with respect to which the Option was granted, in accordance with Section 4(a) (except as provided in Section 9).

(m)    “Date of Grant” of any Option means the date on which such Option is granted, which shall be the first Trading Day of the Offering Period with respect to which the Option was granted, in accordance with Section 3(e).

(n)    “Designated Subsidiary” means any Subsidiary Corporation designated by the Committee or the Board in accordance with Section 13.

(o)    “Eligible Employee” means an Employee who meets the requirements for eligibility in accordance with Section 3(a).

(p)    “Employee” means an individual who renders services to the Company or a Designated Subsidiary in the status of an “employee,” within the meaning of Section 3401(c) of the Code. For purposes of clarity, the term “Employee” will not include the following, regardless of any subsequent reclassification as an employee by the Company or a Designated Subsidiary, any governmental agency, or any court: (i) any independent contractor; (ii) any consultant; (iii) any individual performing services for the Company or a Designated Subsidiary under a purchase order, a supplier agreement or any other agreement that the Company or a Designated Subsidiary enters into for services; (iv) any individual classified by the Company or a Designated Subsidiary as contract labor (such as contractors, contract employees, job shoppers), regardless of length of service; and (vi) any leased employee. The Committee will have exclusive discretion to determine whether an individual is an Employee for purposes of the Plan.

(q)    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(r)    “Fair Market Value” of a share of Stock as of a given date means: (A) the closing price of a share of Stock on the principal exchange on which the Stock is then trading, if any, on such date (or, if shares of Stock were not traded on such date, then on the next preceding trading day during which a sale occurred); (B) if the Stock is not traded on an exchange, but is quoted on Nasdaq or a successor quotation system, (1) the last sales price (if the Stock is then listed as a National Market Issue under the NASD National Market System), or (2) the mean between the closing representative bid and asked prices (in all other cases) for a share of Stock on such date (or, if shares of Stock were not traded on such date, then on the next preceding trading day during which a sale occurred) as reported by Nasdaq or such successor quotation system; (3) if the Stock is not publicly traded on an exchange and not quoted on Nasdaq or a successor quotation system, the mean between the closing bid and asked prices for a share of Stock on such date (or, if shares of Stock were not traded on such date, then on the next preceding trading day during which a sale occurred), as determined in good faith by the Committee; or (4) if the Stock is not publicly traded, the fair market value of a share of Stock established by the Committee acting in good faith.

(s)    “Offering” means a Section 423 Offering or a Non-423 Offering of an Option under the Plan during an Offering Period. Unless otherwise determined by the Committee, each Offering under the Plan in which Eligible Employees of one or more Designated Subsidiaries may participate will be deemed a separate Offering for purposes of Section 423 of the Code, even if the dates of the applicable Offering Periods of each such Offering are identical, and the provisions of the Plan will separately apply to each Offering. With respect to Section 423 Offerings, the terms of separate Offerings need not be identical provided that all Eligible Employees granted Options in a particular Offering will have the same rights and privileges, except as otherwise may be permitted by Section 423 of the Code; a Non-423 Offering need not satisfy such requirements.

(t)    “Offering Period” means each period, the duration of which shall be set by the Committee, during which Options are granted to Eligible Employees; provided, however, that the duration of any Offering Period can be no less than three months and no more than 27 months, and shall initially be six months.

(u)    “Option” means an option to purchase shares of Stock granted under the Plan to a Participant in accordance with Section 3(e).

(v)    “Option Price” means the purchase price per share of Stock determined in accordance with Section 4(b).

(w)    “Parent Corporation” means any corporation, other than the Company, in an unbroken chain of corporations ending with the Company if, at the time of the granting of the Option, each of the corporations other than the Company directly or indirectly owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(x)    “Participant” means an Eligible Employee who has elected to participate in the Plan, in accordance with the provisions of Section 3(d).

(y)    “Payday” means the regular and recurring established day for payment of Compensation to an Employee of the Company or any Designated Subsidiary.

(z)    “Plan” means the ResMed Inc. 2018 Employee Stock Purchase Plan, as amended and/or restated from time to time.

(aa)    “Stock” means the shares of the Company’s Common stock, $.004 par value per share.

(bb)    “Subsidiary Corporation” means any entity that is a subsidiary corporation of the Company within the meaning of Section 423 of the Code and the regulations promulgated thereunder. In addition, solely with respect to Non-423 Offerings under the Plan, Subsidiary Corporation shall include any corporate or noncorporate entity in which the Company has a direct or indirect equity interest or significant business relationship.

(cc)    “Tax-Related Items” means any income tax, social insurance, payroll tax, fringe benefit tax, payment on account or other tax-related items arising in relation to a Participant’s participation in the Plan.

(dd)    “Trading Day” means a day on which the New York Stock Exchange is open for trading.

2.    Stock Subject to the Plan.

Subject to the provisions of Section 9 hereof (relating to adjustments upon changes in the Stock) and Section 11 hereof (relating to amendments of the Plan), the Stock that may be sold pursuant to Options granted under the Plan shall not exceed in the aggregate 6,200,000 shares of Stock.1 The shares of Stock sold pursuant to Options granted under the Plan may be unissued shares or treasury shares of Stock, or shares reacquired in private transactions or open market purchases. If and to the extent that any right to purchase reserved shares shall not be exercised by any Participant for any reason, or if such right to purchase shall terminate as provided herein, shares that have not been so purchased hereunder shall again become available for the purposes of this Plan, unless this Plan shall have been terminated, but all shares sold under this Plan, regardless of source, shall be counted against the limitation set forth above. For avoidance of doubt, up to the maximum number of shares of Stock reserved under this Section 2 may be used to satisfy purchases of Stock under Section 423 Offerings and any remaining portion of such maximum number of Stock may be used to satisfy purchases of Stock under Non-423 Offerings.

3.    Eligibility and Grant of Options.

(a)    Eligibility. Each Employee of the Company or any Designated Subsidiary as of the commencement of an Offering Period will be eligible to participate in the Plan, subject to the requirements of this Section 3. Notwithstanding the foregoing, the Committee may determine in its discretion, and if so determines, shall set forth in the terms of the applicable Offering, that an Employee of the Company or any Designated Subsidiary shall be eligible to participate in such Offering Period, unless, as of the first day of such Offering Period: (1) such Employee has been in the employ of the Company or any Designated Subsidiary for less than two years; (2) such Employee’s customary employment with the Company or any Designated Subsidiary is twenty hours or less per week and/or less than five months per calendar year; (3) such Employee is a “highly compensated employee” of the Company or any Designated Subsidiary (within the meaning of Section 414(q) of the Code); and/or (4) such employee is a citizen or resident of a jurisdiction other than the United States (without regard to whether such individual also is a citizen or resident of the United States or is a resident alien (within the meaning of Section 7701(b)(1)(A) of the Code)) and the grant of an Option under the Plan is prohibited under the Applicable Laws of such jurisdiction, or compliance with the Applicable Laws of such jurisdiction would cause the Plan to violate the requirements of Section 423 of the Code; provided, that any exclusion in clauses (1), (2), (3) and (4) shall be applied in an identical manner to all employees of the Company and all Designated Subsidiaries whose employees are granted Options in Section 423 Offerings under the Plan, in accordance with Treasury Regulation Section 1.423-2(e). Furthermore, in the case of a Non-423 Offering, an Eligible Employee (or group of Eligible Employees) may be excluded from participation in the Offering if the Committee has determined, in its sole discretion, that participation of such Eligible Employee(s) is not advisable or practicable for any reason.

(b)    $25,000 Limitation. No Participant shall be granted an Option under the Plan which permits his rights to purchase shares of Stock under the Plan, together with other options to purchase shares of Stock or other stock under all other employee stock purchase plans of the Company, any Parent Corporation or any Subsidiary Corporation subject to the Section 423, to accrue at a rate which exceeds $25,000 of fair market value of such shares of Stock or other stock (determined at the time the Option or other option is granted) for

1 The Plan was initially approved with an aggregate of 3,250,000 shares of Stock that were issuable under the Plan, which number of shares was subsequently adjusted to 6,500,000 shares due to a September 2005 stock split of the Company’s Stock. In September 2007, the Board approved a reduction in the number of shares of Stock issuable under the Plan, from 6,500,000 to 500,000. An amendment to the Plan dated September 30, 2009, increased the number of shares by 600,000, for a total of 1,100,000. That total number of shares was adjusted to 2,200,000 due to an October 2012 stock split. An August 2012 amendment increased the number of shares by 2,000,000, to a total of 4,200,000. On August 17, 2018, the Board amended the Plan to increase the number of shares of Stock issuable under the Plan by 2,000,000, to a total of 6,200,000, subject to stockholder approval.

each calendar year in which the Option is outstanding. For purpose of the limitation imposed by this subsection, (1) the right to purchase shares of Stock or other stock under an Option or other option accrues when the Option or other option (or any portion thereof) first becomes exercisable during the calendar year, (2) the right to purchase shares of Stock or other stock under an Option or other option accrues at the rate provided in the Option or other option, but in no case may such rate exceed $25,000 of the fair market value of such Stock or other stock (determined at the time such Option or other option is granted) for any one calendar year, and (3) a right to purchase Stock or other stock which has accrued under an Option or other option may not be carried over to any other Option or other option. This limitation shall be applied in accordance with Section 423(b)(8) of the Code and the Treasury Regulations thereunder.

(c)    5 Percent Holders. No Employee will be granted an Option under the Plan if immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own stock and/or hold outstanding options to purchase stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company or of any Subsidiary Corporation or Parent Corporation. For purposes of the foregoing, the rules of Section 424(d) of the Code with regard to the attribution of stock ownership shall apply in determining the stock ownership of an individual, and stock which an Employee may purchase under outstanding options shall be treated as stock owned by the Employee.

(d)    Election to Participate. An Eligible Employee may elect to participate in an Offering Period by delivering to the Company (or an Agent) a completed and executed written authorization in a form approved by the Company (the “Authorization”) within the time determined by the Company and set forth in the terms of such Offering Period. Each Participant’s Authorization shall give notice of such Participant’s election to participate in the Plan for such Offering Period (and subsequent Offering Periods) and shall designate a whole percentage of such Participant’s Compensation to be contributed by such Participant on each Payday during the Offering Period. A Participant may designate any whole percentage of Compensation that is not less than one percent and not more than a maximum percentage determined by the Committee (which maximum percentage shall be fifty percent in the absence of such determination). A Participant’s Compensation payable during an Offering Period shall be reduced each Payday through Contributions in an amount equal to the percentage specified in the Authorization, and such amount shall be credited to such Participant’s Account under the Plan. A Participant may increase or decrease the percentage of Compensation designated in the Authorization, subject to the limits of this subsection (d), or may suspend the Authorization, only as provided by the Committee with respect to such Offering Period and set forth in the terms of such Offering Period. Any Authorization shall remain in effect for each subsequent Offering Period, unless the Participant submits a new Authorization pursuant to this subsection (d), withdraws from the Plan pursuant to Section 5, ceases to be an Eligible Employee as defined in Section 1(o) or terminates employment as provided in Section 6(a). Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Sections 3(b), (c) and (e) of the Plan, the Company may reduce a Participant’s rate of Contributions to zero at such time during any Offering Period. Contributions will recommence at the rate provided by the Participant in his or her Authorization to the extent such Contributions may be applied to purchase shares of Stock in accordance with Section 423(b)(8) of the Code and Sections 3(b), (c) and (e) of the Plan, unless terminated by the Participant as provided in Section 5 of the Plan.

(e)    Option Grants. The Company shall grant Options under the Plan to all Eligible Employees in successive Offering Periods until the earlier of: (1) the date on which the number of shares of Stock available under the Plan have been sold, or (2) the date on which the Plan is suspended or terminates. Each Participant shall be granted an Option with respect to an Offering Period on the Date of Grant for that Offering Period. Each Option shall expire on the Date of Exercise for such Offering Period immediately after the automatic exercise of the Option in accordance with Section 4(a), unless such Option terminates earlier in accordance with Section 5, 6 or 9. The number of shares of Stock subject to a Participant’s Option shall equal the cumulative Contributions made by such Participant in accordance with subsection (d) for the Offering Period (if any), divided by the Option Price for the Option; provided, however, that the number of shares of Stock subject to such Option shall not exceed the number determined in accordance with Section 3(b). In connection with each Offering Period made under the Plan, the Committee shall also specify a maximum number of shares of Stock that may be purchased by any Employee pursuant to such Offering Period (which maximum shall be 5,000 shares of Stock per Offering in the absence of such determination). The Company shall not grant an Option with respect to an Offering Period to any Employee who is not an Eligible Employee on the first day of such Offering Period.

4.    Exercise of Options; Option Price.

(a)    Option Exercise. Each Participant automatically shall be deemed to have exercised such Participant’s Option on the Date of Exercise for an Offering Period to the extent that the balance then in the Participant’s Account is sufficient to purchase, at the Option Price for such Option, shares of the Stock subject to the Option, provided, however, that any balance that is insufficient to purchase one share of Stock shall be carried over to the next Offering Period and shall remain credited to Participant.

(b)    Option Price Defined. The purchase price per share of Stock (the “Option Price”) to be paid by a Participant upon the exercise of the Participant’s Option on the Date of Exercise for an Offering Period shall be equal to 85% of the lesser of: (1) the Fair Market Value of a share of Stock on the Date of Exercise for such Offering Period and (2) the Fair Market Value of a share of Stock on the Date of Grant for such Offering Period.

(c)    Book Entry/Share Certificates. As soon as practicable after the purchase of shares of Stock upon the exercise of an Option by a Participant on the Date of Exercise for an Offering Period and subject to Section 17, the Company shall issue the shares of Stock to such Participant and such shares shall be held in the custody of the Company, or if applicable, the Agent, for the benefit of the Participant. The Company or the Agent shall make an entry on its books and records indicating that the shares of Stock purchased in connection with such exercise have been duly issued as of that date to such Participant. A Participant shall have the right at any time to request in writing a certificate or certificates for all or a portion of the whole shares of Stock purchased hereunder. Following receipt of a Participant’s written request for any such certificate and subject to Section 17, the Company shall (or shall cause the Agent to) deliver any such certificate to the Participant.

(d)    Pro Rata Allocations. If the total number of shares of Stock for which Options are to be exercised on any date exceeds the number of shares of Stock remaining unsold under the Plan (after deduction for all shares of Stock for which Options have theretofore been exercised), the Committee shall make a pro rata allocation of the available remaining shares of Stock in as nearly a uniform manner as shall be practicable and the balance of the amount credited to the Account of each Participant which has not been applied to the purchase of shares of Stock shall be paid to such Participant in one lump sum in cash within thirty days after the Date of Exercise, without any interest thereon.

(e)    Information Statement. The Company shall provide each Participant whose Option is exercised with an information statement in accordance with Section 6039(a) of the Code and the Treasury Regulations thereunder. The Company shall maintain a procedure for identifying certificates of shares of Stock sold upon the exercise of Options in accordance with Section 6039(b) of the Code.

5.    Withdrawal from the Plan.

(a)    Withdrawal Election. A Participant may withdraw from participation in an Offering Period at any time, except as otherwise determined by Committee and set forth in the terms of the applicable Offering. A Participant electing to withdraw from the Plan must deliver to the Company (or an Agent) a notice of withdrawal in a form approved by the Committee (the “Withdrawal Election”), not later than five business days before the Date of Exercise for such Offering Period, except as otherwise determined by Committee and set forth in the terms of the applicable Offering. Upon receipt of a Participant’s Withdrawal Election, the Company or Subsidiary Corporation employing the Participant shall pay to the Participant the amount credited to the Participant’s

Account in one lump sum payment in cash, without any interest thereon (unless otherwise required by Applicable Law). Subject to Section 17, upon the Participant’s request, or at the election of the Company, following such withdrawal the Company shall (or shall cause the Agent to) deliver to the Participant certificates for any whole shares of Stock previously purchased by the Participant and credited to Participant through book entry under Section 4(c), as promptly as practicable following such Participant’s withdrawal. Upon receipt of a Participant’s Withdrawal Election by the Company (or an Agent), the Participant shall cease to participate in the Plan and the Participant’s Option for such Offering Period shall terminate.

(b)    Eligibility following Withdrawal. A Participant who withdraws from the Plan with respect to an Offering Period, and who is still an Eligible Employee, may elect to participate again in the Plan for any subsequent Offering Period by delivering to the Company (or an Agent) an Authorization pursuant to Section 3(d).

6.    Termination of Employment.

(a)    General. If the employment of a Participant with the Company or a Designated Subsidiary terminates for any reason, other than by reason of the Participant’s death, the Participant’s participation in the Plan automatically shall terminate as of the date of the termination of the Participant’s employment, unless otherwise required by Applicable Law. In the event of a Participant’s death, the Option may be exercised by the Participant’s estate if the Option is transferred by will or the laws of descent and distribution, in accordance with Section 7, and after such exercise, the Participant’s participation in the Plan shall terminate. If the Participant’s Option is not transferred to the Participant’s estate by will or the laws of descent and distribution, then Participant’s participation in the Plan shall terminate as of the date of Participant’s death. As soon as practicable after the termination of the Participant’s participation in the Plan, the Company or Designated Subsidiary employing the Participant shall pay to the Participant (or the Participant’s estate, if applicable) the amount credited to the Participant’s Account in one lump sum payment in cash, if applicable, without any interest thereon (unless otherwise required by Applicable Law), and subject to Section 17, the Company shall (or shall cause the Agent to) deliver to the Participant (or the Participant’s estate, if applicable) certificates for any whole shares of Stock purchased by the Participant, if applicable. On a Participant’s termination of employment or death covered by this subsection, the Participant’s Authorization and Option under the Plan shall terminate.

(b)    Leave of Absence. Subject to the discretion of the Committee, if a Participant is granted a paid leave of absence, payroll deductions on behalf of the Participant will continue and any amounts credited to the Participant’s Account may be used to purchase shares of Stock as provided under the Plan. If a Participant is granted an unpaid leave of absence, payroll deductions on behalf of the Participant will be discontinued and no other Contributions will be permitted (unless otherwise determined by the Committee or required by Applicable Law), but any amounts then credited to the Participant’s Account may be used to purchase shares of Stock on the next applicable Date of Exercise. Notwithstanding anything in this subsection (b) to the contrary, where a Participant’s period of leave exceeds three months and the Participant’s right to reemployment is not guaranteed by statute or by contract, for purposes of the Plan, the Participant’s employment relationship will be deemed to have terminated three months and one day following the commencement of such leave.

(c)    Transfer of Employment. Unless otherwise determined by the Committee, a Participant whose employment transfers or whose employment terminates with an immediate rehire (with no break in service) by or between the Company or a Designated Subsidiary will not be treated as having terminated employment for purposes of participating in the Plan or an Offering; however, if a Participant transfers from a Section 423 Offering to a Non-423 Offering, the exercise of the Participant’s Option will be qualified under the Section 423 Offering only to the extent that such exercise complies with Section 423 of the Code. If a Participant transfers from a Non-423 Offering to a Section 423 Offering, the exercise of the Participant’s Option will remain non-qualified under the Non-423 Offering.

7.    Restriction upon Assignment.

An Option granted under the Plan shall not be transferable, other than by will or the laws of descent and distribution, and is exercisable during the Participant’s lifetime only by the Participant. Other than the transfer of an Option by will or the laws or descent and distribution, the Company shall not recognize and shall be under no duty to recognize any assignment or alienation of the Participant’s interest in the Plan, the Participant’s Option or any rights under the Participant’s Option. But, in the event of the death of a Participant, the Company may recognize the transfers of an Option granted under the Plan or the right to apply pursuant to the operation of a will or the laws of descent or distribution.

8.    No Rights of Stockholders until Shares Issued.

With respect to shares of Stock subject to an Option, a Participant shall not be deemed to be a stockholder of the Company, and the Participant shall not have any of the rights or privileges of a stockholder, until such shares have been issued to the Participant following exercise of the Participant’s Option. No adjustments shall be made for dividends (ordinary or extraordinary, whether in cash securities, or other property) or distribution or other rights for which the record date occurs before the date of such issuance, except as otherwise expressly provided herein or by the Committee.

9.    Changes in the Stock and Corporate Events; Adjustment of Options.

(a)    Subject to Section 9(c), in the event that the Committee, in its sole discretion, determines that any dividend or other distribution (whether in the form of cash, Stock, other securities, or other property), recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or exchange of Stock or other securities of the Company, issuance of warrants or other rights to purchase Stock or other securities of the Company, or other similar corporate transaction or event, affects the Stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to an Option, then the Committee shall, in such manner as it may deem equitable, adjust any or all of:

(1)    the number and kind of shares of Stock (or other securities or property) with respect to which Options may be granted (including, but not limited to, adjustments of the limitations in Section 2 and Section 3(e) on the maximum number of shares of Stock which may be purchased under the Plan or in an Offering Period),

(2)    the number and kind of shares of Stock (or other securities or property) subject to outstanding Options, and

(3)    the Option Price with respect to any Option.

(b)    Subject to Section 9(c), in the event of any transaction or event described in Section 9(a) or any unusual or nonrecurring transactions or events affecting the Company, any Subsidiary of the Company, or the financial statements of the Company or any Subsidiary, or of changes in Applicable Laws, regulations, or accounting principles, the Committee, in its sole discretion, and on such terms and conditions as it deems appropriate, either by the terms of the Option or by action taken before the occurrence of such transaction or event and either automatically or upon the Participant’s request, is hereby authorized to take any one or more of the following actions whenever the Committee determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Option under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:

(1)    To provide that all Options outstanding shall terminate without being exercised on such date as the Committee determines in its sole discretion;

(2)    To provide that all Options outstanding shall be exercised before the Date of Exercise of such Options on such date as the Committee determines in its sole discretion and such Options shall terminate immediately after such exercises;

(3)    To provide for either the purchase of any Option outstanding for an amount of cash equal to the amount that could have been obtained upon the exercise of such Option had such Option been currently exercisable and shares issued thereunder sold, or the replacement of such Option with other rights or property selected by the Committee in its sole discretion;

(4)    To provide that such Option be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices; and

(5)    To make adjustments in the number and type of shares of Stock (or other securities or property) subject to outstanding Options, or in the terms and conditions of outstanding Options, or Options which may be granted in the future.

(c)    No adjustment or action described in this Section 9 or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause the Plan to fail to satisfy the requirements of Section 423 of the Code. Furthermore, no such adjustment or action shall be authorized to the extent such adjustment or action would result in short-swing profits liability under Section 16 of the Exchange Act, or violate the exemptive conditions of Rule I 6b-3 unless the Committee determines that the Option is not to comply with such exemptive conditions.

(d)    The existence of the Plan and the Options granted hereunder shall not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Stock or the rights thereof of which are convertible into or exchangeable for Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

10.    Use of Funds; No Interest Paid.

All funds received or held by the Company under the Plan shall be included in the general funds of the Company free of any trust or other restriction and may be used for any corporate purpose, unless otherwise required by Applicable Law. No interest will be paid to any Participant or credited to any Participant’s Account with respect to such funds, unless otherwise required by Applicable Law.

11.    Amendment, Suspension or Termination of the Plan.

(a)    The Board or the Committee may amend, suspend, or terminate the Plan at any time and from time to time, provided that approval by the Company’s stockholders shall be required to amend the Plan: (1) to increase (other than an increase pursuant to Section 9(a)) the number of shares of Stock that may be sold pursuant to Options under the Plan, or (2) in any manner that would cause the Plan to no longer be an “employee stock purchase plan” within the meaning of Section 423(b) of the Code for purposes of Section 423 Offerings hereunder. Without stockholder consent and without regard to whether any Participant rights may be considered to have been “adversely affected,” the Board or the Committee, as applicable, shall be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Stock for each Participant properly correspond with amounts contributed by the Participant, and establish such other limitations or procedures as the Board or the Committee, as applicable, determines in its sole discretion advisable which are consistent with the Plan and Section 423 of the Code.

(b)    In the event the Board or the Committee, as applicable, determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Board or the Committee, as applicable, may, in its discretion and, to the extent necessary or desirable, modify or amend the Plan to reduce or eliminate such accounting consequence including, but not limited to:

(1)    altering, but not reducing, the Option Price for any Offering Period including an Offering Period underway at the time of the change in Offering Price;

(2)    shortening any Offering Period so that the Offering Period ends on a new Exercise Date, including an Offering Period underway at the time of such action; and

(3)    allocating shares.

Such modifications or amendments shall not require stockholder approval or the consent of any Plan participants.

12.    Administration by Committee; Rules and Regulations.

(a)    Appointment of Committee. The Plan shall be administered by the Committee, which shall be composed of members of the Board. Each member of the Committee shall serve for a term commencing on a date specified by the Board and continuing until the member dies, resigns or is removed from office by the Board. The Committee at its option may utilize the services of an Agent and/or employees of the Company to assist in the administration of the Plan, including establishing and maintaining an individual securities account under the Plan for each Participant.

(b)    Duties and Powers of Committee. It shall be the duty of the Committee to conduct the general administration of the Plan in accordance with the provisions of the Plan. The Committee shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(1)    To determine when and how Options shall be granted and the provisions and terms of each Offering Period (which need not be identical),

(2)    To select Designated Subsidiaries in accordance with Section 13.

(3)    To construe and interpret the Plan and the terms of the Options and to adopt such rules for the administration, interpretation, and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. The Committee, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effect, subject to Section 423 of the Code and the regulations promulgated thereunder.

In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan.

(c)    Non U.S. Sub-Plans. The Committee may adopt rules, procedures, agreements, appendices, or sub-plans (collectively, “Sub-Plans”) applicable to particular Designated Subsidiaries or locations relating to the operation and administration of the Plan to accommodate the specific requirements of local laws, customs and procedures for jurisdictions outside of the United States. The rules of such Sub-Plans may take precedence over other provisions of this Plan, with the exception of Section 2 above, but unless otherwise superseded by the terms of such Sub-Plan, the provisions of this Plan shall govern the operation of such Sub-Plan. To the extent inconsistent with the requirements of Section 423 of the Code, any such Sub-Plan will be considered part of a Non-423 Offering, and Options granted thereunder will not be required by the terms of the Plan to comply with Section 423 of the Code. Without limiting the generality of the foregoing, the Committee may adopt Sub-Plans relating to the operation and administration of the Plan to accommodate the specific requirements of Applicable Laws, customs and procedures regarding (i) eligibility to participate, (ii) the definition of Compensation, (iii) the dates and duration of Offering Periods or other periods during which Participants may make Contributions towards the purchase of shares of Stock, (iv) the method of determining the Option Price and the discount from Fair Market Value at which shares of Stock may be purchased, (v) any minimum or maximum amount of Contributions a Participant may make in an Offering Period or other specified period under any applicable Sub-Plan, (vi) the handling of payroll deductions, (vii) establishment of bank, building society or trust accounts to hold Contributions, (viii) payment of interest, (ix) conversion of local currency, (x) obligations to pay payroll tax, (xi) determination of beneficiary designation requirements, (xii) withholding procedures and (xiii) handling of share issuances.

(d)    Compensation; Professional Assistance; Good Faith Actions. All expenses and liabilities incurred by members of the Committee in connection with the administration of the Plan shall be borne by the Company. The Committee may employ attorneys, consultants, accountants, appraisers, brokers or other persons. The Committee, the Company and its officers and directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon all Participants, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the Options, and all members of the Committee shall be fully protected by the Company in respect to any such action, determination, or interpretation.

(e)    Delegation of Authority. To the extent not prohibited by Applicable Law, the Committee may, from time to time, delegate some or all of its authority under the Plan to a subcommittee or subcommittees of the Committee, officers of the Company or other persons or groups of persons as it deems necessary, appropriate or advisable under conditions or limitations that it may set at or after the time of the delegation. For purposes of the Plan, reference to the Committee will be deemed to refer to any subcommittee, subcommittees, officers of the Company or other persons or groups of persons to whom the Committee delegates authority pursuant to this Section 12(e).

13.    Designation of Subsidiary Corporations.

The Board or the Committee shall designate from among the Subsidiary Corporations, as determined from time to time, the Subsidiary Corporation or Subsidiary Corporations whose Employees shall be eligible to be granted Options in either a Section 423 Offering or Non-423 Offering under the Plan. The Board or the Committee may designate a Subsidiary Corporation, or terminate the designation of a Subsidiary Corporation, without the approval of the stockholders of the Company. The Board or the Committee may also terminate participation of an Affiliate in the Plan, provided, however, that if such termination of an Affiliate would cause the Plan or an Offering made under the Plan to violate Section 423 of the Code, the termination may be made only if the Affiliate participates in a Non-423 Offering under the Plan.

14.    No Rights as an Employee.

Nothing in the Plan shall be construed to give any person (including any Participant) the right to remain in the employ of the Company, a Parent Corporation, a Subsidiary Corporation or an Affiliate or to affect the right of the Company, any Parent Corporation, any Subsidiary Corporation or any Affiliate to terminate the employment of any person (including any Participant) at any time, with or without cause, which right is expressly reserved.

15.    Term; Approval by Stockholders.

Subject to approval by the stockholders of the Company in accordance with this Section, the Plan shall be in effect until November 15, 2028, unless sooner terminated in accordance with Section 11. No Option may be granted during any period of suspension of the Plan or after termination of the Plan. The Plan shall be submitted for the approval of the Company’s stockholders within twelve months after the date of the adoption of the Plan by the Board. Options may be granted before such stockholder approval; provided, however, that such Options shall not be exercisable before the time when the Plan is approved by the Company’s stockholders; and, provided, further, that if such approval has not been obtained by the end of said 12-month period, all Options previously granted under the Plan shall thereupon terminate without being exercised.

16.    Effect upon Other Plans.

The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company, any Parent Corporation, any Subsidiary Corporation or any Affiliate. Nothing in this Plan shall be construed to limit the right of the Company, any Parent Corporation, any Subsidiary Corporation or any Affiliate to: (a) establish any other forms of incentives or compensation for employees of the Company, any Parent Corporation, any Subsidiary Corporation or any Affiliate, or (b) grant or assume options otherwise than under the Plan in connection with any proper corporate purpose, including, but not by way of limitation, the grant or assumption of options in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, firm or association.

17.    Conditions to Issuance of Stock Certificates.

The Company shall not be required to issue or deliver any certificate or certificates for shares of Stock purchased upon the exercise of Options before fulfillment of all the following conditions:

(a)    The admission of such shares to listing on all stock exchanges, if any, on which is then listed; and

(b)    The completion of any registration or other qualification of such shares under any state or federal law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, which the Committee shall, in its absolute discretion, deem necessary or advisable; and

(c)    The obtaining of any approval or other clearance from any state or federal governmental agency which the Committee shall, in its absolute discretion, determine to be necessary or advisable; and

(d)    The payment to the Company of all Tax-Related Items which it is required to withhold under Applicable Law in relation to the Participant’s participation in the Plan; and

(e)    The lapse of such reasonable period of time following the exercise of the Option as the Committee may from time to time establish for reasons of administrative convenience.

18.    Notification of Disposition.

Each Participant who is subject to taxation in the United States shall give prompt notice to the Company of any disposition or other transfer of any shares of Stock purchased upon exercise of an Option if such disposition or transfer is made: (a) within two years from the Date of Grant of the Option, or (b) within one year after the transfer of such shares of Stock to such Participant upon exercise of such Option. Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by the Participant in such disposition or other transfer.

19.    Notices.

Any notice to be given under the terms of the Plan to the Company shall be addressed to the Company in care of its Secretary and any notice to be given to any Participant shall be addressed to such Participant at such Participant’s last address as reflected in the Company’s records. By a notice given pursuant to this Section, either party may designate a different address for notices to be given to it, him or her. Any notice which is required to be given to a Participant shall, if the Participant is then deceased, be given to the Participant’s personal representative if such representative has previously informed the Company of his status and address by written notice under this Section. Any notice shall have been deemed duly given if provided through an electronic means such as email or facsimile or if enclosed in a properly sealed envelope or wrapper addressed as aforesaid at the time it is deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.

20.    Additional Restrictions of Rule 16b-3.

The terms and conditions of options granted hereunder to, and the purchase of shares by, persons subject to Section 16 of the Exchange Act will comply with the applicable provisions of Rule 16b-3. This Plan will be deemed to contain, and such options will contain, and the shares issued upon exercise thereof will be subject to, such additional conditions and restrictions as may be required by Rule 16b-3 to qualify for the maximum exemption from Section 16 of the Exchange Act with respect to Plan transactions.

21.    Equal Rights and Privileges.

All Eligible Employees of the Company (or of any Designated Subsidiary) will have equal rights and privileges with respect to each Section 423 Offering under this Plan to the extent required under Section 423 of the Code or applicable Treasury regulations thereunder so that this Plan qualifies as an “employee stock purchase plan” within the meaning of Section 423 of the Code or applicable Treasury Regulations thereunder. With the exception of terms relating to Non-423 Offerings, any provision of this Plan that is inconsistent with Section 423 or applicable Treasury Regulations will, without further act or amendment by the Company or the Board, be reformed to comply with the equal rights and privileges requirement of Section 423 or applicable Treasury Regulations.

22.    Electronic Forms.

To the extent permitted by applicable state law and in the discretion of the Committee, an Eligible Employee may submit any form or notice as set forth herein by means of an electronic form approved by the Committee (“Electronic Form”). Before the commencement of an Offering Period, the Committee shall prescribe the time limits within which any such Electronic Form shall be submitted to the Committee with respect to such Offering Period in order to be a valid election.

23.    Taxes.

At any time a Participant incurs a taxable event as a result of his participation in the Plan, a Participant must make adequate provision for any Tax-Related Items. Participants are solely responsible and liable for the satisfaction of all Tax-Related Items, and the Company shall not have any obligation to indemnify or otherwise hold any Participant harmless from any or all of such Tax-Related Items. The Company shall have no responsibility to take or refrain from taking any actions in order to achieve a certain tax result for a Participant or any other person.

In their sole discretion, the Company or, as applicable, the Designated Subsidiary that employs the Participant may, unless the Committee determines otherwise, satisfy their obligations to withhold Tax-Related Items by (a) withholding from the Participant’s compensation or other wages, (b) withholding a sufficient whole number of shares of Stock issued following exercise having an aggregate value sufficient to pay the Tax-Related Items, (c) withholding from proceeds from the sale of shares of Stock issued upon exercise, either through a voluntary sale or a mandatory sale arranged by the Company, or (d) any other method deemed acceptable by the Committee.

24.    Section 409A of the Code; Tax Qualification.

Options to purchase shares of Stock granted under a Non-423 Offering may be subject to Section 409A of the Code and Section 457A of the Code. In furtherance of the foregoing and notwithstanding any provision in the Plan to the contrary, if the Committee determines that an Option granted under the Plan may be subject to Section 409A of the Code or Section 457A of the Code or that any provision in the Plan would cause an Option under the Plan to be subject to Section 409A of the Code or Section 457A of the Code, the Committee may amend the terms of the Plan and/or of an outstanding Option granted under the Plan, or take such other action the Committee determines is necessary or appropriate, in each case, without the Participant’s consent, to exempt any outstanding Option or future Option that may be granted under the Plan from or to allow any such Options to comply with Section 409A of the Code or Section 457A of the Code, but only to the extent any such amendments or action by the Committee would not violate Section 409A of the Code or Section 457A of the Code. Notwithstanding the foregoing, the Company shall not have any obligation to indemnify or otherwise protect the Participant from any obligation to pay any taxes, interest or penalties pursuant to Section 409A of the Code or Section 457A of the Code. The Company makes no representation that the Option to purchase shares of Stock under the Plan is compliant with Section 409A of the Code or Section 457A of the Code.

25.    Governing Law; Venue.

Except to the extent that provisions of the Plan are governed by applicable provisions of the Code or any other substantive provision of United States federal law, the Plan shall be construed in accordance with the laws of the State of Delaware, without giving effect to the conflict of laws principles thereof. Any legal action related to the Plan, the Options granted under the Plan or any enrollment form or other instrument or agreement relating to the Plan shall be brought only in a United States federal or state court located in State of California, County of San Diego.

26.    Severability.

If any provision of the Plan is or becomes or is deemed to be invalid, illegal, or unenforceable for any reason in any jurisdiction or as to any Participant, such invalidity, illegality or unenforceability will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as to such jurisdiction or Participant as if the invalid, illegal or unenforceable provision had not been included.

27.    Headings.

Headings are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Plan.

APPENDIX C

August 2018 Amendment to

the ResMed Inc. 2009 Employee Stock Purchase Plan

ResMed Inc., a Delaware corporation, maintains the ResMed Inc. 2009 Employee Stock Purchase Plan, adopted by the board of directors on September 30, 2009, approved by the Company stockholders on November 18, 2009; and most recently amended and restated in an administrative manner, effective on each of August 17, 2017 and August 17, 2018 (the “ESPP”).

The purposes of this Amendment are to:

•	Increase the number of shares of our common stock available for future awards under the ESPP by 2,000,000 shares;

•	Adjust the term of the ESPP so that the ESPP will remain in effect until November 15, 2028 (previously September 29, 2019); and

•	Rename the ESPP the “ResMed Inc. 2018 Employee Stock Purchase Plan.”

The changes set forth in this Amendment shall apply to any sub-plan of the ESPP.

A. Increase shares. Section 2 “Stock Subject to the Plan,” is replaced in its entirety by the section below:

2.    Stock Subject to the Plan.

Subject to the provisions of Section 9 hereof (relating to adjustments upon changes in the Stock) and Section 11 hereof (relating to amendments of the Plan), the Stock that may be sold pursuant to Options granted under the Plan shall not exceed in the aggregate 6,200,000 shares of Stock.2 The shares of Stock sold pursuant to Options granted under the Plan may be unissued shares or treasury shares of Stock, or shares reacquired in private transactions or open market purchases. If and to the extent that any right to purchase reserved shares shall not be exercised by any Participant for any reason, or if such right to purchase shall terminate as provided herein, shares that have not been so purchased hereunder shall again become available for the purposes of this Plan, unless this Plan shall have been terminated, but all shares sold under this Plan, regardless of source, shall be counted against the limitation set forth above.

2 The Plan was initially approved with an aggregate of 3,250,000 shares of Stock that were issuable under the Plan, which number of shares was subsequently adjusted to 6,500,000 shares due to a September 2005 stock split. In September 2007, the Board approved a reduction in the number of shares of Stock issuable under the Plan, from 6,500,000 to 500,000. An amendment to the Plan dated September 30, 2009 increased the number of shares by 600,000, for a total of 1,100,000. That total number of shares was adjusted to 2,200,000 due to an October 2012 stock split. An August 2012 amendment increased the number of shares by 2,000,000, to a total of 4,200,000. On August 17, 2018, the Board amended the Plan to increase the number of shares of Stock issuable under the Plan by 2,000,000, to a total of 6,200,000, subject to stockholder approval.

B. Adjust Term. Section 15 “Term; Approval by Stockholders,” is replaced in its entirety by the section below:

15. Term; Approval by Stockholders.

Subject to approval by the stockholders of the Company in accordance with this Section, the Plan shall be in effect until November 15, 2028, unless sooner terminated in accordance with Section 11. No Option may be granted during any period of suspension of the Plan or after termination of the Plan. The Plan shall be submitted for the approval of the Company’s stockholders within twelve months after the date of the adoption of the Plan by the Board. Options may be granted before such stockholder approval; provided, however, that such Options shall not be exercisable before the time when the Plan is approved by the Company’s stockholders; and, provided, further, that if such approval has not been obtained by the end of said 12-month period, all Options previously granted under the Plan shall thereupon terminate without being exercised.

C. Rename Plan. The ESPP will be renamed “the ResMed Inc. 2018 Employee Stock Purchase Plan.” This name will be substituted for “the ResMed Inc. 2009 Employee Stock Purchase Plan” in the introductory paragraph; section 1. (y) “Definitions… “Plan;”” and all other applicable references.

D. No other changes. Except as set forth in this Amendment, all other Articles, Sections, terms and conditions of the ESPP shall remain unchanged and in full force and effect.

E. Restatement. After stockholder approval, this Amendment will be incorporated into the ESPP and the ESPP will be restated in full.

* * * * *

I certify that the ResMed Inc. board of directors adopted the amendment above on August 17, 2018.

David Pendarvis, secretary

* * * * *

I certify that the ResMed Inc. stockholders approved the amendment above on November             , 2018.

Executed on this      day of November, 2018.

David Pendarvis, secretary

RESMED INC. 9001 SPECTRUM CENTER BLVD. SAN DIEGO, CA 92123 ATTN: AMY WAKEHAM

VOTE BY INTERNET - www.proxyvote.com

Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. US Eastern Time November 14, 2018. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. For your vote to be effective, it must be received on or before November 14, 2018.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. US Eastern Time November 14, 2018. Have your proxy card in hand when you call and then follow the instructions.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards and annual reports electronically via e-mail or the internet. To sign up for electronic delivery, please follow the instructions above to vote using the internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M63130-P43056	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

RESMED INC.

The Board of Directors recommends you vote FOR the following proposals: Vote on Directors Election of three directors, each to serve until our 2021 annual meeting.

Nominees:	For	Against	Abstain

1a. Peter Farrell	☐	☐	☐

1b. Harjit Gill	☐	☐	☐

1c. Ron Taylor	☐	☐	☐

Vote on Proposals	For	Against	Abstain

2. Ratify our appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2019.	☐	☐	☐

3.  Approve an amendment to the ResMed Inc. 2009 Employee Stock Purchase Plan, which increases the number of shares authorized for issue under the plan by 2.0 million shares, from 4.2 million shares to 6.2 million shares and extends the term of the plan through November 15, 2028.

	☐	☐	☐

4. Approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed in this proxy statement.	☐	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

RESMED

ANNUAL MEETING OF STOCKHOLDERS

Date:	Thursday, November 15, 2018, at 10:00 a.m. Australian Eastern Time
Wednesday, November 14, 2018, at 3:00 p.m. US Pacific Time

Location:	ResMed’s Australian corporate office
1 Elizabeth Macarthur Drive Bella Vista, New South Wales 2153, Australia

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

M63131-P43056

ResMed Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints David Pendarvis and Brett Sandercock as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of common stock of ResMed Inc. held of record by the undersigned on September 17, 2018, as of 4:00 p.m. (US Eastern Time) at the Annual Meeting of Stockholders to be held on Thursday, November 15, 2018, at 10:00 a.m. Australian Eastern Time (Wednesday, November 14, 2018, at 3:00 p.m. US Pacific Time) in ResMed’s Australian corporate office, 1 Elizabeth Macarthur Drive, Bella Vista, New South Wales 2153, Australia, or any adjournment or postponement of the meeting.

If no choice is specified, the proxy will be voted “FOR” the nominees in Item 1, and “FOR” Items 2, 3, and 4.

(See reverse for voting instructions)